UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12

Navarre Corporation

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.
☑     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, no par value

(2)	Aggregate number of securities to which transaction applies:
Up to 20,428,519 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$1.4624

(4)	Proposed maximum aggregate value of transaction:
$29,874,666

(5)	Total fee paid:
$3,423.64

☐     Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 8, 2012

Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation (the “Company” or "Navarre") will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., Central Standard Time, on Thursday, November 8, 2012
PLACE	Navarre Corporation Headquarters 7400 49th Avenue North Minneapolis, Minnesota 55428
ITEMS OF BUSINESS	1. To elect the three (3) nominees for the Board of Directors named in the attached Proxy Statement for the terms described;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year;
3. To conduct an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2012 as disclosed in the accompanying Proxy Statement (“Say on Pay”);

4. To consent to the issuance of up to 20,428,519 shares of Company Common Stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market;

5. To adjourn the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of our Common Stock; and

6. To transact such other business as may properly come before the meeting or any adjournments thereof.
ADJOURNMENTS AND POSTPONEMENTS
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

ANNUAL REPORT	Our 2012 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.
RECORD DATE	You can vote if you were a shareholder of record at the close of business on Monday, September 24, 2012.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held November 8, 2012
The following materials, also included with this Notice, are available for view on the Internet:
• Proxy Statement for the Annual Meeting of Shareholders
• Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2012
To view the Proxy Statement or Annual Report to Stockholders, visit: http://www.navarre.com/Investors/

Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

-s-  Ryan F. Urness
Ryan F. Urness
Secretary and General Counsel
________ ___, 2012

TABLE OF CONTENTS

Information about this Proxy Solicitation and Voting	1
Summary of Proposal No. 4 in Connection with SpeedFC Merger	2
Information Regarding the Annual Meeting	5
Proposal No. 1 — To Elect the Three Named Nominees as Directors	6
Proposal No. 2 — To Ratify the Appointment of Grant Thornton LLP	7
Proposal No. 3 — To Conduct Say on Pay Advisory Vote	7
Proposal No. 4 — To Consent to the Issuance of Up to 20,428,519 Shares of Company Common Stock in Connection with the SpeedFC Merger and in Accordance with the Rules and Regulations of the NASDAQ Stock Market	8
Proposal No. 5 — To Adjourn the Annual Meeting for the Solicitation of Additional Proxies in the Event of Insufficient Votes	11
Risk Factors	13
Description of the SpeedFC Merger	19
Unaudited Pro Forma Condensed Combined Financial Statements	34
Selected Financial Data of SpeedFC	44
SpeedFC Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
Comparative Per Share Data	51
Information Concerning Directors and Nominees	52
Board of Directors, Committees and Corporate Governance	54
Compensation of Directors	58
Report of the Audit Committee	59
Audit and Non-Audit Fees	60
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors	61
Security Ownership of Certain Beneficial Owners and Management	61
Executive Compensation	64
Compensation Discussion and Analysis	64
Risk Assessment of Our Compensation Polices and Practices	74
Compensation Committee Report	75
Compensation Committee Interlocks and Insider Participation	76
Executive Compensation Tables	76
Executive Severance and Change In Control Agreements	80
Potential Payments Upon Termination	84
Section 16(a) Beneficial Ownership Reporting Compliance	85
Shareholder Proposals for the 2013 Annual Meeting	85
Where You Can Find More Information	85
Other Business	86
Appendices
Appendix A: SpeedFC, Inc. and Subsidiary Consolidated Financial Statements
Appendix B: SpeedFC, Inc. and Subsidiary Consolidated Interim Financial Statements
Appendix C: Roth Capital Partners, LLC Fairness Opinion

Your Vote is Important

  We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return a completed proxy card as promptly as possible. A postage-prepaid envelope is enclosed for your convenience if you are receiving a physical copy of this Proxy Statement and proxy card. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

NAVARRE CORPORATION
7400 49th Avenue North
Minneapolis, Minnesota 55428
(763) 535-8333
________________

PROXY STATEMENT
Annual Meeting of Shareholders
To be held November 8, 2012
________________

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING

We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, Minneapolis, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to, and do not, incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2012 (“FY2012”).

Proxy Statement and Solicitation of Votes

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Thursday, November 8, 2012 at 3:00 p.m., Central Standard Time, at our corporate headquarters, 7400 49th Avenue North, Minneapolis, Minnesota 55428, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about ________ __, 2012.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. Our directors, officers and employees may also solicit proxies by personal contact, telephone and otherwise, but they will not receive any additional compensation for those services.

At the Annual Meeting, you will be asked to consider and vote upon: (1) a proposal to elect the three (3) nominees for the Board of Directors; (2) a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year; (3) an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2012; (4) a proposal to consent to the issuance of up to 20,428,519 shares of Company Common Stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market, (5) to adjourn the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of our Common Stock, and, (6) to transact such other business as may properly come before the meeting or any adjournments thereof.

This Proxy Statement provides you with detailed information about us, SpeedFC and the proposed issuance of shares of our Common Stock in connection with a proposed merger with SpeedFC, Inc. You may obtain additional information about us from documents that we have filed with the Securities and Exchange Commission as described under “Where You Can Find More Information” beginning on page 85 of this Proxy Statement. We strongly encourage you to carefully read this Proxy Statement, including its appendices and the information incorporated by reference into this Proxy Statement. Before deciding how to vote on the proposal to authorize the issuance of shares of our Common Stock in connection with the SpeedFC Merger, you should also consider the information contained in the section entitled “Risk Factors” beginning on page 13 of this Proxy Statement.  What follows is a Summary of Proposal No. 4.

SUMMARY OF PROPOSAL NO. 4
IN CONNECTION WITH THE
SPEEDFC MERGER

This summary highlights some of the material terms of Proposal No. 4 that you will be voting on at the Annual Meeting. The Proposal is being made in connection with our proposed acquisition, which we refer to as the “SpeedFC Merger,” which will be accomplished through a merger of SpeedFC, Inc., a Delaware corporation, with and into SFC Acquisition Co., Inc., a Minnesota corporation and a wholly-owned subsidiary of the Company (“Merger Sub,” and post-closing, “Surviving Corporation”). SpeedFC, Inc. and its wholly-owned subsidiary, SpeedFC, S. de R.L. de C.V., are collectively referred to herein as “SpeedFC.”

Proposal No. 4 seeks shareholder approval under the rules of NASDAQ for the issuance of Company Common Stock in the proposed merger principally because the amount to be issued exceeds 20% of our outstanding shares. This vote is a required condition to close the SpeedFC Merger. Minnesota law permits the SpeedFC Merger to occur without seeking shareholder approval. However, because the share consideration is comprised of equity which, under NASDAQ rules, may not be issued without shareholder approval if we desire to retain our NASDAQ listing, and because it is a closing condition, the consummation of the SpeedFC Merger is dependent on the outcome of the shareholder vote with respect to Proposal No. 4. As such, an understanding of the SpeedFC Merger is necessary in order to make an informed voting decision with respect to Proposal No. 4 and a summary of the material terms of the SpeedFC Merger is provided below.

To better understand Proposal No. 4, the SpeedFC Merger, you should carefully read this entire document, including its appendices and the documents we incorporate by reference, including, without limitation, the actual merger agreement. Please see “Where You Can Find More Information” beginning on page 85 of this Proxy Statement. What follows is a summary of complex transactions.  To the extent that there are any inconsistencies between the summary description and the agreements that are described, the text of the respective agreement controls.

Why is the Board of Directors recommending a vote “FOR” Proposal No. 4?

The Navarre Board of Directors ("Board of Directors" or "Board") believes that the acquisition of SpeedFC will expand Navarre’s e-commerce capabilities in a market it has been targeting, and one it believes is rapidly growing. More specifically, the Board believes the SpeedFC Merger would result in a combined company with a strong position founded on a significantly broader scope and scale of operations that create a unique multi-channel fulfillment platform for retailers and manufacturers. The Board believes this combination of robust front-end e-commerce platform technology, highly-capable systems to efficiently fulfill and deliver e-commerce customer orders, and distribution integration with highly-sophisticated retailers is unique and anticipates it will provide significant opportunities for Navarre to cross-sell its services to distribution vendors and customers, and e-commerce clients. Please see “Description of SpeedFC Merger – Reasons for the SpeedFC Merger” starting on page 20 for a more detailed description.

What kind of business is SpeedFC?

Since SpeedFC’s founding in 2000, SpeedFC has been a leading provider of flexible end-to-end e-commerce services to retailers and manufacturers. SpeedFC is an outsourcing provider of third-party e-commerce fee-based services. Its services include SaaS web platform development and hosting, fulfillment, order management and call center capabilities which provide customers with easy to implement, cost-effective, transaction-based services and information management tools. SpeedFC has fulfillment centers located in Texas and Ohio, information technology development offices in Texas and Mexico and operates call centers in Texas, Ohio and Mexico. Please see “Description of SpeedFC Merger—Parties to the SpeedFC Merger” starting on page 33 for a more detailed description.

What is the SpeedFC Merger?

Pursuant to the Agreement and Plan of Merger dated as of September 27, 2012 by and among the Company, Merger Sub, SpeedFC, existing stockholders and optionholders of SpeedFC (together referred to herein as the “SFC Equityholders”), and Jeffrey B. Zisk, the current Chief Executive Officer of SpeedFC (in the capacity as SFC Equityholders’ representative) (the "Merger Agreement"), we intend to acquire SpeedFC through a merger of SpeedFC with and into Merger Sub, with Merger Sub being the Surviving Corporation. Please see “Description of SpeedFC Merger—Parties to the SpeedFC Merger” starting on page 19 for a more detailed description.

In exchange for all of the SFC Equityholders’ equity interests in SpeedFC, the Merger Agreement provides that the Company will provide initial consideration of $50.0 million in cash and shares of Navarre Common Stock, with up to $10.0 million cash and 3,333,333 shares of Common Stock as additional contingent payment available as described below. The aggregate purchase price for the SpeedFC Merger is comprised of initial and contingent payments of cash and equity to the SFC Equityholders proportionate to their ownership in SpeedFC, as adjusted pursuant to the terms of the Merger Agreement.

The initial consideration is comprised of: (i) $25.0 million to be paid in cash at closing (less certain escrow and holdback amounts, and subject to certain net working capital and post-closing adjustments); and (ii) $25.0 million worth of shares of Navarre Common Stock, or 17,095,186 shares, to be issued at closing. The contingent consideration is subject to the achievement of certain financial performance metrics by SpeedFC (together with its subsidiary and Merger Sub) in the 2012 calendar year, which, if met, would require: (i) the payment of up to an additional $10.0 million in cash consideration (the “Contingent Cash Payment”) and (ii) the issuance of 3,333,333 shares of our Common Stock to the SFC Equityholders  (“Contingent Equity Payment”). Please see “Description of SpeedFC Merger - Consideration” starting on page 19 for a more detailed description.

Why is the SpeedFC Merger discussed in this Proxy Statement?

We are including a discussion of the material terms of the SpeedFC Merger and the business and operations of SpeedFC, including its financial statements, because the potential issuance of our securities to the SFC Equityholders requires the approval of our shareholders under NASDAQ Listing Rules. Additionally, obtaining the required shareholder approval is a closing condition.

While you are not voting to approve the SpeedFC Merger itself, you are voting to approve share issuances that are integral to the consummation of the SpeedFC Merger. As such, your vote will directly impact whether the SpeedFC Merger occurs. If we do not receive the required shareholder approval of Proposal No. 4, the SpeedFC Merger will not occur.

Do our shareholders have appraisal rights with respect to the SpeedFC Merger?

Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Annual Meeting.

Why is shareholder approval not required in order to complete the SpeedFC Merger?

Under Minnesota law, shareholder approval is not required in order to approve the SpeedFC Merger; however, NASDAQ Listing Rules require shareholder approval for the share issuances that form a significant portion of the initial and contingent consideration of the SpeedFC Merger. Under the terms of the Merger Agreement, and among other closing conditions, the shareholder approval related to the NASDAQ rules must be obtained before the closing of the SpeedFC Merger can occur. Therefore, our shareholders will, in effect, be able to vote on the SpeedFC Merger by voting to allow or disallow the share issuances.

What are shareholders required to approve under the NASDAQ rules?

Rule 5635 of the NASDAQ Listing Rules sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (i) certain acquisitions of the stock or assets of another company, (ii) equity-based compensation of officers, directors, employees or consultants, (iii) a change of control, and (iv) certain private placements.

Proposal No. 4 is a proposal to authorize the issuance of up to 20,428,519 shares of our Common Stock in connection with our proposed acquisition of SpeedFC, Inc. (“SpeedFC”) by means of a merger of SpeedFC with and into a new wholly-owned subsidiary of our company. We are seeking shareholder approval of the issuance of shares of our Common Stock in connection with the proposed SpeedFC Merger to satisfy NASDAQ Listing Rule 5635, which sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (a) the acquisition of the stock or assets of another company, (b) a change of control, (c) equity-based compensation of officers, directors, employees or consultants, and (d) private placements. The issuance of the securities under Proposal No. 4 implicates, or may be deemed to implicate, each of these provisions of Rule 5635. Therefore, we are seeking shareholder approval of all aspects of the SpeedFC Merger and the related transactions to the extent necessary under any provision of Rule 5635.

For reasons discussed in detail under Proposal No. 4 below, the issuance of our Common Stock in connection with the SpeedFC Merger potentially implicates the required approval events set forth in Rule 5635. Therefore, we are seeking shareholder approval of the SpeedFC Merger to the extent necessary under any sub-paragraph of Rule 5635. Please see “Proposal No. 4” starting on page 8 for a more detailed description of the required approvals.

What effects will the potential issuance of Common Stock as consideration for the SpeedFC Merger have on existing shareholders?

If the issuances of Common Stock as consideration for the SpeedFC Merger are approved, we will issue a substantial number of shares of our Common Stock and the shares may be issued at a per share price below the market price of our Common Stock on the date of such issuance. The Common Stock issuable to the SFC Equityholders could have a depressive effect on the market price of our Common Stock by increasing the number of shares of Common Stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of our Common Stock.

As a result of shareholder approval of the potential issuances of Common Stock described above, the number of shares of outstanding Common Stock will increase significantly and the ownership interests and proportionate voting power of existing shareholders will be significantly diluted.

In addition, if the SpeedFC Merger is consummated, the SFC Equityholders will own Common Stock of the Company that, as of September 24, 2012 and assuming contingent consideration is earned, has approximately 35.5% of the voting power of our outstanding stock that is entitled to vote generally in the election of directors.  In particular, Mr. Zisk will beneficially own capital stock of the Company that has approximately 21.1% of the voting power of our outstanding stock as of September 24, 2012 and assuming contingent consideration is earned.  Accordingly, if the SpeedFC Merger is consummated, the SFC Equityholders, and Mr. Zisk in particular, who will then also be a Director of the Company and the president of the subsidiary Surviving Corporation, will have significant voting power with respect to shares of the Company and will be able to exert substantial influence over our business and affairs. Please see “Risk Factors” starting on page 13.

What is the Financing and why is it discussed in this Proxy Statement?

One of the closing conditions under the Merger Agreement is that the Company secure satisfactory financing to support its payment of the cash consideration (“Financing”). The Company estimates that total funds of approximately $25.0 million plus up to $10.0 million in contingent payments will be needed to complete the SpeedFC Merger.  The Company believes this amount may ultimately be provided through a combination of sources, including, but not limited to, new subordinated, secured debt financing, the use of the Company’s current credit facility or other sources. If the Company is unable to secure financing on terms satisfactory to it, the SpeedFC Merger will not occur. Please see “Description of SpeedFC Merger – Financing” starting on page 21 for additional information.

What is the Fairness Opinion and why is it discussed in this Proxy Statement?

The Company engaged Roth Capital Partners, LLC (which is referred to in this Proxy Statement as Roth) to act as one of its financial advisors in connection with the SpeedFC Merger.  On September 27, 2012, Roth  rendered its oral opinion to Navarre’s Board.  This opinion was confirmed in writing by delivery of Roth’s written opinion dated September 27, 2012, to the effect that, as of the date of and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, the consideration to be paid by Navarre pursuant to the Merger Agreement is fair, from a financial point of view, to Navarre.

Roth’s opinion is directed to the Navarre Board and addresses only the fairness to Navarre, from a financial point of view, of the consideration to be paid by Navarre pursuant to the Merger Agreement. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Navarre Common Stock as to how such shareholder should vote or act on any matter with respect to the SpeedFC Merger.

The full text of the written opinion of Roth is attached to this Proxy Statement as Appendix C.  Navarre encourages you to read Roth’s opinion carefully and in its entirety.

Please see “Description of SpeedFC Merger – Opinion of Financial Advisor” starting on page 23 for a more detailed description.

Information Regarding the Annual Meeting

Voting Shares; Record Date

Only shareholders of record as of the close of business on Monday, September 24, 2012 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 37,193,454 shares of Common Stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive a proxy card from the Company. However, if your share ownership is beneficial, your broker, bank, and/or other institution will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker or other institutional holder, your shares will not be voted on any proposal on which your broker or other institutional holder does not have discretionary authority to vote, including the vote to elect directors and the advisory votes on Say on Pay and frequency of future Say on Pay votes. If your broker or other institutional holder lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a “broker non-vote” on that item.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013; “FOR” the compensation of the named executive officers as disclosed in this Proxy Statement; “FOR” consenting to the issuance of up to 20,428,519 shares of Company Common Stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market, and “FOR” adjourning the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of our Common Stock. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

How Votes Are Counted

Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting (at least 18,596,728 shares), must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted as shares present for determining the presence or absence of a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome for the same reason.

With respect to all other non-advisory matters you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” are considered shares entitled to vote on the particular matter and will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

Advisory matters shall be decided by a plurality of the voting power participating in such vote, with abstentions and broker non-votes being disregarded in the tabulation of such votes.

Votes Required

The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. Plurality means that, if shareholders will be electing three directors, then the three nominees receiving the most affirmative votes will be elected.

The approval of all other non-advisory matters, including Proposal No. 4 which contemplates the issuance of securities in connection with a potential merger, requires the affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting. A large number of broker non-votes may result in the inability to attain the required minimum affirmative vote.

With respect to the advisory vote on Say on Pay, the Company will consider that our shareholders approve of the compensation for the named executive officers as disclosed in this Proxy Statement if there are more “FOR” votes than “AGAINST” votes.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Three Nominees as Directors

Our Amended and Restated Articles of Incorporation, approved by the shareholders on September 15, 2005, provide that the Board must consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of eight directors, and the Board has determined that, as of the date of the Annual Meeting, the Board will be reduced to seven directors.  However, if Proposal No. 4 is approved and the SpeedFC Merger closes (which would occur after the Annual Meeting), the Board has authorized increasing the Board by two seats to nine directors, and intends to fill the vacancies as further described in “SpeedFC Merger and Related Financing - Appointment of Directors, Employment Agreement.” For purposes of the Annual Meeting and Proposal No. 1, shareholders are only being asked to consider the three nominees identified below.  The Amended and Restated Articles of Incorporation also provide that the Board of Directors is divided into three staggered classes of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term.

At the Annual Meeting, the terms of four directors assigned to the first class (“Class I”) are expiring. They are David F. Dalvey, Frederick C. Green IV, Bradley J. Shisler and Richard S Willis. Mr. Dalvey has indicated his desire to resign and not stand for re-election. The Board has therefore determined, upon the recommendation of the Governance and Nominating Committee, that, as of the date of the Annual Meeting, Class I will consist of two directors and nominated Directors Shisler and Willis to be re-elected at the Annual Meeting. If so elected, they will hold office for a three-year term expiring at the annual meeting of shareholders held in 2015, subject to prior retirement, resignation, death or removal from office or until their successors are elected.  In addition, the Board determined that the third class of Directors, (“Class III”), currently existing of Director Iverson only, will, as of the Annual Meeting, consist of two directors and has nominated Director Green to be re-elected at the Annual Meeting. If so elected, he will hold office for a two-year term expiring at the annual meeting of shareholders held in 2014, subject to prior retirement, resignation, death or removal from office.

All other directors will continue in office following this Annual Meeting. Directors Benson, Gentz and Weyl are assigned to the second class (“Class II”) with their term expiring at the annual meeting of shareholders to be held in 2013 or until their successors are elected, and Director Iverson will continue as a director assigned to Class III, with her term expiring at the annual meeting of shareholders to be held in 2014 or until her successor is elected.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named as proxies in the proxy card will vote for any substitute nominee proposed by the Board of Directors.

Please see the section entitled “Information Concerning Directors and Nominees” for the nominees’ and continuing directors’ biographical information.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2—Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 (“FY2013”). Although shareholder ratification of this appointment is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the appointment, although it will not be required to select a different independent registered public accounting firm for the Company for FY2013.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP.

PROPOSAL NO. 3— Approval on an advisory basis of the compensation paid to the Named Executive Officers for FY2012 as disclosed in this Proxy Statement (“Say on Pay”)

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for FY2012 as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the “Executive Compensation” sections of this Proxy Statement including the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures. These sections describe our compensation philosophy, objectives, plans and goals and the compensation practices and decisions that were applicable in FY2012.

Our executive compensation program is a simple and straightforward combination of base salary, annual cash incentive opportunity, long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan, and benefits generally available to the Company’s other employees. It is competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment and retention of the strong leadership necessary to grow our business and drive financial results.

Our pay-for-performance philosophy is reflected in the annual cash incentive opportunity and long-term incentive components of our compensation program, and in FY2012:

•	The named executive officers did not receive annual incentive payments reflecting the Company’s FY2012 financial performance; and
•
The named executive officers received appropriate stock option and restricted stock awards to align the interests of the executive officers with the interests of our shareholders and encourage long-term value creation.

The compensation of our named executive officers was structured to embody the following best practices:

•	Compensation committee and compensation consultant independence;
•	Regular assessment of compensation risks;
•	An expectation that executive officers maintain certain stock ownership levels;
•	A policy that prohibits executive officers from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock;
•	No IRC Section 280G tax gross-ups;
•	No supplemental retirement plans; and
•	Minimal executive perquisites.

Because the Say on Pay vote is advisory, it will not affect any compensation already paid or awarded to any named executive officer, nor will it be binding on the Company, the Board or the Compensation Committee. Nonetheless, the Compensation Committee will consider the results of the Say on Pay vote and take the results into account when making future decisions concerning our executive compensation program and the compensation paid to our named executive officers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE APPROVAL OF COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL NO. 4 — Consent to the Issuance of Up to 20,428,519 Shares of Company Common Stock in Connection with the SpeedFC Merger and in Accordance with the Rules and Regulations of the NASDAQ Stock Market

We are seeking approval from our shareholders in order to permit the following issuances and potential issuances of our securities in the proposed merger transaction with SpeedFC in accordance with the rules and regulations of NASDAQ. The proposed transaction is discussed in greater detail below, in the section entitled “Description of SpeedFC Merger,” beginning on page 19, which includes explanation of many capitalized terms not defined immediately below.

Up to 20,428,519 shares of our common stock, in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market. If the SpeedFC Merger is consummated, we would be required to deliver $25.0 million in cash consideration at closing (less certain escrow and holdback amounts, and subject to certain net working capital and post-closing adjustments) to the SFC Equityholders (the “Initial Cash Payment”). We would also be required to deliver at closing $25.0 million worth of our Common Stock to the SFC Equityholders (the “Initial Equity Payment”). In addition, subject to the achievement of certain financial performance metrics by SpeedFC (together with its subsidiary and the Surviving Corporation) in the 2012 calendar year, we may be required to deliver to the SFC Equityholders: (i) up to an additional $10.0 million in cash consideration ( “Contingent Cash Payment”) and (ii) 3,333,333 shares of our Common Stock (“Contingent Equity Payment”).

The Initial Equity Payment and the Contingent Equity Payment, if earned, will be satisfied by the delivery of shares of our Common Stock provided that we obtain shareholder approval to do so (which is the subject of this Proposal No. 4). Our Common Stock will be valued at $1.4624 per share for purposes of determining the number of shares to be delivered in satisfaction of the Initial Equity Payment. Thus, the maximum number of shares of Common Stock that we will be required to issue to satisfy our Initial Equity Payment is 17,095,186 shares. The Contingent Equity Payment will either be earned in full, or will not be paid. As such, the maximum number of shares of Common Stock that we will be required to issue to satisfy the Contingent Equity Payment is 3,333,333 shares. Thus, the maximum number of shares of Common Stock that we could be required to issue to satisfy our both Initial Equity Payment and our Contingent Equity Payment obligations in connection with the SpeedFC Merger is 20,428,519 shares.

The SpeedFC Merger Agreement also provides for the appointment of Jeffrey B. Zisk and M. David Bryant to Navarre’s Board upon the closing of the transaction, and includes providing the same compensation to them as to directors who are similarly situated on Navarre’s Board, which would include equity compensation for Mr. Bryant (due to the employment arrangement described below, Mr. Zisk would be ineligible to receive equity compensation as a director) pursuant to existing Navarre equity compensation plans. The Merger Agreement also provides for Mr. Zisk to enter into a new employment agreement with the Navarre, pursuant to which he would be eligible to receive compensation, including equity compensation, as similarly situated officers of Navarre. The employment agreement does not, however, provide for any equity grants at the time of closing. The SpeedFC Merger, therefore, contemplates the provision of potential equity compensation to Messrs. Zisk and Bryant, but does so in indeterminate amounts. Additionally, any amount provided would be subject to existing equity compensation plans which have, as applicable, been previously approved by Navarre shareholders. As such, while the potential issuances contemplated are of an indeterminate amount, we do not believe additional shareholder approval is required to make such issuances because such issuances will be pursuant to plans that have received prior shareholder approval. However, in an abundance of caution, we are seeking approval of the issuances made to the new director and employee in connection with the SpeedFC Merger. Thus, the share issuances for which we are seeking shareholder approval in connection with the SpeedFC Merger includes the 20,428,519 shares described above and these potential issuances in an undetermined amount (together, the “Share Issuances”).

Necessity for Shareholder Approval

We are subject to the rules and regulations of NASDAQ because our Common Stock is listed on The NASDAQ Global Market. Rule 5635 of NASDAQ Listing Rules sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (a) certain acquisitions of the stock or assets of another company, (b) a change of control, (c) equity-based compensation of officers, directors, employees or consultants, and (d) certain private placements. The securities issuances described above implicate, or may be deemed to implicate, each of these provisions of Rule 5635. Therefore, we are seeking shareholder approval of all aspects of the SpeedFC Merger related transactions to the extent necessary under any provision of Rule 5635.

Rule 5635(a) — Acquisition of Stock or Assets of Another Company

Under Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the stock to be issued will be equal to 20% or more of the shares of Common Stock or 20% or more of the voting power outstanding before the issuance.

The number of shares of our Common Stock potentially issuable in connection with the SpeedFC Merger (assuming that the Contingent Equity Payment is earned, but excluding a number for potential issuances related to equity compensation because such number is undetermined) is 20,428,519 shares, which is 54.9% of the shares of Common Stock outstanding before the issuances and 54.9% of the voting power outstanding before the issuances.

Rule 5635(b) — Change of Control

Under Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company. This rule does not specifically define when a change of control is deemed to occur. However, NASDAQ suggests in its guidance that a change of control would occur, subject to certain exceptions, if after a transaction a person or an entity holds 20% or more of the voting power of our capital stock outstanding before such issuance or sale.

Following the issuance of the securities described above and assuming the contingent consideration is earned, the SFC Equityholders, who previously did not hold any of our voting securities, will hold shares of Common Stock representing approximately 35.5% of the voting power of our outstanding stock that is entitled to vote generally (or approximately 54.9% of the voting power of our capital stock outstanding prior to the issuances).  Additionally, Mr. Zisk, who previously did not hold any of our voting securities, but who beneficially holds approximately 59.4% of the fully diluted voting power of SpeedFC, will, as a result of the SpeedFC Merger, hold shares of Common Stock representing approximately 21.1% of the voting power of our outstanding Common Stock (or approximately 32.7% of the voting power of our Common Stock outstanding prior to the issuances).  Mr. Zisk’s beneficial ownership of SpeedFC includes the securities he owns individually (50.1%) as well as those he is deemed to own beneficially through the ownership of affiliates of his: the Zisk Family Partnership, LP (7.4%) and the Jennifer Kate Partnership, LP (1.9%).

Rule 5635(c) — Equity Compensation

Under Rule 5635(c), subject to certain exceptions, shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants.

While the Merger Agreement currently contemplates providing equity compensation to a potential future director and a potential future employee, it does so only pursuant to plans previously approved by Navarre shareholders and only in amounts bounded by such plans. As such, while the potential issuances contemplated are of an indeterminate amount, we do not believe additional shareholder approval is required to make such issuances because such issuances will be pursuant to plans that have received prior shareholder approval. However, in an abundance of caution, we are seeking approval of the issuances made to the new director and employees in connection with the SpeedFC Merger.

Rule 5635(d) — Private Placements

Under Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or voting power outstanding before the issuance for less than the greater of book or market value.

The potential issuances for which we are seeking shareholder approval are in excess of 20% of our Common Stock and voting power outstanding before such issuances, and none of them will involve a “public offering.” Because the calculation of the amount of shares to be provided for the Initial Equity Payment is based on dividing $25.0 million by the volume-weighted average per share closing price (rounded to the nearest thousandth of one cent) of our Common Stock during the twenty consecutive trading days ending on but including the trading day two trading days before the date of the Merger Agreement and rounding to the nearest share, and because the value of the shares to be provided for the Contingent Equity Payment is presently unknown, the issuance and potential issuance of securities in connection with the Initial and Contingent Equity Payments could be deemed to be at a price less than the market value of our Common Stock. Therefore, we are seeking shareholder approval of all of these issuances under Rule 5635(d).

Consequences of Approval of Potential Share Issuances

Our Board of Directors has approved the SpeedFC Merger, including the Share Issuances described above, and determined that it is in the best interests of our Company and our shareholders.

If the SpeedFC Merger is consummated, we will issue a substantial number of shares of our Common Stock and the shares may be issued at a per share price below the market price of our Common Stock on the date of such issuance. The Common Stock issuable to the SFC Equityholders could have a depressive effect on the market price of our Common Stock by increasing the number of shares of Common Stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the Common Stock.

As a result of shareholder approval of the potential Share Issuances described above and completion of the SpeedFC Merger Transactions, the number of shares of outstanding Common Stock will increase significantly and the ownership interests and proportionate voting power of our existing shareholders will be significantly diluted.

In addition, assuming the Contingent Equity Payment is earned, the SFC Equityholders will own capital stock of the Company that will hold approximately 35.5% of the voting power of our outstanding stock that is entitled to vote generally in the election of directors. In particular, as a result of the SpeedFC Merger, and the Share Issuances, SFC Equityholders Jeffrey B. Zisk and M. David Bryant, who will be appointed to the Navarre Board of Directors, will own Common Stock of the Company that will approximate  21.1% (including Mr. Zisk’s beneficial ownership) and 7.1% of the voting power of our outstanding stock, respectively. Accordingly, the SFC Equityholders, and Messrs. Zisk and Bryant in particular, will have significant voting power with respect to shares of Common Stock of the Company and will be able to exert substantial influence over our business and affairs.

Consequences of Failure to Approve Potential Share Issuances

If the Share Issuances described in this Proposal No. 4 are not approved at the Annual Meeting or at a subsequent meeting of our shareholders, we will not issue any such securities in connection with the SpeedFC Merger and the transaction will not occur.

Board Recommendation

The Board of Directors unanimously approved the SpeedFC Merger and entry into the Merger Agreement. Our Board, also resolved to submit the proposal included herein that would permit the issuances of securities described above to a vote of our shareholders at the Annual Meeting with the recommendation that the shareholders give such approval.

Required Vote

The affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting is required for the approval of Proposal No. 4. A large number of broker non-votes may result in the inability to attain the required minimum affirmative vote.

Only shareholders of record at the close of business on September 24, 2012, will be entitled to vote at the Annual Meeting or adjournments thereof. At the close of business on September 24, 2012, there were an aggregate of 37,193,454 shares of our Common Stock issued and outstanding, each of which is entitled to one vote.

By voting “FOR” this Proposal No. 4, you are voting to approve for all purposes under Rule 5635 of the NASDAQ Listing Rules the issuance of shares of our Common Stock to the SFC Equityholders in connection with the SpeedFC Merger.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE SHARE ISSUANCES OF
COMPANY COMMON STOCK IN CONNECTION WITH THE SPEEDFC MERGER AND
IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE NASDAQ STOCK MARKET

PROPOSAL NO. 5 — To Adjourn the Annual Meeting, If Necessary or Appropriate, for the Solicitation of Additional Proxies in the Event That There Are Not Sufficient Votes at the Time of the Annual Meeting to Constitute a Quorum or Approve the Issuance of Shares of Our Common Stock.

A majority of shareholders entitled to vote at the Annual Meeting present in person or by proxy, has the power to approve any adjournment or postponement of the Annual Meeting, including, if necessary, this Proposal No. 5, to solicit additional proxies if there are not sufficient votes to either constitute a quorum or approve the issuance of shares of our Common Stock in connection with the SpeedFC Merger.  In addition, the Chairman of the meeting has the right under our Bylaws to adjourn the meeting to obtain a quorum.

If a quorum exists, the affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting is required for the approval of Proposal No. 5.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING FOR THE SOLICITATION OF ADDITIONAL
 PROXIES IN THE EVENT OF INSUFFICIENT VOTES
TO CONSTITUTE A QUORUM OR APPROVE THE SHARE ISSUANCES

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated benefits of the proposed merger between our subsidiary, Merger Sub, and SpeedFC, the expected future operating results of the combined company, the expected timing of the completion of the merger and other of our expectations, beliefs, plans, intentions and strategies. We have tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including the following:

Relating to the SpeedFC Merger and Share Issuances

  •   the risk that the proposed business combination transaction is not completed on a timely basis or at all;

  •   the ability to integrate SpeedFC into our business successfully and the amount of time and expense spent and incurred in connection with the integration;

  •   the risk that the economic benefits and other synergies that we anticipate as a result of the transaction are not fully realized or take longer to realize than expected;

  •   the risk that certain risks and liabilities associated with the transaction have not been discovered;

  •   the risk that necessary financing may not be obtained or that other conditions of the acquisition are not satisfied;

  •   limitations imposed by our credit facility;

  •   the impact of the issuance of our Common Stock as consideration for the acquisition on our current holders of Common Stock, including dilution of their ownership and voting interests;

  •   the effect of the acquisition on our and SpeedFC’s relationship with clients, customers, vendors and personnel; and

  •   adverse effects on the market price of our Common Stock and on our operating results because of a failure to complete the transaction.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the section below entitled “Risk Factors” and in our Annual Report on Form 10-K for the year ended March 31, 2012 and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2012 and other reports we have filed with the SEC since March 31, 2012, which are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 85 for more information about the documents incorporated by reference in this Proxy Statement.

All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations. Any forward-looking statements in this Proxy Statement are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

RISK FACTORS

In addition to the other information included or incorporated by reference in this Proxy Statement, including the matters addressed in the section of the Proxy Statement entitled “Special Note Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the Annual Meeting with respect to the Share Issuance to consummate the SpeedFC Merger. The risk factors related to the SpeedFC Merger present the material risks directly related to the SpeedFC Merger and the integration of the two companies presently known to us. Similarly, the risk factors related to SpeedFC’s business present the material risks related to its operations and industry presently known to us . The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Concerning Forward-Looking Statements” beginning on page 12.

Risk Factors Related to the SpeedFC Merger

Current shareholders will have reduced ownership and voting interests after the SpeedFC Merger.

We will issue up to 20,428,519 shares of our Common Stock to the SFC Equityholders in the SpeedFC Merger. Based on the number of shares of Common Stock of Navarre outstanding on September 24, 2012, the record date for the Annual Meeting, upon the completion of the SpeedFC Merger, current Navarre shareholders and the SFC Equityholders would own approximately 68.5% and 31.5% of our Common Stock, respectively, excluding the Contingent Equity Payment, and 64.5% and 35.5% of our Common Stock, respectively, including the Contingent Equity Payment.

Our shareholders currently have the right to vote for the directors of Navarre and on other matters affecting Navarre. When the SpeedFC Merger occurs, each of the SFC Equityholders who receives shares of our Common Stock will become a shareholder of Navarre. As a result, the percentage ownership of Navarre held by each of our current shareholders will be smaller than such shareholder’s percentage ownership of Navarre prior to the SpeedFC Merger. Our current shareholders will, therefore, have proportionately less ownership and voting interests in Navarre following the SpeedFC Merger than they have now.

The market price of our Common Stock may decline as a result of the SpeedFC Merger or the issuance of shares of our Common Stock.

The market price of our Common Stock may decline as a result of the SpeedFC Merger, or due to the dilution resulting from the Share Issuances. We may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the SpeedFC Merger or may be subject to other factors that affect preliminary cost estimates. In addition, we are unable to predict the potential effects of the Share Issuances on the trading activity and market price of our Common Stock. Sales of a substantial number of the shares issued in connection with the SpeedFC Merger will be permissible under Rule 144 six months after issuance.

In addition, we have granted registration rights to the SFC Equityholders for the resale of the shares of our Common Stock issued in connection with the SpeedFC Merger. These registration rights could facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

The SpeedFC Merger will result in changes to our Board and management that may affect the strategy and operations of the combined company as compared to that of Navarre and SpeedFC.

If we complete the SpeedFC Merger, the composition of our Board and management team will change. Following the completion of the SpeedFC Merger, our Board has agreed it will add two seats, increasing from seven to nine seats, and will fill the vacancies with Jeffrey B. Zisk and M. David Bryant for an initial term of one year. The Merger Agreement also provides that the Board will nominate Messrs. Zisk and Bryant at the next regularly scheduled shareholder meeting so that they can serve for a total of three years. In addition, Jeffrey B. Zisk, SpeedFC’s current President and Chief Executive Officer, is expected to become the President of the subsidiary Surviving Corporation. This new composition of our Board and management team may affect our business strategy and operating decisions following completion of the SpeedFC Merger. In addition, there can be no assurance that the new board will function effectively as a team and that there will not be any adverse effects on our business as a result.

We may be unable to obtain the financing necessary to consummate the SpeedFC Merger.

One of the closing conditions under the Merger Agreement is that we secure satisfactory Financing to support payment of the cash consideration for the SpeedFC Merger. We presently estimate that total funds of approximately $25.0 million plus up to $10.0 million in contingent payments will be needed to complete the SpeedFC Merger. We believe this amount may ultimately be provided through a combination of sources, including, but not limited to, new subordinated, secured debt financing, the use of our current credit facility or other sources, but we have not yet entered into a binding agreement to obtain such Financing. Even if we enter into a commitment letter with the one or more institutions, the obligations of such lenders to provide debt financing under a commitment letter would be subject to a number of conditions which may not be achieved.

If we fail to obtain the necessary Financing, whether from the sources referenced above, or from another source, we may be unable to consummate the SpeedFC Merger. If the we are unable to secure Financing on terms satisfactory to us, the SpeedFC Merger will not occur. In the event our failure to secure Financing was the basis for our termination of the Merger Agreement, we would be required to reimburse SpeedFC for its reasonable out-of-pocket expenses incurred in connection with the proposed merger.

Failure to complete the SpeedFC Merger could negatively impact our business, financial condition, results of operations or stock prices.

Completion of the SpeedFC Merger is conditioned upon the satisfaction of certain closing conditions, including the approval of the Share Issuance by our shareholders, as set forth in the Merger Agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the SpeedFC Merger is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

  •   we must pay the substantial fees and expenses we incurred related to the SpeedFC Merger, such as legal, accounting, printing fees and expenses, even if the SpeedFC Merger is not completed, including, in certain circumstances, being required to reimburse SpeedFC for its costs;

  •   under the Merger Agreement, we are subject to certain restrictions on the conduct of our business prior to completing the SpeedFC Merger, which restrictions could adversely affect our ability to realize certain of our business strategies, including our ability to enter into other transactions in the e-commerce/online fulfillment arena;

  •   matters relating to the SpeedFC Merger may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

  •   the market price of our Common Stock may decline to the extent that the market price, once the deal is announced, reflects a market assumption that the SpeedFC Merger will be completed;

  •   we may experience negative reactions from customers, clients, business partners, lenders and employees; and we would not realize any of the anticipated benefits of having completed the SpeedFC Merger.

In addition, any delay in the consummation of the SpeedFC Merger, or any uncertainty about the consummation of the SpeedFC Merger, may adversely affect our future business, growth, revenue and results of operations.

Our ability to use our net operating loss carryforwards might be limited or eliminated.

Upon closing the SpeedFC Merger, we expect to have net operating loss carryforwards of approximately $83.0 million, which are potentially available for U.S. federal tax purposes. These loss carryforwards begin to expire in 2029. To the extent these net operating loss carryforwards are available, we intend to use them to reduce any corporate income tax liability associated with our operations. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. As a result, prior or future changes in ownership could put limitations on or eliminate the availability of our net operating loss carryforwards to offset any profit. Rules governing the use of net operating loss carryforwards are complex, and any use of our net operating loss carryforwards could be challenged. To the extent our use of net operating loss carryforwards is significantly limited or eliminated, any income generated by us could be subject to corporate income tax earlier than if we were able to use net operating loss carryforwards, which could result in lower profit.

The expected benefits of the SpeedFC Merger may not be realized.

To be successful after the SpeedFC Merger, we will need to integrate the operations of SpeedFC into a new subsidiary of Navarre. Integration will require substantial management attention and could detract attention from the day-to-day business of Navarre. We could encounter difficulties in the integration process, such as difficulties offering products and services across the increased facility portfolio, the need to revisit assumptions about reserves, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or customers or the need to address unanticipated liabilities. If we cannot integrate our business and SpeedFC’s business successfully, we may fail to realize the expected benefits of the SpeedFC Merger. In addition, we cannot be assured that all of the goals and anticipated benefits of the SpeedFC Merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

Our future results following the SpeedFC Merger may differ materially from the unaudited pro forma financial information included in this document.

The unaudited pro forma combined financial information contained in this document is presented for purposes of presenting our historical consolidated financial statements with SpeedFC’s historical consolidated financial statements as adjusted to give effect to the contemplated SpeedFC Merger and is not necessarily indicative of the financial condition or results of operations of the combined company following the SpeedFC Merger. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to SpeedFC’s acquired assets and liabilities. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of SpeedFC as of the date of the completion of the SpeedFC Merger. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the SpeedFC Merger. Any change in our financial condition or results of operations may cause significant variations in the price of our Common Stock. See the section entitled “Unaudited Pro Forma Combined Financial Information” beginning on page 34 for more information.

We expect to incur substantial expenses related to the SpeedFC Merger.

We expect to incur substantial transaction costs associated with the proposed transaction. While we have assumed that a high level of expense will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the SpeedFC Merger expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these SpeedFC Merger expenses are higher than anticipated, our future operating results and financial condition may be materially adversely affected and our ability to meet financial covenants included in the terms of our credit facilities may be impaired.

The escrow and contingent cash consideration may not be sufficient to cover all of the indemnification obligations owed to Navarre Corporation under the Merger Agreement.

Under the Merger Agreement, the SFC Equityholders are required to indemnify us for certain liabilities, costs and expenses, including liabilities, costs and expenses related to certain tax and litigation matters and a breach of the representations and warranties set forth in the Merger Agreement. In certain circumstances, the SFC Equityholders are not required to indemnify us for losses or expenses until such losses or expenses are in excess of $250,000 in the aggregate and, subject to certain adjustments, are not obligated to indemnify us for any losses or expenses in excess of $10,000,000 in the aggregate (or $20,000,000 for losses resulting from breaches of the non-intellectual property and intellectual property representations). The indemnification obligations may not provide adequate protection for any losses or expenses related to these matters. In addition, there may be unknown liabilities that are not covered by the indemnification provisions of the Merger Agreement for which we would not be entitled to indemnification. Finally, the indemnification obligations of the SFC Equityholders are largely expected to be funded out of $4,000,000 escrow and contingent cash consideration which amount would be reduced for any working capital deficiencies at closing and may not be sufficient to cover all losses and expenses related to these indemnified matters.

We may be unable to integrate SpeedFC’s business with our own successfully.

The SpeedFC transaction is functionally similar to an acquisition as it involves the combination of two companies that currently operate as independent companies. Following the SpeedFC Merger, we will be required to devote significant management attention and resources to integrating SpeedFC’s business practices and operations with our own. Potential difficulties we may encounter as part of the integration process include the following:

  •   the potential inability to successfully combine SpeedFC’s business with our own in a manner that permits us to achieve the growth expected to be achieved and other benefits anticipated to result from the SpeedFC Merger;

  •   challenges leveraging the customer information and technology of the two companies;

  •   challenges achieving revenue growth from sales of each company’s products and services to the clients and customers of the other company; complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders and other constituencies; and potential unknown liabilities and unforeseen increased expenses or delays associated with the SpeedFC Merger.

In addition, Navarre and SpeedFC have operated and, until the completion of the SpeedFC Merger, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, clients, employees and other constituencies or our ability to achieve the anticipated benefits of the SpeedFC Merger, or could reduce each company’s earnings or otherwise adversely affect our business and financial results following the SpeedFC Merger.

We will incur substantial additional indebtedness in connection with the SpeedFC Merger.

We presently estimate that total funds of approximately $25.0 million plus up to $10.0 million in contingent payments will be needed to complete the SpeedFC Merger. We believe this amount may ultimately be provided through a combination of sources, including, but not limited to, new subordinated, secured debt financing, the use of our current credit facility or other sources, but we have not yet entered into a binding agreement to obtain such Financing. Even if we enter into a commitment letter with the one or more institutions, the obligations of such lenders to provide debt financing under a commitment letter would be subject to a number of conditions which may not be achieved.

As a result, following the SpeedFC Merger we may have indebtedness that is substantially greater than our current indebtedness. This higher level of indebtedness may: require us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, and for general corporate purposes; increase our vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher; and limit our flexibility in planning for, or reacting to, changes in or challenges relating to our business and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

We cannot assure you that cash flow from operations, combined with additional borrowings under the expected credit facility and any future credit facility, will be available in an amount sufficient to enable us to repay our indebtedness, or to fund other liquidity needs. We and our subsidiaries may incur substantial additional indebtedness in the future, which could cause the related risks to intensify. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness if the repayment of such indebtedness was accelerated.

Our future results will suffer if we do not effectively manage our expanded operations following the SpeedFC Merger.

Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations in geographically dispersed locations and associated increased costs and complexity. There can be no assurances that we will be successful following the SpeedFC Merger.

An increased presence in foreign jurisdictions could increase the possibility of foreign law violations or violation of the Foreign Corrupt Practices Act (“FCPA”).

We are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business, and the anti-bribery laws of other jurisdictions.  Any violation of the FCPA or similar laws and regulations could result in significant expenses, divert management attention, and otherwise have a negative impact on us.   Any determination that we have violated the FCPA or laws of any other jurisdiction could subject Navarre to, among other things, penalties and legal expenses that could harm its reputation and have a material adverse effect on our financial condition and results of operation. If our foreign presence expands, which, due to SpeedFC’s Mexican subsidiary, will result if the SpeedFC Merger is consummated, the possibility of violations of foreign law or the FCPA may increase.

Risk Factors Related to SpeedFC’s Business

SpeedFC faces competition from many sources that could adversely affect its business.

Many companies offer, on an individual basis, one or more of the same services offered by SpeedFC, and SpeedFC faces competition from many different sources, depending upon the type and range of services requested by a potential client. SpeedFC’s competitors include vertical outsourcers, which are companies that offer a single function, such as call centers, public warehouses or credit card processors. It competes against transportation logistics providers who offer product management functions as an ancillary service to their primary transportation services. It also competes against other business process outsourcing providers, who perform many similar services as SpeedFC. Some of its competitors are PFSWeb, Inc., GSI Commerce Inc., Innotrac Corporation, and Demandware, Inc. Many of these companies have greater capabilities than SpeedFC does for the single or multiple functions the competitors provide. In many instances, SpeedFC’s competition is the in-house operations of its potential clients themselves. The in-house operations of potential clients often believe that they can perform the same services SpeedFC does, while others are reluctant to outsource business functions that involve direct customer contact. SpeedFC cannot be certain that it will be able to compete successfully against these or other competitors in the future.

SpeedFC’s service fee revenue and gross margin is dependent upon its clients’ business and transaction volumes and its costs; certain of SpeedFC’s client service agreements are terminable by the client at will; SpeedFC may incur financial penalties if it fails to meet contractual service levels under certain client service agreements.

SpeedFC’s service fee revenue is primarily transaction based and fluctuates with the volume of transactions or level of sales of the products by the clients for whom it provides transaction management services. If SpeedFC is unable to retain existing clients or attract new clients or if it dedicates significant resources to clients whose business does not generate sufficient revenue or whose products do not generate substantial customer sales, SpeedFC’s business may be materially adversely affected. Moreover, SpeedFC’s ability to estimate service fee revenue for future periods is substantially dependent upon its clients’ and SpeedFC’s own projections, the accuracy of which has been, and will continue to be, unpredictable. Therefore, SpeedFC’s planning for client activity and targeted goals for service fee revenue and gross margin may be materially adversely affected by incomplete, delayed or inaccurate projections. In addition, certain of SpeedFC’s service agreements with clients are terminable by the client at will. Therefore, SpeedFC cannot make assurances that any of its clients will continue to use its services for any period of time. The loss of a significant amount of service fee revenue due to client terminations could have a material adverse effect on SpeedFC’s ability to cover its costs and thus on its profitability. Certain of SpeedFC’s client service agreements contain minimum service level requirements and impose financial penalties if it fails to meet such requirements. The imposition of a substantial amount of such penalties could have a material adverse effect on SpeedFC’s business and operations.

SpeedFC’s revenue and margins may be materially impacted by client transaction volumes that differ from client projections and business assumptions.

SpeedFC’s pricing for client transaction services, such as call center and fulfillment, is often based upon volume projections and business assumptions provided by the client and SpeedFC’s anticipated costs to perform such work. In the event the actual level of activity or cost is substantially different from the projections or assumptions, SpeedFC may have insufficient or excess staffing, incremental costs or other assets dedicated for such client that may negatively impact SpeedFC’s margins and business relationship with such client. In the event SpeedFC is unable to meet the service levels expected by the client, its relationship with the client will suffer and may result in financial penalties and/or the termination of the client contract.

SpeedFC’s operating results are materially impacted by its client mix and the seasonality of such clients’ business.

SpeedFC’s business is materially impacted by its client mix and the seasonality of such clients’ businesses. Historically,  the volume and activity have increased substantially during the holiday season, placing significant demand on SpeedFC’s operations during that period. Based upon SpeedFC’s current client mix and their current projected business volumes, SpeedFC anticipates its revenue will be at its lowest in the first quarter of the calendar year (Navarre’s fourth quarter) and at its highest in the fourth quarter of the calendar year (Navarre’s third quarter). Failure to perform could cause SpeedFC to incur financial penalities due to, among other things, not meeting contractual service levels, which could cause loss of clients and/or revenue. In addition, SpeedFC is unable to predict how the seasonality of future clients’ business may affect SpeedFC’s quarterly revenue and whether the seasonality may change due to modifications to a client’s business. As such, SpeedFC believes that results of operations for a quarterly period may not be indicative of the results for any other quarter or for the full year.

SpeedFC’s business is subject to the risk of customer concentration.

From time to time, SpeedFC may lose clients, and such clients may represent a significant percentage of overall revenue. At the end of 2011, SpeedFC was notified that one of its top three clients was terminating its contract with SpeedFC and would cease using SpeedFC's services during the first half of calendar 2012.  SpeedFC ceased providing services to this client in June 2012.  For 2011, that customer represented approximately 21% of SpeedFC’s revenue.  There can be no assurance that SpeedFC will be able to replace the revenue to SpeedFC from that client with revenues from new clients or increased revenues from existing clients.  Unless SpeedFC is able to increase its revenue from other existing or new clients or adjust its operating costs, such reduction or termination of services could have a material adverse effect upon its business, results of operation and financial condition.

In addition, two other clients accounted for 45% and 50% of SpeedFC’s revenue for the years ended December 31, 2011 and 2010, respectively. The loss of one or more of such clients, or non-payment of any material amount by these or any other client, would have a material adverse effect upon SpeedFC’s business, results of operations and financial condition.

DESCRIPTION OF SPEEDFC MERGER

This section describes the material provisions of the SpeedFC Merger and the agreements and other documents we have entered into or intend to enter into, in connection therewith, which we refer to collectively as the “Merger Documents.”

Copies of the Merger Documents have been filed as exhibits to our Current Report on Form 8-K filed with the SEC on September 27, 2012. We urge all shareholders to read the Merger Documents carefully. Unless otherwise defined, capitalized terms used below have the meanings assigned to them in the Merger Agreement or other applicable Merger Document.

General Description of the SpeedFC Merger

We intend to acquire SpeedFC through its merger with and into a wholly-owned subsidiary. On September 27, 2012, we entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with SFC Acquisition Co., Inc., our wholly-owned subsidiary, and a Minnesota corporation (“Merger Sub”), SpeedFC, Inc., a Delaware corporation (“SpeedFC”), the stockholders and optionholders of SpeedFC (the “SFC Equityholders”) and Jeffrey B. Zisk as the SFC Equityholders’ representative.

Pursuant to the Merger Agreement, we intend to enter into a business combination transaction pursuant to which SpeedFC will merge with and into Merger Sub, with Merger Sub as the “Surviving Corporation.” In exchange for all of SFC Equityholders’ equity interests in SpeedFC, we have agreed to provide consideration totaling up to $50.0 million in cash and Common Stock of Navarre, in initial amounts with contingent consideration of up to $10.0 million in cash and 3,333,333 shares. For federal income tax purposes, the SpeedFC Merger is intended to qualify as a tax-free “reorganization” pursuant to Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

Background of the SpeedFC Merger

Our Board and management periodically review and evaluate potential strategic opportunities to enhance stockholder value.  For the past two years we have been focusing on potential acquisition opportunities that would provide us with expanded capabilities to assist in the execution of our strategy to provide a unique multi-channel fulfillment platform for retailers and manufacturers.

In connection with this process, in May 2012, Richard Willis, our President and Chief Executive Officer contacted Jeff Zisk, President and CEO of SpeedFC in order to better understand the attributes and capabilities of SpeedFC’s business.  During the course of initial discussions, Messrs. Willis and Zisk discovered that they shared a vision concerning the importance of delivering superior customer service and leveraging these services levels to expand revenues in new and existing markets.

On June 18, 2012, we entered into a confidentiality agreement with SpeedFC.

On June 21, 2012, Bradley Shisler, a member of our Board who lives in the Dallas, TX area, met with Mr. Zisk to learn about SpeedFC’s business.

On June 22, 2012, Mr. Willis met with Mr. Zisk to visit SpeedFC’s Dallas, TX facilities and to develop a deeper understanding of SpeedFC’s business and to discuss SpeedFC’s interest in a potential transaction that would combine its business with Navarre.

On June 26, 2012, our Board held a teleconference at which it discussed Mr. Willis’ interest in pursuing a possible transaction with SpeedFC. Mr. Willis and Mr. Shisler provided our Board with an overview of the previously described discussions with Mr. Zisk. Based on the information presented, our Board indicated that they endorsed the idea of continuing discussions with SpeedFC.

Messrs. Willis and Zisk met and spoke on the phone several times in June and July 2012 to discuss a possible business transaction which would involve Navarre’s acquisition of SpeedFC through a merger or some other form of transaction.

In July 2012, we prepared a letter of intent regarding the proposed merger. The letter of intent was negotiated between representatives of SpeedFC and Navarre throughout the remainder of July 2012.

On July 25, 2012, our Board met and discussed the status of negotiations with SpeedFC and approved Navarre’s entry into a letter of intent.

On August 2, 2012, a letter of intent was signed by each of the parties. The letter of intent provided for Navarre’s payment of $25.0 million in cash at closing, the issuance of $25.0 million in Navarre Common Stock at closing and Navarre’s provision of contingent consideration in the form of up to $10.0 million in cash and the issuance of 3,333,333 shares of Navarre Common Stock upon the achievement of certain financial goals during the twelve months ended December 31, 2012. The letter of intent also provided for the appointment of Mr. Zisk and M. David Bryant to our Board, subject to certain limitations.  The letter of intent addressed a number of additional transactional points, including but not limited to, indemnification obligations of the parties, closing conditions, and registration rights to be provided to the stockholders of SpeedFC.

On August 20, 2012, Timothy Gentz, the Chairman of the Board, met with Mr. Zisk to discuss the potential business transaction between the entities and the potential synergies of the combined businesses.

Throughout August and September 2012, Navarre and SpeedFC, and their respective representatives and advisors, conducted due diligence on the other party.

On September 12, 2012, the Board held a meeting to discuss the results of due diligence efforts, the status of the transaction, and management of Navarre provided the Board with an update on the status of financing discussions.

On September 13 and 14, 2012, representatives of Navarre and SpeedFC met to complete due diligence and to negotiate final deal points.

On September 25, 2012, the Board held a meeting to discuss the results of due diligence efforts, the status of remaining items being completed in the primary merger documents, and Navarre’s communication strategy in connection with the transaction.

On September 27, 2012, our Board held a meeting at which it reviewed the proposed final terms and financial aspects of the merger. Prior to the meeting, our Board was furnished with the proposed final drafts of all primary merger documents. At this meeting, Roth Capital Partners, LLC reviewed with our Board its financial analyses of the consideration payable by Navarre in the merger and delivered to our Board an oral opinion, confirmed by delivery of a written opinion dated September 27, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the consideration to be paid by Navarre in the merger was fair, from a financial point of view, to Navarre. After discussion and deliberation based upon the information considered during its evaluation of the proposed merger, our Board, by unanimous vote, determined that the Merger Agreement and related transaction documents and the transactions contemplated thereby were advisable and in the best interests of Navarre and determined to recommend that the shareholders of Navarre approve the proposed share issuances in connection with the SpeedFC Merger.

On September 27, 2012, Navarre entered into the Agreement and Plan of Merger with SpeedFC.

Reasons for the SpeedFC Merger

As described above in the section entitled “Background of the SpeedFC Merger,” our Board, in evaluating the merger, the Merger Agreement and the related share issuance, consulted with our management and legal and financial advisors, and, in reaching its decision to approve the SpeedFC Merger and the Merger Agreement, our Board discussed and considered a variety of factors weighing positively in favor of the SpeedFC Merger, including but not limited to, the following:

Strategic Benefits. Our Board considered management’s view that our combination with SpeedFC would result in a combined company with a strong position founded on a significantly broader scope and scale of operations than we have on a standalone basis. In this regard, our Board took into account management’s assessment that the combination would create a unique multi-channel fulfillment platform for retailers and manufacturers, and would, among other anticipated benefits:

•	Strongly position us within a rapidly growing e-commerce market;
•	Combined businesses would allow Navarre and SpeedFC to better serve new and existing clients;
•	SpeedFC’s unique SaaS front-end e-commerce platforms offer a highly desirable offering to e-commerce clients, including its robust proprietary platform and the industry-leading Oracle/ATG platform;
•	Significantly increase our fulfillment center capacity and capabilities by adding more than 675,000 square feet of space designed for direct-to-consumer fulfillment; following the Merger we expect to have more than 900,000 square feet of aggregate distribution center capacity with facilities that are designed to efficiently ship directly to consumers as well as large, sophisticated retailers;

•	Strategically located fulfillment centers located in three geographically different areas of the United Stated would provide us with more cost-effective direct-to-consumer fulfillment capabilities;
•	SpeedFC’s expansive call center and robust customer service capabilities provide revenue expansion opportunities with current and potential e-commerce clients;
•	Promotes revenue growth by enabling us to cross-sell our services;
•	Allows us to take advantage of scale efficiencies by consolidating back-office processes and eliminating duplicate infrastructure;
•	Creates a combined company that generates strong free cash flow, enabling us to make substantial additional investments to accelerate revenue growth and improved efficiencies; and
•
Enables the sharing of complementary capabilities, particularly technology, including SpeedFC’s client-focused strategies and our customer-driven strategies, allowing the combined company to leverage information and technology to deliver superior service.

SpeedFC’s Businesses, Operating Results, Financial Condition and Management. Our Board considered information with respect to the business, operating results and financial condition of SpeedFC, on both a historical and prospective basis, and the quality, breadth and experience of SpeedFC’s senior management. Our Board considered the following factors, among others:

•	SpeedFC’s substantial operating resources, client-facing technologies, innovative product portfolio and skilled employee and management base, which enable it to compete effectively;
•
the strength of SpeedFC’s senior management team, including that of Jeff Zisk, who is SpeedFC’s President and Chief Executive Officer, and the insight they have gained from a focus on the development and integration of advanced client-centric products and technologies;

•	SpeedFC’s fulfillment center presence in strategic locations across the country, which would complement our current e-commerce fulfillment operations; and
•
SpeedFC’s strategic vision, shared by us, concerning the importance of delivering superior customer service, pursuing revenue expansion through product innovation, penetration of existing markets and addition of new markets.

Merger Consideration. Our Board evaluated the SpeedFC Merger consideration taking into account its total value. In doing so, our Board considered (i) SpeedFC’s revenues during the recent historical periods and for the future forecasted periods; (ii) SpeedFC’s adjusted EBITDA during recent historical periods and for future forecasted periods; and (iii) the information and valuation methodologies discussed in the Roth fairness opinion. We believe this combined financial performance, as well as the strategic capabilities acquired through the transaction are attractive incentives to current and future investors in Navarre. Further, the structure of contingency payments ensures that the amount of SpeedFC Merger consideration is commensurate with SpeedFC’s financial performance during the remainder of the 2012 calendar year.

Financing of the Merger. Our Board considered our expectation that we can finance the transaction and the combined company on favorable terms and maintain a sound financial position and capital structure following the completion of the SpeedFC Merger. Specifically, our Board noted the characteristics of terms likely to be available through sound financial institutions, as well as the fact that our obligation to close the SpeedFC Merger is conditioned on our obtaining the financing on terms satisfactory to us.

Terms of the Merger Agreement. In addition to evaluating the reasonableness of the SpeedFC Merger consideration, our Board considered the overall terms of the Merger Agreement, including the parties’ respective representations, warranties, covenants and conditions to their respective obligations in such agreement. In particular, our Board noted the fact that the SFC Equityholders are obligated to indemnify us for a number of items, including, among others, adverse consequences resulting from breaches of representations, warranties and covenants and certain identified liabilities. Our Board also noted that the Merger Agreement provides that, following the SpeedFC Merger, the two largest stockholders in SpeedFC will be appointed to our Board. Our Board considered that each such designee (1) has furnished a completed director and officer questionnaire with respect to the background and qualifications of such designee, and (2) will be subject to a background check in a manner consistent with background checks customarily engaged in by us for prospective new members of our Board. Additionally, our Board considered the reasonableness of the expense reimbursement payable by us in the event that certain termination events occur.

Terms of the Registration Rights Agreement. Another important consideration for our Board was the fact that the shares issued in connection with the SpeedFC Merger will be “restricted securities” under Rule 144 of the Securities Act. Specifically, our Board noted that the SFC Equityholders will be prohibited from publicly reselling their shares of our Common Stock during the first six months following the SpeedFC Merger and that, even after such period, volume limitations and additional restrictions on resales of our Common Stock will be applicable to those former SFC Equityholders who become our affiliates (for example, those SFC Equityholders who may become members of our Board). Our Board considered management’s assessment that the restrictions on resales of our Common Stock and the provisions of the registration rights agreement would help mitigate the risk of adverse effects on the market price of our Common Stock caused by the sale of such stock held by the former SFC Equityholders following the SpeedFC Merger or by the perception that such sales could occur.

Likelihood of Completion of Merger. Our Board considered the likelihood of the merger being completed, including the terms of the Merger Agreement and other factors that, taken as a whole, provide a significant degree of assurance that the merger will be completed. In particular, our Board noted that (1) the conditions required to be satisfied prior to completion of the SpeedFC Merger are expected to be fulfilled, and (2) we are confident in our ability to finance the transactions contemplated by the Merger Agreement on reasonable terms and conditions.

Strategic Opportunities. Our Board considered management’s review of potential strategic opportunities and determined that the value offered in connection with the SpeedFC Merger was more favorable to our shareholders than the potential value that might have resulted from any other strategic opportunities reasonably available to us, including not pursuing any acquisition or other strategic transaction.

Opinion of Financial Advisor. Our Board considered the opinion and financial presentation of Roth Capital Partners, LLC (“Roth”), dated September 27, 2012, to our Board as to the fairness, from a financial point of view and as of that date, to Navarre of the consideration to be paid in the SpeedFC Merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled “Description of the SpeedFC Merger—Opinion of Financial Advisor” beginning on page 23. Roth’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Roth as of, the date of its opinion. Subsequent developments may affect Roth’s opinion, and Roth does not have any obligation to update, revise or reaffirm its opinion.

Other Reasons in Favor of the Merger. The reasons in favor of the SpeedFC Merger considered by our Board also include, but are not limited to, the following:

•
our Board’s knowledge of the current and future environment in which we have operated and will continue to operate, including national and local economic conditions and the competitive environment of the retail distribution and e-commerce fulfillment industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•
the review by our Board, with the assistance of our advisors, regarding the structure of the SpeedFC Merger, the tax consequences of the SpeedFC Merger and the financial and other terms of the Merger Agreement;

•	the anticipated increase in interest from new investors because of the combined company’s larger size, efficiencies and scope of operations; and
•	the potential for increased trading liquidity for our shareholders due to the expanded public shareholder base and increased number of outstanding shares of our Common Stock.

Additionally, our Board took into account a number of potentially negative factors in its deliberations concerning the SpeedFC Merger, including the following considerations:

•
the possible effect of a public announcement of the Merger Agreement on our and SpeedFC’s operations, clients, customers, business partners, lenders and employees and on our and SpeedFC’s ability to attract and retain key management and personnel;

•
the possible effect of the SpeedFC Merger on our stock price, including any effect on the stock price caused by the public announcement of the Merger Agreement and the potential decline in the stock price caused by the issuance of shares of our Common Stock in connection with the proposed merger;

●
the fact that financing for the transaction, which is a condition to the consummation of the SpeedFC Merger, is not yet finalized and management’s attention will be required to meet this condition, including determining whether satisfactory financing can be obtained;

●
the fact that, if the SpeedFC Merger is not completed (1) the trading price of our shares of Common Stock could be adversely affected, (2) we will have incurred significant transaction and opportunity costs attempting to consummate the SpeedFC Merger, (3) we may lose clients, customers, business partners, lenders and employees, (4) our business may be disrupted and (5) the market’s perceptions of our prospects could be adversely affected;

●	the possibility that litigation might be initiated in regard to the SpeedFC Merger that could be potentially expensive and burdensome for us to defend;
●
our obligations under the Merger Agreement to pay the SFC Equityholders, under specified circumstances to reimburse the SFC Equityholders and SpeedFC for their expenses if the Merger Agreement were terminated;

●	the challenges inherent in the combination of two businesses of the size and scope of our company and SpeedFC and the size of the companies relative to each other, including, the following:
o	the possibility that integration costs may be greater than anticipated,
o	the possible diversion of management’s attention for an extended period of time,
o	the potential disruption of, or the loss of momentum in, each company’s ongoing businesses before the consummation of the SpeedFC Merger;
o
complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a manner that minimizes any adverse impact on clients, customers, employees and other constituencies;

o	the risk that the economic benefits, cost savings and other synergies that we anticipate as a result of the transaction are not fully realized or take longer to realize than expected;
o	the impact of the issuance of shares of our Common Stock as consideration for the SpeedFC Merger on our existing shareholders, including dilution of their ownership and voting interests;
o	our incurrence of substantial additional indebtedness in connection with the Merger Agreement; and
o	other risks of the type and nature described in the section entitled “Risk Factors” beginning on page 13.

After consideration of these factors, our Board determined that the potential negative factors were outweighed by the potential benefits to our shareholders of the SpeedFC Merger pursuant to the Merger Agreement.

The foregoing discussion of information and factors considered by our Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the SpeedFC Merger, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, our Board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by our Board. Moreover, each member of our Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

For the reasons set forth above, our Board approved the Merger Agreement, determined that the SpeedFC Merger was advisable and in the best interest of our shareholders and recommends that our shareholders vote FOR the proposal to authorize the issuance of shares of our Common Stock in connection with the proposed SpeedFC Merger.

This explanation of our Board’s reasons for the SpeedFC Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled “Special Note Concerning Forward-Looking Statements” beginning on page 12.

Opinion of Navarre’s Financial Advisor

The full text of the written opinion of Roth Capital Partners, LLC (which is referred to in this Proxy Statement as Roth), dated as of September 27, 2012, is attached to this Proxy Statement as Appendix C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review undertaken by Roth in rendering its opinion. You are encouraged to read the entire opinion carefully and in its entirety.

Roth’s opinion is directed to the Navarre Board and addresses only that, as of the date of Roth’s opinion and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, the consideration to be paid by Navarre pursuant to the Merger Agreement is fair, from a financial point of view, to Navarre. It does not in any manner address any other aspects of the merger and does not constitute a recommendation to any holder of Navarre Common Stock as to how such shareholder should vote or act on any matter with respect to the SpeedFC Merger.  Roth’s opinion also does not address the relative merits of the SpeedFC Merger in comparison to other transactions or strategies that might be available to Navarre.  The summary of the opinion of Roth set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Roth, among other things:

•	reviewed a draft of the Merger Agreement dated September 26, 2012;

•	reviewed certain publicly available business and financial information of Navarre and SpeedFC that Roth deemed relevant;

•	reviewed certain internal financial statements and other financial and operating data concerning Navarre and SpeedFC, respectively;

•	reviewed 2009-2011 audited financial statements for SpeedFC;

•	reviewed 2012 year-to-date auditor reviewed financial statements for SpeedFC;

•	reviewed certain financial forecasts of SpeedFC prepared by management of SpeedFC, as adjusted by management of Navarre, taking into account the SpeedFC Merger, referred to as the “SpeedFC forecasts”;

•	reviewed certain financial forecasts of Navarre prepared by management of Navarre taking into account the merger, referred to as the “Navarre forecasts”;

•
discussed the past and current operations, financial condition and prospects of Navarre and SpeedFC with management of Navarre and SpeedFC, respectively, including, without limitation, the assessments of  management of Navarre as to the liquidity needs of, and financing alternatives and other capital resources available to, Navarre;

•	participated in certain discussions among management of Navarre and SpeedFC regarding their assessment of the strategic rationale for, and the potential benefits of, the SpeedFC Merger;

•	reviewed reported prices and trading activity for Navarre Common Stock that Roth deemed relevant;

•	compared the financial performance of SpeedFC with that of certain publicly traded companies Roth deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Roth deemed relevant; and

•	performed such other analyses and considered such other information, as Roth deemed appropriate.

In arriving at its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth by Navarre and SpeedFC and formed a substantial basis for its opinion.

With respect to the Navarre forecasts and the SpeedFC forecasts, Roth assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Navarre’s management and/or SpeedFC’s management, as applicable, as to the future financial performance of the applicable company. In addition, in rendering its opinion, Roth assumed that the SpeedFC Merger will be consummated in accordance with its terms without any waiver, amendment or delay of any terms or conditions, and in compliance with applicable law, and that the final form of the merger agreement would be substantially similar to the last draft provided to Roth. Roth assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed SpeedFC Merger, no delays, limitations, conditions or restrictions will be imposed or waivers made that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed SpeedFC Merger. Roth is not a legal, tax or regulatory advisor.

Roth relied upon, with the consent of Navarre’s Board, the foregoing information being supplied to Roth being accurate and complete in all material respects, and Roth further relied upon the assurances of management of Navarre that they were not aware of any facts that would make any of the information reviewed by Roth to be inaccurate, incomplete or misleading in any material respect. Further, Roth did not independently verify any such information. Roth did not make any independent evaluation or appraisal of the solvency of Navarre or SpeedFC or of any of the assets or liabilities of Navarre or SpeedFC, nor was Roth furnished with any such evaluations or appraisals. Roth’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Roth as of the date of Roth’s opinion..

Events occurring after the date of Roth’s opinion may affect Roth’s opinion and the assumptions used in preparing it, and Roth did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of each of the material analyses performed by Roth in connection with Roth’s presentation of its oral opinion and the preparation and delivery of its written opinion letter dated September 27, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Roth, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.  In connection with the financial analyses summarized below, Roth has assumed that the consideration payable to SpeedFC Equityholders pursuant to the terms of the Merger Agreement will be within a range of $50.0 million to $65.0 million, calculated as (1) $25 million cash consideration, (2) the $25 million value of the stock consideration and (3) a range of values of earn-out cash and/or stock consideration, based upon potential EBITDA of SpeedFC for 2012 valuing any such stock consideration at an assumed price of $1.50 per share.

Comparable Company Analysis

Roth performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Roth compared certain SpeedFC financial information with comparable publicly available consensus EBITDA (defined as earnings before interest, tax, depreciation and amortization) estimates for companies that shared similar business characteristics with SpeedFC.  For purposes of this analysis, Roth analyzed the following statistics as of September 24, 2012 for comparison purposes:

•	the ratio of enterprise value, defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to last twelve month (LTM) and estimated calendar year 2012 EBITDA:

	Mean Comparable Company Multiple	Median Comparable Company Multiple
LTM EBITDA	8.2x	7.8x
2012E EBITDA	5.9x	6.7x

Based on the analysis of the relevant metrics for each of the comparable companies, Roth selected representative ranges of financial multiples and applied these ranges of multiples to the relevant financial statistics of SpeedFC. For purposes of estimated calendar year 2012 EBITDA, Roth utilized estimates prepared by the Navarre management team, which estimates were based in part upon estimates and projections prepared by management of SpeedFC.  Based on this analysis, Roth estimated the implied equity value of SpeedFC to be in the range of $64.9 million to $90.3 million.

No company utilized in the comparable company analysis is identical to SpeedFC. In evaluating comparable companies and selecting representative ranges of financial multiples, Roth made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Navarre or SpeedFC. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis

Roth performed a precedent transactions analysis, which is designed to imply a value of a company based on applying publicly available financial terms of selected prior transactions that share some characteristics with this transaction. In connection with its analysis of precedent transactions, Roth compared publicly available statistics for selected transactions occurring between January 1, 2010 and September 24, 2012. For each transaction, Roth noted the following financial statistics where available

•	the ratio of aggregate value of the transaction to LTM revenue

•	the ratio of aggregate value of the transaction to LTM EBITDA

Based on an analysis of the relevant metrics and time frame for each transaction referenced above, Roth selected ranges of financial multiples of the transactions and applied these ranges of financial multiples to the relevant financial statistic of SpeedFC.  Based on this analysis, Roth estimated the implied equity value of SpeedFC to be in the range of $73.5 million to $85.0 million.

No company or transaction utilized in the precedent transactions analysis is identical to SpeedFC or to the proposed SpeedFC Merger. In evaluating the precedent transactions and selecting ranges of implied premiums and financial multiples, Roth made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Navarre or SpeedFC. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

Roth performed a discounted cash flow analysis, which is designed to provide insight into the estimated value of a company’s equity as a function of the company’s estimated future free cash flows. To calculate SpeedFC’s equity value, Roth used the SpeedFC forecasts. Roth then applied discount rates ranging from 14% to 16% based on the estimated weighted average cost of capital for SpeedFC and terminal multiples of forecasted EBITDA for the 2015 calendar year of 5.0x to 6.0x.  Based on the discounted cash flow analysis, Roth estimated an equity value ranging from $62.8 million to $76.1 million.

Based on the above analyses, Roth determined that, as of the date of and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, the consideration to be paid by Navarre pursuant to the merger agreement is fair to Navarre from a financial point of view.

Miscellaneous

In connection with the review of the SpeedFC Merger by the Navarre Board, Roth performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Roth considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Roth believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Roth may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth’s view of the actual value of SpeedFC. In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond its control. Any estimates contained in Roth’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Roth has acted as financial advisor to Navarre in connection with the SpeedFC Merger, including related equity and/or debt financings.  In connection therewith, Navarre has agreed to pay Roth customary fees for its services, significant portions of which are contingent upon the consummation of the SpeedFC Merger and/or the related financings.  Navarre also paid to Roth a fee upon Roth’s rendering of its opinion.  Navarre also has agreed to indemnify Roth against certain liabilities, and to reimburse Roth for certain expenses, which are related to or result from Roth’s engagement.

Roth, as part of its investment banking business, is regularly engaged in the valuation of entities’ businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Roth and its affiliates are currently providing and may in the future provide investment banking and other financial services to Navarre and its affiliates for which Roth and its affiliates may receive compensation.  Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including, without limitation, bank loans and other obligations) of Navarre, and, accordingly, may at any time hold a long or a short position in such securities.

Roth is a nationally recognized investment banking firm which is regularly engaged in providing financing advisory services in connection with mergers and acquisitions.  Navarre selected Roth to act as its financial advisor in connection with the SpeedFC Merger on the basis of Roth’s experience in similar transactions, its reputation in the investment community and its familiarity with Navarre and its business.

The Merger Agreement

Consideration

In exchange for all of the SFC Equityholders’ equity interests in SpeedFC, the Merger Agreement provides that the Company will provide initial consideration of $50.0 million in cash and shares of Navarre Common Stock, with additional contingent payments in cash and Common Stock available as described below. The aggregate purchase price for the SpeedFC Merger is comprised of initial and contingent payments of cash and equity to the SFC Equityholders proportionate to their ownership in SpeedFC, as adjusted pursuant to the terms of the Merger Agreement.

Initial Payments

The initial consideration is comprised of: (i) $25.0 million to be paid in cash at closing (less certain escrow and holdback amounts, and subject to certain net working capital and post-closing adjustments) (the “Initial Cash Payment”); and (ii) $25.0 million worth of shares of Navarre Common Stock, or 17,095,186 shares, to be issued at closing (the “Initial Equity Payment”).

The Initial Cash Payment is subject to both a “Net Working Capital Adjustment” and a “Post-Closing Adjustment.” The Net Working Capital Adjustment can adjust the Initial Cash Payment upward or downward, on a dollar for dollar basis, to reflect differences in Estimated Closing Net Working Capital versus the Target Working Capital amount, as demonstrated by reports prepared prior to closing for the comparison. In addition, the Initial Cash Payment is subject to a Post-Closing Adjustment which can adjust the Initial Cash Payment upward or downward, on a dollar for dollar basis, to reflect differences in Closing Net Working Capital versus the Estimated Closing Net Working Capital amount, as demonstrated by reports prepared post-closing for the comparison.  If the Closing Net Working Capital is more than the Estimated Closing Net Working Capital, Navarre will pay the excess to the SFC Equityholders. If Closing Net Working Capital is less than Estimated Closing Net Working Capital, then the deficit will be debited from the escrow account described below. The Estimated Closing Net Working Capital may also be adjusted to reflect the collection of, or failure to collect, Acquired Receivables.

The calculation of the number of shares constituting the Initial Equity Payment was based on dividing $25.0 million by the volume-weighted average per share closing price (rounded to the nearest thousandth of one cent) of our Common Stock during the twenty consecutive trading days ending on but including the trading day two trading days before the date of the Merger Agreement, and rounding to the nearest share. Under that calculation, the Initial Equity Payment Common Stock will be valued at $1.4624 per share. The SFC Equityholders will be apportioned the Initial Equity Payment shares based on a conversion amount determined after taking into account the SFC Equityholders’ respective ownership of shares of Common Stock of SpeedFC and options to purchase Common Stock of SpeedFC, all as is set out more specifically in the Merger Agreement. In particular, as a result of the SpeedFC Merger, SFC Equityholders Jeffrey B. Zisk (including amounts beneficially owned by him) and M. David Bryant, both of whom will be appointed to the Navarre Board, will own Common Stock of the Company that, as of September 24, 2012 (including contingent amounts described below), approximates 21.1% and 7.1%, respectively, of the voting power of our outstanding stock.

The Merger Agreement provides that $4.0 million of the Initial Cash Payment is to be placed in an 18 month escrow account, governed by an escrow agreement, to cover potential indemnification obligations owed by the SFC Equityholders to us and certain cash consideration adjustments. Subject to certain carve-outs for any disputed amounts, 50% of the initial escrow amount is scheduled to be released to the SFC Equityholders on the 12 month anniversary of the date of the closing of the Merger Agreement (less any losses, costs or claims previously collected from the escrow account, as well as pending claims) with the remaining amount (less pending claims) to be released to the SFC Equityholders on the date that is 18 months following the closing of the Merger Agreement. Costs associated with the escrow account will generally be split 50% between (a) us and Merger Sub, and (b) SFC Equityholders. The Merger Agreement also provides for up to $250,000 of the Merger Consideration to be held back by the SFC Equityholders’ representative to cover costs, such as legal fees, associated with actions taken in connection with the Merger Agreement.

Contingent Payments

The contingent consideration is subject to the achievement of certain financial performance metrics by SpeedFC (together with its subsidiary and Merger Sub) in the 2012 calendar year, which, if met, would require: (i) the payment of up to an additional $10.0 million in cash consideration (the “Contingent Cash Payment”) and (ii) the issuance of 3,333,333 shares of our Common Stock to the SFC Equityholders  (“Contingent Equity Payment”).

The Contingent Cash Payment is dependent upon SpeedFC (together with its subsidiary and the Surviving Corporation) achieving at least $6.0 million in “2012 Adjusted EBITDA.” If the EBITDA threshold is met or exceeded, the Merger Agreement provides for us to pay the SFC Equityholders a cash earn out amount equal to 100% of the 2012 Adjusted EBITDA amount attained, up to a cap of $10.0 million. 2012 Adjusted EBITDA as defined in the Merger Agreement, refers to the aggregate earnings before interest, taxes on income, depreciation and amortization expenses (excluding certain expenses) of SpeedFC (together with its subsidiary and the Surviving Corporation, as applicable) from January 1, 2012 to December 31, 2012.

The Contingent Equity Payment is dependent upon SpeedFC (together with its subsidiary and the Surviving Corporation) achieving at least $8.25 million in 2012 Adjusted EBITDA.  If 2012 Adjusted EBITDA equals or exceeds $8.25 million, the Contingent Equity Payment will be earned in full; the Contingent Equity Payment is either earned in full or will be unearned and unpaid.  If earned, the shares will be apportioned among the SFC Equityholders according to their SpeedFC “Percentage Interest,” as defined by the Merger Agreement.

Appointment of Directors, Employment Agreement

The Merger Agreement provides for the appointment of Jeffrey B. Zisk and M. David Bryant to Navarre’s Board of Directors upon the closing of the SpeedFC Merger. Biographical information regarding Messrs. Zisk and Bryant follows.

Jeffrey B. Zisk, age 55, founded SpeedFC, Inc. in May 2000 and has been President, Chairman and CEO and Director since that time. He has over 30 years of experience in the fulfillment, technology and retail industries.  Mr. Zisk began his entrepreneurial career by partnering with Ross Perot in the successful start up of AMWC (d.b.a. American Wholesale Club), a warehouse retailer/wholesaler of grocery, hard-line and soft-line products. Following the successful sale of AMWC to a large competitor, Mr. Zisk served as CEO, President and Founder of Entertainment Foods, Inc., a manufacturer, distributor and retailer of high quality fresh prepared foods. Prior to founding SpeedFC,  he also served as President and COO of Designers Collection, Inc., a Dallas-based manufacturer and distributor of home textile products and Vice President of TurboChef Inc., a cooking technology company. Mr. Zisk graduated from Vanderbilt University in 1979 with a Bachelor's of Engineering degree. He grew up in Dallas, Texas, and attended St. Marks School of Texas, a private preparatory school where he previously served as a Trustee for many years.

Monroe David Bryant, Jr., age 61, has been a Director of SpeedFC, Inc. since 2000. Mr. Bryant is a shareholder in Cox Smith Matthews, Incorporated, the largest law firm based in San Antonio, Texas. Mr. Bryant started the Dallas office of the firm in 2005 and practices litigation across several areas of law including financial fraud and bankruptcy-related litigation, technology and real estate litigation, securities and corporate governance matters and across all areas of business dispute practice. Since 2003, Mr. Bryant has also been a director of The Landrum Company and/or its principal subsidiary, The Landmark Bank, N.A., based in Columbia, Missouri. Previously, Mr. Bryant served as Vice President and General Counsel for Perot Systems Corporation, then a privately held technology services company, and as Senior Vice President and General Counsel of Amtech Corporation (NASDAQ:AMTC), a manufacturer and service provider with respect to radio frequency identification equipment.  Mr. Bryant earned a J.D. degree from Harvard Law School, magna cum laude, in 1975.  He is a member of the State Bars of Texas and California and also serves as a Senior Trustee of Austin College, a private liberal arts college in Sherman, Texas.

Director Compensation

The Merger Agreement also includes providing the same compensation to Messrs. Zisk and Bryant as to directors who are similarly situated on Navarre’s Board. This includes providing equity compensation to Mr. Bryant pursuant to existing Navarre equity compensation plans (due to the employment arrangement described below, Mr. Zisk would be ineligible to receive equity compensation as a director). Messrs. Zisk and Bryant will initially serve for a one year term, but will be nominated for re-election to the Board at the 2013 Annual Meeting, so that they serve an aggregate term of three years.  Additionally, their Board membership remains contingent upon certain employment, non-competition and stock ownership requirements, the violation of which could result in their individual, or in some cases, joint, removal as directors.

Zisk Employment Agreement

The Merger Agreement also provides for Mr. Zisk to enter into employment and non-competition agreements with Navarre. The following summary of this agreement is qualified in its entirety by the terms of the form of employment agreement attached as Exhibit 10.2 to the Current Report on Form 8-K dated September 27, 2012, which is incorporated herein by reference. During the term of the agreement, Mr. Zisk will serve as a director of the Company and the president of the surviving corporation, and have the authority, responsibilities and duties customarily performed by a president of similar businesses. The employment agreement provides for a base salary of $325,000 and eligibility for an annual bonus of up to fifty percent (50%) of his base salary under the terms of the Company’s Fiscal Year 2012 Annual Management Incentive Plan, which amount would be pro-rated. The employment agreement also grants Mr. Zisk the same eligibility to participate in the Company’s Amended and Restated 2004 Stock Plan as similarly situated executive officers of the Company, but does not provide for any equity grants at the time of closing. Mr. Zisk is also entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as similarly situated executive officers of the Company.

The term of the agreement is for an initial five year term with at-will renewals, unless notice of termination is provided by either party to the other at least 30 days prior to the expiration of the Initial Term, or during a renewal, upon 30 days’ written notice. The initial term expires five years from the Effective Date of the SpeedFC Merger. Mr. Zisk’s employment agreement and any compensation granted thereunder will be subject to the approval of the Navarre’s Compensation Committee and will be pursuant to existing equity compensation plans, and any agreement remains subject to Navarre and Mr. Zisk’s discretion and approval.

Interests of SpeedFC’s Officers and Directors in the SpeedFC Merger

The following table identifies the approximate cash and share consideration that will be payable to the officers or directors of SpeedFC as SFC Equityholders upon consummation of the SpeedFC Merger (such amounts exclude Contingent Consideration, which may not be earned, and do not include any future amounts related to future employment).

Name & Title	Consideration to be Paid
	Cash Consideration	Share Amounts
Jeffrey B. Zisk, President, CEO, Chairman (1)	$12,392,832	10,199,706
M. David Bryant, Director	$4,164,470	3,425,118
Robert J. Potter (2)	$1,111,132	918,396
Vanessa Castagna	$295,606	253,202
Will Pendergast, Chief Technology Officer	$54,206	47,377
Neil Cohen, Vice President Client Services	$67,929	56,025
Debra Moody, Vice President, Chief Information Officer	$54,206	47,377

(1)
Mr. Zisk’s share amounts include amounts deemed to be beneficially owned by him. Such amounts include the securities he owns individually (50.1%) as well as those he is deemed to own beneficially through the ownership of affiliates of his: the Zisk Family Partnership, LP (7.4%) and the Jennifer Kate Partnership, LP (1.9%).

(2)	Includes amounts deemed to be beneficially owned by him through the Robert J. Potter Foundation.

Affirmative Covenants and Other Agreements

In the SpeedFC Merger Agreement, we, SpeedFC and the SFC Equityholders agreed to do a number of things, including the following:

•
We agreed to prepare and file a Proxy Statement with the SEC in connection with the Annual Meeting to be held for the purpose of obtaining the shareholder approval required by NASDAQ’s Listing Rules such that we may issue shares of our Common Stock to the SFC Equityholders as described in this Proxy Statement.

•
We agreed to cause the Annual Meeting to be held promptly and agreed to include in this Proxy Statement (and in any additional soliciting materials) the recommendation of our Board of Directors that the shareholders give the necessary shareholder approval.

•	We agreed to use commercially reasonable efforts to solicit and obtain the necessary shareholder approval.

•
Subject to certain limitations, SpeedFC and its representatives agreed to cease or terminate any discussions or negotiations for a Competing Transaction (as such term is defined in the Merger Agreement) until the earlier of the Effective Time or the termination of the Merger Agreement, and agreed to provide at least 48 hours notice of any meeting at which a proposal or offer regarding a Competing Transaction would be considered by the SpeedFC Board of Directors.

•
Subject to certain limitations, we and our representatives agreed to cease or terminate any discussions or negotiations for an E-Commerce Competing Transaction (as such term is defined in the Merger Agreement) until the earlier of the Effective Time or the termination of the Merger Agreement.

Representations and Warranties

In the Merger Agreement, SpeedFC and the SFC Equityholders made standard representations and warranties regarding the business and operations of SpeedFC and various other matters. We also made standard representations and warranties for a transaction of this type.

Indemnification

Each SFC Equityholder has agreed, or will agree, to severally and not jointly indemnify and defend each of Navarre, the Surviving Corporation, their affiliates and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives and successors and assigns (collectively, the “Navarre Indemnified Parties”), for such SFC Equityholder’s pro rata share of any and all liabilities, obligations, deficiencies, demands, claims, Actions, causes of action, assessments, losses, out-of-pocket costs and expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants and reasonable costs of investigation, but specifically excluding punitive damages, speculative damages, exemplary damages and consequential damages)(individually and collectively, the “Losses”) suffered, sustained or incurred by any Navarre Indemnified Party to the extent arising out of:

•	Any inaccuracy in the representations or warranties of SpeedFC or the SFC Equityholders contained in the Merger Agreement or any certificate delivered by SpeedFC or its subsidiary;

•	The failure of SpeedFC or any SFC Equityholder to perform a covenant or obligation contained in the Merger Agreement;

•	Any Taxes imposed on SpeedFC with respect to or arising out of any period (or portion of any period) prior to closing;

•	Losses with respect to any misappropriation by the Equityholder Representative of the escrow amount or any holdback amount; and

•
The failure to properly classify or properly pay or withhold any Taxes relating to any employee of SpeedFC or its Subsidiary who is a United States citizen and who has provided services in Mexico for SpeedFC or its Subsidiary.

Except for any Losses resulting from any breach of any SpeedFC Fundamental Representations (as defined in the Merger Agreement), the SFC Equityholders will not be liable to any Navarre Indemnified Party, unless the aggregate Losses incurred by the Navarre Indemnified Parties exceed $250,000, in which case the SFC Equityholders will be liable to Navarre Indemnified Parties for the amount of all such Losses from the first dollar thereof. Thereafter, except for Losses resulting from the breach of any SpeedFC Fundamental Representations, the aggregate amount required to be paid to the Navarre Indemnified Parties by the SFC Equityholders for any Losses resulting from breaches of the representations and warranties other than the IP Representations will not exceed $10,000,000 and the aggregate amount required to be paid to the Navarre Indemnified Parties by the SFC Equityholders for any Losses resulting from the breaches of the Non-IP Representations and the IP Representations, collectively will not exceed $20,000,000.

In addition, Navarre has agreed to indemnify each SFC Equityholder and their stockholders, their affiliates and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives, successors and permitted assigned (the “SFC Indemnified Parties”) for any and all Losses which any SFC Indemnified Party may sustain in connection with (i) any inaccuracy in, breach of or nonfulfillment of any of Navarre’s or Merger Sub/Surviving Corporation’s representations, warranties, covenants or agreements contained in the Merger Agreement, and (ii) the failure to perform any Navarre and/or Surviving Corporation covenant or Merger Agreement obligations, and (iii) any income tax liability imposed on Navarre or its subsidiaries with respect to or arising out of any period prior to closing to the extent such liabilities exceed identified amounts. However, except for the breach of any Navarre Fundamental Representations (as defined in the Merger Agreement), neither Navarre nor the Merger Sub/Surviving Corporation will be liable to the SFC Indemnified Parties until the Losses exceed $250,000, in which case Navarre and the Merger Sub/Surviving Corporation will be liable to the SFC Equityholders for the amount of all such Losses from the first dollar thereof.  Furthermore, except for any Losses from breach of any Navarre Fundamental Representations, the aggregate amount required to be paid to the SFC Indemnified Parties by Navarre and Merger Sub/Surviving Corporation will not exceed $10,000,000.

The aggregate amount required to be paid to the SFC Indemnified Parties, individually or collectively, by Navarre or Surviving Company will not exceed the sum of the cash consideration paid or required to be paid to the SFC Equityholders pursuant to the Merger Agreement, plus the aggregate cash proceeds received by the SFC Equityholders in respect of Navarre Common Stock received by such SFC Equityholders and subsequently sold by such SFC Equityholders, plus the aggregate value of any shares of Navarre Common Stock held or to be received by such SFC Equityholders.

Any indemnification obligation under the Merger Agreement for any adverse consequences will be net of tax savings attributable to such adverse consequences. Payment of amounts owing by the indemnifying party will be made promptly upon a final settlement between the indemnifying party and the indemnified party or upon a final adjudication by a court of competent jurisdiction.  Moreover, the indemnification limits described above do not apply to losses resulting from any breach of a representation or warranty that constitutes intentional fraud.

Survival

The representations and warranties of the parties to the Merger Agreement related to Fundamental Representations will remain in full force and effect indefinitely.  Certain representations and warranties of the parties identified in the Merger Agreement related to, among other things, employee benefit plans, environmental matters, intellectual property and tax matters will remain in full force and effect until 120 days following the applicable statute of limitations with respect to the subject matter of such representations and warranties.  All other representations and warranties contained in the Merger Agreement will remain in full force and effect for 18 months following closing.

Escrow

A $4,000,000 cash escrow, adjusted by any working capital and post-closing adjustments, will be available to compensate the Navarre Indemnified Parties for Losses entitled to indemnification.

Exclusive Remedy

From and after the closing, the indemnification provisions in the Merger Agreement will provide the sole and exclusive remedy for any of the matters addressed therein and other claims arising out of the Merger Agreement and the transactions contemplated thereby. Each party to the Merger Agreement has waived and agreed not to assert or assign any such claims other than pursuant to the indemnification procedures, except in the case of intentional fraud, claims arising under Rule 10b-5 of the Securities Exchange Act of 1934, and with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available. Without limiting the generality of the foregoing, each of the parties to the Merger Agreement waived, on behalf of itself and its Affiliates, any other potential causes of action for indemnity, contribution, cost recovery or any independent causes of action that such person may have pursuant to any law.

Closing Conditions

Under the Merger Agreement, and apart from certain standard closing items, the following material items are required to be obtained by Navarre at or prior to the closing of the SpeedFC Merger:

•
Navarre shall have obtained financing satisfactory to it to complete the SpeedFC Merger. If satisfactory financing has not been obtained, the SpeedFC Merger will not occur and Navarre will be responsible for certain SFC Equityholders’ legal and accounting costs incurred with the transaction.

•	Navarre shall have received the required shareholder approval that is the subject of this Proxy Statement.

Registration Rights

Pursuant to the Merger Agreement, we agreed to provide certain registration rights to the SFC Equityholders.  Under the Registration Rights Agreement, which is an exhibit to the Merger Agreement, we agreed to provide, during the three (3) years following closing of the merger transactions, “piggyback” registration rights to certain registration statements filed by Navarre with the Securities and Exchange Commission (other than for registrations on Form S-8, a certain Form S-3, and Form S-4).  Thereafter, we agreed to provide for a one-time demand registration right to any SFC Equityholder that owns more than 10% of Navarre stock, provided Navarre is then eligible to use Form S-3.  This demand registration right must be exercised prior to the fifty-fourth month following closing of the merger transaction and the rights granted are subject to certain legal and underwriting limitations.

Financing

One of the closing conditions under the Merger Agreement is that the Company secure satisfactory financing to support its payment of the cash consideration (“Financing”). The Company estimates that total funds of approximately $25.0 million plus up to $10.0 million in contingent payment will be needed to complete the SpeedFC Merger.  The Company believes this amount may ultimately be provided through a combination of sources, including, but not limited to, new subordinated, secured debt financing, the use of the Company’s current credit facility or other sources. If the Company is unable to secure financing on terms satisfactory to it, the SpeedFC Merger will not occur.

Minnesota Anti-Takeover Statutes; Approval by Special Committee

The Minnesota Business Combination Act provides that a publicly held Minnesota corporation may not enter into a business combination with an “interested shareholder” for at least four years after that shareholder acquired a 10% interest in the corporation, subject to certain exceptions and exclusions. An “interested shareholder” is a beneficial owner of at least 10% of the voting power of the outstanding shares of a corporation or certain affiliates or associates of the corporation. A “business combination,” for purposes of the statute, includes, among other things, mergers, sales of substantial assets and issuances of shares of capital stock of the corporation with a market value equal to 5% or more of the market value of the outstanding capital stock of the corporation.

The Minnesota Business Combination Act does not apply if the business combination or the acquisition of shares by a person or entity that results in that shareholder becoming an interested shareholder (through beneficial ownership of at least 10% of the voting power of the outstanding shares of the corporation) is approved by a committee of “disinterested directors” before the person or entity becomes an interested shareholder. For purposes of the statute, a disinterested director is a director who is not an officer or employee of the corporation or a related organization and has not been an officer or employee of the corporation or a related organization within five years before the committee is formed.

Prior to the SpeedFC Merger, Jeffrey B. Zisk was not an interested shareholder of ours. As a result, his acquisition of the Company’s shares as a result of the SpeedFC Merger is not prohibited by the Minnesota Business Combination Act.

In order to prevent the application of the Minnesota Business Combination Act to possible future transactions with Mr. Zisk or entities controlled by him, our Board of Directors agreed to the formation of a special committee of disinterested directors to consider and approve, in advance of the signing of the agreements for the SpeedFC Merger, the acquisition of beneficial ownership by Mr. Zisk of our capital stock pursuant to the SpeedFC Merger for purposes of exempting such acquisitions from the Minnesota Business Combination Act.

On September 27, 2012, the members of the Special Committee unanimously approved the acquisition by the Mr. Zisk of Navarre Common Stock in connection with the SpeedFC Merger transaction, such that the Minnesota Business Combination Act is not applicable.

Interests of Navarre’s Officers and Directors in the Transactions

As of the date of this Proxy Statement, none of our directors or executive officers have any interests in the SpeedFC Merger that are different from, or in addition to, the interests of Navarre’s shareholders generally.

Material United States Federal Income Tax Consequences to Existing Navarre Shareholders

The existing Navarre shareholders generally should not be subject to any material United States federal income tax consequences solely as a result of the merger.

Anticipated Accounting Treatment of the Transaction

We will account for the acquisition of SpeedFC pursuant to the transaction agreement and using the acquisition method of accounting in accordance with U.S. GAAP. We will allocate the final purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If in the future, we determine that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

The purchase price allocation reflected in the unaudited pro forma condensed consolidated financial statements included in this Proxy Statement is based on preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The amount of the estimated purchase price allocated to goodwill and intangibles is anticipated to approximate $57.0 million. The final purchase price allocation will be based in part on detailed valuation studies which have not yet been completed. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting will occur and could have a material impact on the pro forma statements and the combined company’s future results of operations and financial position. We expect to complete the final purchase price allocation no later than 12 months following the closing of the transaction.

Appraisal or Dissenters’ Rights

Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Annual Meeting.

Regulatory Approvals

Apart from the necessary filing and recordation of merger documents, complying with applicable federal and state securities laws in connection with the issuance of shares of our Common Stock in the merger by private placement, complying with the NASDAQ Listing Rules, and filing this Proxy Statement with the Securities and Exchange Commission, there are no other state or federal regulatory requirements or approvals required to be complied with or obtained in order to consummate the SpeedFC Merger. In particular, we are seeking shareholder approval as described in Proposal No. 4 in connection with such transactions because shareholder approval of Proposal No. 4 is necessary under the rules and regulations of NASDAQ in order to permit continued listing of our shares of Common Stock if we consummate the SpeedFC Merger, as contemplated by the Merger Agreement.

Parties to the SpeedFC Merger

Navarre Corporation

We are a distributor and provider of complete logistics solutions to traditional and e-commerce retail channels.  Our solutions support both direct-to-consumer (“DTC”) and business-to-business (“B2B”) sales.  We are also a publisher of computer software. For detailed information regarding the Company’s business please refer to our Form 10-K for the fiscal year ended March 31, 2012 and our Form 10-Q for the quarter ended June 30, 2012, which are incorporated herein by reference.

SpeedFC

Since its founding in 2000, SpeedFC, Inc. has been a leading provider of flexible end-to-end e-commerce services to retailers and manufacturers. SpeedFC and its wholly owned subsidiary, SpeedFC, S. de R.L. de C.V., (collectively, “SpeedFC”) is an outsourcing provider of third-party e-commerce fee-based services. SpeedFC’s services include SaaS web platform development and hosting, fulfillment, order management and call center capabilities which provide customers with easy to implement, cost-effective, transaction-based services and information management tools. SpeedFC has fulfillment centers which are located in Texas and Ohio, information technology development offices in Texas and Mexico and operates call centers in Texas, Ohio and Mexico.

Merger Sub (Post Merger – Surviving Corporation)

SFC Acquisition Co., Inc., is a wholly-owned subsidiary of Navarre Corporation formed solely for the purposes of the SpeedFC Merger transaction.  It is a Minnesota corporation.  The SpeedFC Merger will be accomplished through a merger of SpeedFC with and into SFC Acquisition Co., Inc.  SFC Acquisition Co., Inc. will be the surviving corporation.  The surviving corporation’s name will be changed to SpeedFC, Inc. in connection with the completion of the SpeedFC Merger.

SFC Equityholders

The SFC Equityholders are the persons that hold equity interests (including options to purchase capital stock and vested restricted stock) in SpeedFC prior to the SpeedFC Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Navarre Corporation (“the Company” or “Navarre”) and SpeedFC, Inc. and Subsidiary (“SpeedFC”) after giving effect to (i) the proposed merger of SpeedFC into a subsidiary of Navarre described below and elsewhere in this Proxy Statement, (ii) the financing of the secured credit facility in conjunction with the merger, (iii) the repayment of SpeedFC’s existing revolving line of credit and (iv) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial information. SpeedFC is required to repay its existing revolving line of credit prior to the closing of the merger, pursuant to the terms of the Merger Agreement (defined below).  The adjustments give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the pro forma condensed combined statements of operations and comprehensive income (loss), expect to have a continuing impact on the combined company.

Navarre’s fiscal year ends on March 31 of each year, and the fiscal year of SpeedFC ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of June 30, 2012 is based on the historical balance sheet of Navarre as of June 30, 2012 and of SpeedFC as of June 30, 2012 and the assumption that the merger had occurred as of June 30, 2012. The pro forma condensed combined statements of operations for the fiscal year ended March 31, 2012 combines the results of operations of Navarre for the year ended March 31, 2012 and of SpeedFC for the year ended December 31, 2011 (in each case, the most recently completed fiscal year), and is based on the assumption that the merger had occurred on April 1, 2011 (incorporating SpeedFC’s year beginning on January 1, 2011)), the first days of the beginning of Navarre’s and SpeedFC’s fiscal year respectively.  As a result of the different fiscal year ends, and in order to present results for comparable periods, the unaudited pro forma interim condensed combined statements of operations for the three-month period ended June 30, 2012 combines Navarre’s historical consolidated statement of operations and comprehensive income (loss) for the three-month period ended June 30, 2012 with SpeedFC’s historical consolidated statement of operations for the three month period ended June 30, 2012.

On September 27, 2012, SpeedFC entered in an Agreement and Plan of Merger with Navarre (the “Merger Agreement”).  Upon consummation of the merger, SpeedFC will be merged into a wholly-owned subsidiary of Navarre.  Pursuant to the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, the SFC Equityholders will be entitled to receive 17,095,186 shares of common stock of Navarre and each SFC Equityholder will be entitled to receive a pro rata portion of $25.0 million in total cash consideration, subject to holdbacks and adjustments as provided in the Merger Agreement.  In addition, each SFC Equityholder will be entitled to receive a pro rata portion of earn-out consideration.  The earn-out consideration consists of additional cash not to exceed $10.0 million and an additional 3,333,333 shares of Common Stock of Navarre.  The Merger Agreement contains customary representations, warranties, and covenants of SpeedFC, the SFC Equityholder, and Navarre, including, among others, covenants of the companies not to engage in certain significant actions without the prior written consent of the other party. The Merger Agreement includes indemnifications for certain items, as well as provisions for termination payments related to transaction costs incurred should the Merger Agreement be terminated. The consummation of the merger is contingent on the approval by the shareholders of Navarre.

In connection with entering into the Merger Agreement, Navarre expects to obtain financing with proceeds of up to $35 million.

The merger will be accounted for as a business combination using the acquisition method of accounting and, accordingly, will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the pro forma combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the consummation of the merger, will be revised as additional information becomes available upon consummation of the merger and finalization of the valuation of SpeedFC’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of SpeedFC as of the closing date of the merger.

The total estimated fair value of merger consideration was determined as of June 30, 2012, the date on which the merger transaction is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheets.  The total estimated fair value of consideration was calculated in accordance with U.S. GAAP and is comprised of market value of the common shares of Navarre, cash and the fair value of the contingent consideration.  Total estimated fair value of consideration is as follows:

Consideration:
Cash	$25,000
Market value of 18,836,648 shares of Navarre Common Stock	21,250
Contingent payment obligation — cash	7,858
Contingent Common Stock obligation — 3,333,333 shares of Navarre Common Stock	1,297
Estimated fair value of total consideration	$55,405

The final fair value of consideration will be based in part on detailed valuation studies which will be completed no later than 12 months following the closing of the transaction.  Differences between the estimated fair value of consideration in the pro forma financial statement and the final fair value of consideration will occur and could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (1) reductions of corporate overhead, (2) elimination of duplicate functions and (3) increased operational efficiencies through the adoption of best practices and capabilities from each company. The pro forma combined financial information is not intended to represent what Navarre’s financial position or results of operations would actually have been if the merger had occurred on the dates assumed.

The unaudited pro forma condensed consolidated financial data and allocation of purchase price are based on assumptions, estimates and adjustments which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma adjustments represent Navarre’s preliminary determinations of these adjustments and are based on available information and certain assumptions Navarre considers reasonable under the circumstances. Final amounts could differ from those set forth herein and are subject to finalization of a third party valuation.   The unaudited pro forma condensed combined financial statements may not be indicative of the results of operations that would have been achieved if the SpeedFC acquisition had occurred on the dates indicated or which we may achieve in the future.

The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with (i) Navarre’s historical consolidated financial statements and related notes contained in Navarre’s annual report on Form 10-K for the year ended March 31, 2012, which is incorporated by reference into this proxy statement, (ii) Navarre’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into this proxy statement, and (iii) the historical financial information of SpeedFC included within this filing.

Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)

	Historical		Pro Forma
	Navarre June 30, 2012	SpeedFC June 30, 2012	Adjustments		Combined
Assets:
Current assets:
Cash and cash equivalents	$-	$-	$-		$-
Restricted cash	-	-	10,000	(1)	10,000
Accounts receivable, net	48,173	8,644	-		56,817
Inventories	29,440	-	-		29,440
Prepaid expenses	2,570	1,598	-		4,168
Deferred tax assets — current, net	1,473	54	-		1,527
Other assets — current	8	221	1,550	(4)	1,779
Total current assets	81,664	10,517	11,550		103,731
Property and equipment, net	6,498	4,575	-		11,073
Software development costs, net	696	972	-		1,668
Other assets:
Intangible assets, net	1,412	-	22,890	(2)	24,302
Goodwill	-	-	34,497	(2)	34,497
Deferred tax assets — non-current, net	18,838	-	(7,783)	(5)	9,790
			(1,265)	(9)
Non-current prepaid expenses	4,635	1,910	-		6,545
Other assets	2,421	24	-		2,445
Total assets	$116,164	$17,998	$59,889		$194,051
Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$67,737	$3,910	$-		$71,647
Checks written in excess of cash balances	2,141	670	-		2,811
Accrued expenses	5,166	1,508	1,550	(4)	8,224
Deferred revenue	-	1,299	-		1,299
Contingent payment obligation short-term — acquisition	-	-	7,858	(7)	7,858
Line of credit	-	514	-		514
Other liabilities — short-term	57	358	-		415
Total current liabilities	75,101	8,259	9,408		92,768
Long-term liabilities:
Deferred revenue	-	2,122	-		2,122
Note payable	-	-	35,000	(3)	35,000
Deferred tax liability - long-term	-	1,265	(1,265)	(9)	-
Other liabilities — long-term	1,562	551	-		2,113
Total liabilities	76,663	12,197	43,143		132,003
Commitments and contingencies
Contingent common stock obligation - acquisition	-	-	1,297	(7)	1,297
Shareholders’ equity:

Common stock	164,425	47	(47)	(8)	185,675
			21,250	(6)
Preferred stock	-	10	(10)	(8)	-
Treasury stock	-	(60)	60	(8)	-
Additional paid in capital	-	2,010	(2,010)	(8)	-
Retained earnings (accumulated deficit)	(124,942)	3,794	(3,794)	(8)	(124,942)
Accumulated other comprehensive income	18	-	-		18
Total shareholders’ equity	39,501	5,801	16,746		62,048
Total liabilities and shareholders’ equity	$116,164	$17,998	$59,889		$194,051

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts)

	Historical		Pro Forma
	Navarre	SpeedFC
	Year ended	Year ended
	March 31, 2012	December 31, 2011	Adjustments		Combined

Net sales	$480,824	$48,931	$-		$529,755
Cost of sales	436,318	39,433	-		475,751
Gross profit	44,506	9,498	-		54,004
Operating expenses:
Selling and marketing	21,112	2,342	-		23,454
Distribution and warehousing	13,170	-	-		13,170
General and administrative	22,907	2,926	(5,170)	(B)	20,663
Information and technology	-	2,663	5,170	(B)	7,833
Depreciation and amortization	3,624	-	2,317	(A)	5,941
Goodwill and intangible impairment	5,996	-	-		5,996
Total operating expenses	66,809	7,931	2,317		77,057
Income (loss) from operations	(22,303)	1,567	(2,317)		(23,053)
Other income (expense):
Interest income (expense), net	(968)	(65)	65	(C)	(5,595)
			(4,627)	(D)
Other income (expense), net	(457)	-	-		(457)
Income (loss) from operations, before income tax	(23,728)	1,502	(6,879)		(29,105)
Income tax benefit (expense)	(10,572)	(748)	2,589	(E)	(8,731)
Net income (loss)	$(34,300)	$754	$(4,290)		$(37,836)

Other comprehensive income (loss):
Net unrealized gain on foreign exchange rate translation, net of tax	(164)	-	-		(164)
Comprehensive income (loss)	$(34,464)	$754	$(4,290)		$(38,000)

Earnings (loss) per common share (F):
Basic	$(0.93)	$0.13			$(0.70)
Diluted	$(0.93)	$0.13			$(0.70)
Weighted average shares outstanding(F):
Basic	36,877	5,701			53,972
Diluted	36,877	5,701			53,972

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
(In thousands, except per share amounts)

	Historical		Pro Forma
	Navarre Three months ended June 30, 2012	SpeedFC Three months ended June 30, 2012	Adjustments		Combined

Net sales	$91,272	$14,716	$-		$105,988
Cost of sales	81,225	11,702	-		92,927
Gross profit	10,047	3,014	-		13,061
Operating expenses:					-
Selling and marketing	3,944	489	-		4,433
Distribution and warehousing	1,712	-	-		1,712
General and administrative	4,072	673	(1,056)	(B)	3,689
Information and technology	-	1,263	1,056	(B)	2,319
Depreciation and amortization	813	-	660	(A)	1,473
Total operating expenses	10,541	2,425	660		13,626
Income (loss) from operations	(494)	589	(660)		(565)
Other income (expense):					-
Interest income (expense), net	(95)	(11)	11	(C)	(1,252)
			(1,157)	(D)
Other income (expense), net	(241)	-	-		(241)
Income (loss) from operations, before income tax	(830)	578	(1,806)		(2,058)
Income tax benefit (expense)	259	(232)	673	(E)	700
Net income (loss)	$(571)	$346	$(1,133)		$(1,358)

Other comprehensive income (loss):
Net unrealized gain on foreign exchange rate translation, net of tax	27	-	-		27
Comprehensive income (loss)	$(544)	$346	$(1,133)		$(1,331)

Earnings (loss) per common share (F):
Basic	$(0.02)	$0.06			$(0.03)
Diluted	$(0.02)	$0.06			$(0.03)
Weighted average shares outstanding(F):
Basic	37,155	5,709			52,250
Diluted	37,155	5,709			52,250

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Conforming interim periods

Navarre’s fiscal year end is March 31, while SpeedFC’s fiscal year end is December 31.  The latest interim period for Navarre is its first quarter results for the three-month period ended June 30, 2012, while SpeedFC’s latest interim period is its second quarter results for the three and six-month period ended June 30, 2012.  In order for the unaudited interim pro forma results of SpeedFC to be most current, the interim results of SpeedFC included in unaudited pro forma interim combined statement of operations reflect the three-months ended June 30, 2012.  Accordingly, SpeedFC’s historical unaudited financial information included in the statement of operations covering the three-month period ended March 31, 2012 has been excluded as follows (amounts in thousands):

SpeedFC
Three months ended March 31, 2012

Net sales	$13,088
Cost of sales	10,116
Gross profit	2,972
Operating expenses:
Selling and marketing	530
General and administrative	622
Information and technology	1,122
Total operating expenses	2,274
Income (loss) from operations	698
Other income (expense):
Interest income (expense), net	(49)
Income from operations, before income tax	649
Income tax expense	(277)
Net income	$372

Transaction costs

The accompanying pro forma condensed combined financial statements do not include the impact of any transaction costs directly related to the merger agreement that would be non-recurring.  These costs are anticipated to be paid out of Navarre’s cash on hand.

Deferred tax asset valuation allowance

The accompanying pro forma condensed combined financial statements do not include the impact, if any, of the potential full or partial reversal of Navarre’s $18.9 million deferred tax valuation allowance that was recorded during the twelve months ended March 31, 2012 and remains on Navarre’s consolidated balance sheet as of June 30, 2012. The amount of the deferred tax asset valuation allowance reversal will be determined upon completion of the transaction.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

(1)	Represents the remaining net proceeds from debt financing (see Note 3 below), after payment of $25.0 million cash portion of the purchase price for the SpeedFC acquisition.

(2)	The total estimated fair value of consideration is allocated to the assets to be acquired and liabilities to be assumed is based on the following preliminary basis:

Estimated fair value of total consideration	$55,405

Current assets	$10,517
Fixed assets	4,575
Software development costs	972
Other assets	1,934
Customer relationship intangible assets*	14,500
Trademark intangible asset*	3,630
Internally developed technology intangible assets*	4,760
Current liabilities	(8,259)
Deferred revenue – long term	(2,122)
Deferred income taxes	(9,048)
Other liabilities	(551)
Goodwill	34,497
Total estimated purchase price	$55,405

* The final allocation of consideration to acquired intangible assets is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

(3)	Represents anticipated proceeds from financing in connection with the proposed merger up to $35.0 million

(4)	Represents estimated costs related to the debt agreement to finance the SpeedFC acquisition.

(5)	To adjust the deferred tax impact related to the acquired intangible assets:

Customer relationship intangible assets*	$14,500
Trademark intangible asset*	3,630
Internally developed technology intangible assets*	4,760
22,890
Assumed effective tax rate of the combined company	34%
Deferred income taxes to be recognized based on the fair value of acquired intangible assets	$7,783

* The final allocation of consideration to acquired intangible assets is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

(6)
The fair value of the Navarre Common Stock issued in connection with the SpeedFC acquisition which was determined as of June 30, 2012, the date on which the merger transaction is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheet.

(7)
The fair value of the contingent consideration as determined by a preliminary valuation.  Contingent consideration includes a cash payment and additional shares of Navarre Common Stock upon SpeedFC achieving certain earnings thresholds for the twelve months ended December 31, 2012.  The fair value of contingent consideration was determined as of June 30, 2012, the date on which the merger transaction is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheet.

(8)	Represents the elimination of the SpeedFC stockholders’ equity upon closing of the SpeedFC acquisition.

(9)	To reclassify SpeedFC deferred tax liabilities to conform to a combined company deferred tax asset.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income (Loss)

(A)	To record amortization expense for identifiable intangible assets.

	Estimated Life (in years)	Year ended March 31, 2012	Three months ended June 30, 2012

Customer relationship intangible assets*	7	$1,048	$343
Internally developed technology intangible assets*	4	1,269	317
Trademark intangible asset*	Indefinite – n/a	-	-
Pro forma adjustment		$2,317	$660

* The final allocation of consideration to acquired intangible assets and respective estimated life is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

(B)
Reclassification of Navarre’s information and technology expenses from general and administrative to the Information and Technology operating expense caption for purposes of financial statement conformity.

(C)	To reflect the reversal of SpeedFC’s interest expense related to revolving line of credit.

(D)	To reflect the amortization of the estimated new debt issuance costs for the combined company over the term of the agreement.

(E)
To reflect an adjustment to the provision for income taxes for the combined company’s pro forma statutory tax rate of negative 30% for the twelve months ended March 31, 2012 and 34% for the three months ended June 30, 2012.

(F)	The combined pro forma amounts reflect the issuance of 17,095,186 shares of Navarre Common Stock.

SpeedFC, Inc.

DESCRIPTION OF SPEEDFC, INC.

Overview

SpeedFC, Inc. and its wholly owned subsidiary, SpeedFC, S. de R.L. de C.V., (collectively “SpeedFC”) is an outsourcing provider of third-party e-commerce fee-based services.  SpeedFC’s services include SaaS web platform development and hosting, fulfillment, order management and call center capabilities which provide customers with easy to implement, cost-effective, transaction-based services and information management tools.

SpeedFC has fulfillment centers which are located in Texas and Ohio and information technology development offices in Texas and Mexico. It also operates call centers in Texas, Ohio and Mexico.  Since SpeedFC’s founding in 2000, SpeedFC has been a leading provider of flexible end-to-end e-commerce services to retailers and manufacturers.

SpeedFC’s e-commerce solutions support approximately $1.3 billion in annual e-commerce sales and during the fiscal year ending December 31, 2011, SpeedFC fulfilled approximately 4.3 million orders of more than 36 million units and provided 2.5 million minutes of call center services.

During the fiscal years ended December 31, 2011 and 2010 three customers accounted for approximately 60% and 70% of revenue, respectively.

Industry and Competition

SpeedFC’s customers are direct to consumer retailers and business to business manufacturers that operate in an environment that continues to seek and require rapid technological advancement.  SpeedFC’s customers also seek improvements in efficiency and delivery performance to the end consumer, or retailer, as the case may be.  These challenges have created a trend whereby retailers and manufacturers seek outsourcing as a solution to address functions that are not within their core business competencies in an effort to improve delivery efficiencies or reduce costs.

SpeedFC faces competition from many different sources depending on each customer’s outsourcing needs.  SpeedFC’s competitors may offer one or more of the same services offered by SpeedFC, while SpeedFC has the capability to offer a comprehensive solution to its customers.  SpeedFC competes with many companies, some of which have greater resources than SpeedFC.  In many instances, SpeedFC competes with the in-house operations of their potential clients.

Environmental Matters

SpeedFC does not anticipate any material effect on capital expenditures, earnings or competitive position due to compliance with government regulations involving environmental matters.

Employees

As of June 30, 2012, SpeedFC had 432 employees. These employees are not subject to collective bargaining agreements and are not represented by unions. SpeedFC’s management believes that employee relations are generally good.

Holders of SpeedFC Securities

As of August 1, 2012, there were 18 holders of SpeedFC common and preferred stock.

SELECTED FINANCIAL DATA OF SPEEDFC

The following table sets forth selected historical consolidated statement of operations data of SpeedFC for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 and for the six months ended June 30, 2012 and 2011, and consolidated balance sheet data of SpeedFC as of December 31, 2011, 2010, 2009, 2008 and 2007 and as of June 30, 2012. The selected consolidated statements of operations data of SpeedFC for the fiscal years ended December 31, 2011 and 2010 and consolidated balance sheet data of SpeedFC as of December 31, 2011 and  2010 have been derived from the consolidated financial statements of SpeedFC included elsewhere in this proxy statement, which have been audited by Philip Vogel & Co. PC.  The selected consolidated statements of operations data of SpeedFC for the fiscal year ended December 31, 2009 and consolidated balance sheet data of SpeedFC as of December 31, 2009 has been derived from consolidated financial statements of SpeedFC for such fiscal year and as of such date that are not included in this proxy statement, which have been audited by Philip Vogel and Co. PC.  The selected consolidated statements of operations data of SpeedFC for the fiscal years ended December 31, 2008 and 2007 and consolidated balance sheet data of SpeedFC as of December 31, 2008 and 2007 have been derived from previously compiled consolidated financial statements of SpeedFC for such fiscal years and as of such dates that are not included in this proxy statement. The selected consolidated statements of operations data of SpeedFC for the six months ended June 30, 2012 and 2011 and consolidated balance sheet data of SpeedFC as of June 30, 2012 have been derived from the unaudited consolidated financial statements of SpeedFC for such periods and as of such dates included elsewhere in this proxy statement. The selected historical consolidated financial data of SpeedFC should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement and the "Consolidated Financial Statements of SpeedFC, Inc. and Subsidiary" and the related notes and other financial information included elsewhere in this proxy statement.

(In thousands)

	Six Months Ended June 30,		Fiscal Years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Statement of operations	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Net sales	$27,804	$19,197	$48,931	$33,076	$23,295	$18,519	$13,085
Gross profit	5,986	5,085	9,498	6,221	6,463	3,984	3,029
Income from operations	1,287	1,397	1,567	42	2,578	1,351	1,206
Interest (expense) income, net	(60)	(17)	(65)	(39)	(46)	(24)	23
Income before income tax	1,227	1,380	1,502	3	2,532	1,327	1,229
Income tax benefit (expense)	(510)	(535)	(748)	(121)	(938)	(499)	(472)
Net income (loss)	$717	$845	$754	$(118)	$1,594	$828	$757
Balance sheet data:	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Total assets	$17,998	$11,825	$22,079	$12,132	$8,163	$6,575	$5,863
Short-term debt	653	139	2,553	350	87	1,063	638
Long-term debt	137	81	207	44	133	—	357
Stockholders’ equity	5,801	5,034	5,052	4,086	4,044	2,656	2,023

SPEEDFC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Second Quarter and First Six Months of Fiscal Year 2012 Overview and Items of Significance

For the second quarter ended June 30, 2012, SpeedFC’s revenues were $14.7 million compared to revenues of $10.2 million for the same period in the prior year.  Operating income was $589,000 for the quarter ended June 30, 2012, compared to $748,000 for the quarter ended June 30, 2011.  Operating income for the three months ended June 30, 2012 included non-recurring charges of $697,000 related to costs incurred to exit a third party logistical arrangement.

For the six months ended June 30, 2012, SpeedFC’s revenues were $27.8 million compared to revenues of $19.2 million for the same period in the prior year.  Operating income was $1.3 million for the six months ended June 30, 2012, compared to $1.4 million for the six months ended June 30, 2011. Operating income for the six months ended June 30, 2012 included non-recurring charges of $697,000 related to costs incurred to exit a third party logistical arrangement.

Merger Agreement with Navarre Corporation

Pursuant to the Agreement and Plan of Merger dated as of September 27, 2012 (the “Merger Agreement”) by and among Navarre Corporation, SFC Acquisition Co., Inc. (“Merger Sub”), SpeedFC, existing stockholders and optionholders of SpeedFC (together the “SFC Equityholders”), and Jeffrey B. Zisk (in the capacity as SFC Equityholders’ representative), Navarre agreed to acquire SpeedFC through a merger of SpeedFC with and into Merger Sub, with Merger Sub being the Surviving Corporation. In exchange for all of the SFC Equityholders’ equity interests in SpeedFC, the Merger Agreement provides that the Company will provide initial consideration of $50.0 million in cash and shares of Navarre Common Stock, with additional contingent payments in cash and Common Stock available as described below. The aggregate purchase price for the SpeedFC Merger is comprised of initial and contingent payments of cash and equity to the SFC Equityholders proportionate to their ownership in SpeedFC, as adjusted pursuant to the terms of the Merger Agreement. The initial consideration is comprised of: (i) $25.0 million to be paid in cash at closing (less certain escrow and holdback amounts, and subject to certain net working capital and post-closing adjustments); and (ii) $25.0 million worth of shares of Navarre Common Stock, or 17,095,186 shares, to be issued at closing. The contingent consideration is subject to the achievement of certain financial performance metrics by SpeedFC (together with its subsidiary and Merger Sub) in the 2012 calendar year, which, if met, would require: (i) the payment of up to an additional $10.0 million in cash consideration (the “Contingent Cash Payment”) and (ii) the issuance of 3,333,333 shares of our Common Stock to the SFC Equityholders  (“Contingent Equity Payment”).

The Merger Agreement contains customary representations, warranties, and covenants of SpeedFC and Navarre, including, among others, covenants of the companies not to engage in certain significant actions without the prior written consent of the other party. The Merger Agreement includes indemnifications for certain items, as well as provisions for termination payments related to transaction costs incurred should the merger agreement be terminated. The consummation of the merger is contingent on the approval of the shareholders of Navarre to issue shares of Navarre Common Stock in, among other things, excess of the twenty percent (20%) limitation contained in the NASDAQ Stock Market Listing Rules.

Fiscal Second Quarter Ended June 30, 2012 Compared to Fiscal Second Quarter Ended June 30, 2011

Revenues were $14.7 million for the quarter ended June 30, 2012 compared to $10.2 million for same period in the prior year, an increase of $4.5 million or 44.4%.  The increase was primarily due to an increase in the number of customers served and growth of existing customers.  Gross profit increased by $280,000 to $3.0 million or 20.5% of net sales for the quarter ended June 30, 2012 compared to $2.7 million or 26.8% of net sales for the quarter ended June 30, 2011. Gross profit for the three months ended June 30, 2012 included non-recurring charges of $697,000, or 4.7% of net sales, related to costs incurred to exit a third party logistical arrangement. These non-recurring charges were offset by an increase in gross profit primarily as a result of increased volume.

Total operating expenses for the quarter ended June 30, 2012 were $2.4 million or 16.5% of net sales compared to $2.0 million or 19.5% of net sales for the same period in the prior year. Overall, operating expenses increased due as a result of increased labor force and information technology expenses related to the increased number of customers served.

Information technology expense for the second quarter ended June 30, 2012 was $1.3 million or 8.6% of net sales compared to $806,000 or 7.9% of net sales for the second quarter ended June 30, 2011.  The increase was primarily due to increased cost of technology advancements and additional labor required to serve customers.

Sales and marketing expenses for the second quarter ended June 30, 2012 were $489,000 or 3.3% of net sales compared to $615,000 or 6.0% of net sales for the second quarter ended June 30, 2011.  The decrease was primarily due to a reduction in marketing efforts.

General and administrative expenses for the second quarter ended June 30, 2012 were $673,000 or 4.6% of net sales compared to $564,000 or 5.5% of net sales for the second quarter ended June 30, 2011.

Operating income was $589,000, which included non-recurring charges of $697,000 related to costs incurred to exit a third party logistical arrangement, for the second quarter ended June 30, 2012 compared to $748,000 for the quarter ended June 30, 2011.

Income tax expense was $232,000 for the quarter ended June 30, 2012, or an effective tax rate of 40.2%.  Income tax expense was $285,000 for the second quarter ended June 30, 2011, or an effective tax rate of 38.2%. SpeedFC’s effective income tax rate is different than what would be expected if the statutory rates were applied to income before income taxes primarily due to the inclusion of state income taxes which are based on gross margins.

Net income for the second quarter ended June 30, 2012 was $346,000, which included non-recurring charges of $697,000 related to costs incurred to exit a third party logistical arrangement, compared to a net income of $460,000 for the second quarter ended June 30, 2011.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Revenues were $27.8 million for the six months ended June 30, 2012 compared to $19.2 million for same period in the prior year, an increase of $8.6 million or 44.8%.  The increase was primarily due to an increase in the number of customers served and growth of existing customers. Gross profit increased $900,000 to $6.0 million or 21.5% of net sales for the six months June 30, 2012 compared to $5.1 million or 26.5% of net sales for the six months ended June 30, 2011. Gross profit for the six months ended June 30, 2012 included non-recurring charges of $697,000, or 2.5% of net sales, related to costs incurred to exit a third party logistical arrangement. These non-recurring charges were offset by an increase in gross profit primarily as a result of increased volume.

Total operating expenses for the six months ended June 30, 2012 were $4.7 million or 16.9% of net sales compared with $3.7 million or 19.2% of net sales for the same period in the prior year. Overall, operating expenses increased due as a result of an increased labor force and information technology expenses related to the increased number of customers served.

Information technology expense for the six months ended June 30, 2012 was $2.4 million or 8.6% of net sales compared to $1.4 million or 7.3% of net sales for the six months ended June 30, 2011.  The increase was primarily due to increased cost of technology advancements and additional labor required to serve customers.

Sales and marketing expenses for the six months ended June 30, 2012 were $1.0 million or 3.7% of net sales compared to $1.2  million or 6.4% of net sales for the six months ended June 30, 2011.  The decrease was primarily due to a reduction in marketing programs.

General and administrative expenses for the six months ended June 30, 2012 were $1.3 million or 4.7% of net sales compared to $1.1 million or 5.5% of net sales for the six months ended June 30, 2011.

Operating income was $1.3 million, which included non-recurring charges of $697,000 related to costs incurred to exit a third party logistical arrangement, for the six months ended June 30, 2012 compared to $1.4 million for the six months ended June 30, 2011.

Income tax expense was $509,000 for the six months ended June 30, 2012, or an effective tax rate of 41.5%.  Income tax expense was $534,000 for the six months ended June 30, 2011, or an effective tax rate of 38.8%. SpeedFC’s effective income tax rate is different than what would be expected if the statutory rates were applied to income before income taxes primarily due to the inclusion of state income taxes which are based on gross margins.

Net income for the six months ended June 30, 2012 was $717,000, which included non-recurring charges of $697,000 related to costs incurred to exit a third party logistical arrangement, compared to a net income of $845,000 for the six months ended June 30, 2011.

Fiscal year ended December 31, 2011 financial results compared with fiscal year ended December 31, 2010 financial results

Revenues were $48.9 million for fiscal 2011 compared to $33.1 million for fiscal 2010, an increase of $15.9 million or 47.9%.  The increase was primarily due to an increase in the number of customers served and growth of existing customers.  Gross profit increased to $9.5 million, or 19.4% of net sales, for fiscal 2011 compared to $6.2 million, or 18.8% of net sales, for fiscal 2010. The increase in gross profit of $3.3 million and gross margin percent of 0.6% was primarily a result of increased customers’ sales volume.

Total operating expenses for fiscal 2011 were $7.9 million or 16.2% of net sales compared with $6.2 million or 18.7% of net sales for fiscal 2010. Overall, operating expenses increased due as a result of an increased labor force and information technology expenses related to the increased number of customers served.

Information technology expense for fiscal 2011 was $2.7 million or 5.4% of net sales compared to $1.1 million or 3.3% of net sales for fiscal 2010.  The increase was primarily due to increased cost of technology advancements and additional labor required to serve customers’ technology needs.

Sales and marketing expenses for fiscal 2011 were $2.3 million or 4.8% of net sales compared to $3.0 million or 9.2% of net sales for fiscal 2010.  The decrease was primarily due to reduced payroll and marketing expenses.

General and administrative expenses for fiscal 2011 were $2.9 million or 6.0% of net sales compared to $2.1 million or 6.2% of net sales for fiscal 2010.

Operating income was $1.6 million for fiscal 2011 compared to $42,000 for fiscal 2010.

Income tax expense was $748,000 for fiscal 2011, or an effective tax rate of 49.8%.  Income tax expense was $121,000 for fiscal 2010, or an effective tax rate of 4588%. SpeedFC’s effective income tax rate is different than what would be expected if the statutory rates were applied to income before income taxes primarily due to the inclusion of state income taxes which are based on gross margins.

Net income for fiscal 2011 was $754,000 compared to a net loss of $118,000 for fiscal 2010.

Critical Accounting Policies and Estimates

The discussion and analysis of SpeedFC’s financial condition and results of operations is based upon SpeedFC’s consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires SpeedFC to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, SpeedFC reviews and evaluates those estimates, including those related to bad debt, long-lived assets including software development costs, deferred costs, share-based compensation, income taxes, contingencies and litigation. SpeedFC bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.

SpeedFC believes the following critical accounting policies are affected by SpeedFC’s judgment, estimates and/or assumptions used in the preparation of SpeedFC’s consolidated financial statements.

Revenue and Cost Recognition

Revenues from customer contracts are generally recognized as services are rendered.  Contract costs include all direct material and labor costs.  General and administrative costs are charged to expense as incurred.  SpeedFC records amounts received from customers for freight and supplies as revenue and the associated expense as cost of revenue.  SpeedFC believes the following critical accounting policies are affected by SpeedFC’s judgment, estimates and/or assumptions used in the preparation of SpeedFC’s consolidated financial statements.

SpeedFC recognizes certain revenues when the contract is completed and the software has been delivered.  Accordingly, billings and costs are deferred and accumulated on the consolidated balance sheet but no revenue is recorded before completion.  Any anticipated losses on contracts would be recorded prior to completion.

A portion of SpeedFC’s revenue arrangements include multiple services element, such as web implementation and migration, web site support, e-commerce services and additional services.  SpeedFC has determined these deliverables are to be regarded as one unit of accounting and the revenue recognition pattern is determined for the combined unit.  The contracted value of the revenue and related costs for elements not quoted on a monthly basis, such as web site implementation and migration, are deferred and recognized ratably over the term of the arrangement, approximately three years, beginning when delivery has occurred.  The revenues from the remaining service elements are recorded on a monthly basis as the services are provided.  Costs associated with the web site implementation and migration are deferred and recognized ratably over the term of the arrangement consistent with the recognition of revenues.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and software developments costs, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value. If SpeedFC’s results from operations deteriorate considerably and are not consistent with assumptions, SpeedFC may be exposed to a material impairment charge. No impairment charges were recognized during the six months ended June 30, 2012, fiscal 2011 or fiscal 2010.

Share-Based Compensation

SpeedFC has granted stock options and restricted stock to certain employees and non-employee directors. SpeedFC recognizes share-based compensation on a straight-line basis over the requisite service period of the award (normally the vesting period).

Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. SpeedFC uses the Black-Scholes model to value stock option awards and the value of restricted stock unit awards. The fair value of the share-based payment awards represents SpeedFC’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are utilized, share-based compensation expense could be materially different in the future.

Income Taxes

Income taxes are recorded under the liability method, whereby deferred income taxes provide for temporary differences between the financial reporting and tax basis of assets and liabilities. In the preparation of SpeedFC’s consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which SpeedFC operates. This process involves estimating actual current tax exposures together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in SpeedFC’s Consolidated Balance Sheets. SpeedFC management reviews deferred tax assets for recoverability on a periodic basis and assesses the need for valuation allowances. The recoverability of these deferred tax assets are evaluated by considering historical levels of income, estimates of future taxable income streams and the impact of tax planning strategies. A valuation allowance is recorded to reduce deferred tax assets when it is determined that it is more likely than not that SpeedFC would not be able to realize all or part of deferred tax assets.

Market Risk

SpeedFC’s exposure to market risk was primarily due to the fluctuating interest rates associated with variable rate indebtedness. SpeedFC had $514,000 in variable rate indebtedness outstanding at June 30, 2012.

Seasonality and Inflation

Quarterly operating results are affected by the seasonality of SpeedFC’s business. Specifically, SpeedFC’s fourth quarter (October 1 - December 31) typically accounts for the largest quarterly revenue figures and a substantial portion of earnings. SpeedFC’s fourth quarter accounted for 37% and 38% of revenues for the fiscal years ended December 31, 2011 and 2010, respectively. As a provider of e-commerce retail solutions, SpeedFC’s business is affected by the pattern of seasonality common to other e-commerce solution providers, particularly during the holiday selling season. Poor economic or weather conditions during this period could negatively affect SpeedFC’s operating results.  Inflation is not expected to have a significant impact on SpeedFC’s business, financial condition or results of operations since SpeedFC can generally offset the impact of inflation through a combination of productivity gains and price increases.

Liquidity and Capital Resources

Cash Flows—Six Months Ended June 30, 2012 and 2011

Net cash provided by operating activities for the first six months of fiscal year 2012 was $2.7 million, reflecting primarily SpeedFC’s net income, combined with various non-cash charges including depreciation of $1.0 million offset by SpeedFC’s working capital needs.

Net cash provided by operating activities was $734,000 during the first six months of fiscal year 2011, comprised primarily of SpeedFC’s net income, combined with various non-cash charges including depreciation of $691,000 offset by SpeedFC’s working capital needs.

Net cash used by investing activities for the first six months of fiscal year 2012 was $509,000. This activity was comprised primarily of the cash paid for acquisition of property and equipment.

Net cash used by investing activities for the first six months of fiscal year 2011 was $1.0 million. This activity was comprised primarily of the cash paid for acquisition of property and equipment of $843,000 during the six months ended June 30, 2011.

Net cash used in financing activities for the first six months of fiscal year 2012 was $2.2 million which is comprised of a decrease in checks in excess of $189,000 and net payments on the line of credit of $1.9 million.

Net cash provided by financing activities for the first six months of fiscal year 2011 was $272,000 which is comprised of an increase in checks in excess of $554,000 and net payments on the line of credit of $250,000.

Cash Flows—Years Ended December 31, 2011 and 2010

Net cash provided by operating activities for fiscal year 2011 was $997,000, reflecting primarily SpeedFC’s net income, combined with various non-cash charges including depreciation and amortization of $1.7 million offset by SpeedFC’s working capital needs.

Net cash provided by operating activities was $975,000 for fiscal year 2010, comprised primarily of various non-cash charges including depreciation of $1.0 million offset by SpeedFC’s working capital needs.

Net cash used by investing activities for fiscal year 2011 was $3.9 million. This activity was comprised primarily of the cash paid for acquisition of property and equipment of $2.6 million and cash paid for software development of $1.2 million during fiscal 2011.

Net cash used by investing activities for fiscal year 2010 was $2.2 million. This activity was comprised primarily of the cash paid for acquisition of property and equipment of $2.0 million.

Net cash provided by financing activities for fiscal 2011 was $2.9 million which is primarily comprised of an increase in checks in excess of $859,000 and net proceeds from the line of credit of $2.1 million.

Net cash used in financing activities for fiscal 2010 was $68,000 which is primarily comprised of net proceeds from the line of credit of $250,000 offset by dividends paid of $277,000.

Borrowings

On December 1, 2011, SpeedFC entered into a revolving line of credit agreement with Comerica Bank that matures October 21, 2012.  The agreement provides for borrowings not to exceed $4.0 million for the period from December 1, 2011 through February 21, 2012 and not to exceed $2.5 million for the period from February 22, 2012 until the maturity date.  The agreement was amended effective February 21, 2012, solely to extend the borrowing limit of $4.0 million through October 21, 2012, and was again amended on September 21, 2012 to further extend the borrowing limit of the $4.0 million through October 21, 2013.  The agreement is an extension of a revolving line of credit agreement dated November 1, 2011 that provided for borrowings not to exceed $3.0 million.  The revolving line of credit interest rate is LIBOR plus a margin of 2.55% per annum.  The daily adjusting LIBOR rate at June 30, 2012 was .29%.  As of June 30, 2012, there was $514,000 due on this line of credit.

Off-Balance Sheet Arrangements

SpeedFC does not have any off-balance sheet arrangements (as such term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future effect on SpeedFC’s financial condition or changes in financial condition, operating results, or liquidity.

COMPARATIVE PER SHARE DATA

Presented below are Navarre’s historical per share data for the fiscal year ended March 31, 2012 and the three months ended June 30, 2012 and SpeedFC’s historical per share data for the year ended December 31, 2011 and the three months ended June 30, 2012. This information should be read together with the consolidated financial statements and related notes of Navarre that are incorporated by reference in this proxy statement and of SpeedFC which are included elsewhere in this proxy statement. It should also be read in conjunction with the data included in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information." The pro forma equivalent data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

Navarre has never declared or paid cash dividends on its Common Stock. Navarre currently intends to retain all earnings for use in the business and does not intend to pay any dividends on Common Stock in the foreseeable future.

SpeedFC did not pay dividends on common stock during the year ended December 31, 2011 or the six months ended June 30, 2012, and currently has no intention of doing so.

	Three months ended June 30, 2012	Fiscal year ended March 31, 2012 (Navarre) and December 31, 2011 (SpeedFC)
Navarre historical data:
Loss per share:
Basic	$(0.02)	$(0.93)
Diluted	(0.02)	(0.93)
Book value per share (1):	1.06	1.07
SpeedFC historical data:
Earnings per share(2):
Basic	$0.06	$0.13
Diluted	0.06	0.13
Book value per share (1):	1.02	0.88
Navarre unaudited pro forma equivalent data:
Loss per share(3):
Basic	$(0.03)	$(0.70)
Diluted	(0.03)	(0.70)
Book value per share (4):	1.14	-

(1) The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common and preferred stock outstanding at the end of the period.

(2) The historical loss per share basic and diluted for SpeedFC were calculated based on the net earnings divided by the weighted average outstanding shares of common stock and preferred stock.

(3) The pro forma loss per share of Navarre following the consummation of the merger is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding.

(4)The unaudited pro forma equivalent book value per share as of June 30, 2012 was calculated based on the total pro forma equity of the combined company at the balance sheet date of $79.6 million (see "Unaudited Pro Forma Condensed Combined Balance Sheet"), divided by 54,257,882 shares of Common Stock (calculated based on the outstanding shares of Common Stock of Navarre at June 30, 2012 of 37,162,696 plus the 17,095,186 shares to be issued at connection with the merger).

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected
Other Information Concerning Nominees and Directors

NOMINEES FOR DIRECTOR — Terms to Expire at Annual Meeting in 2015 (Class I)

BRADLEY J. SHISLER, age 42, has served as a director of the Company since February 2011 and is a member of the  Compensation, Governance and Nominating, and Strategic Transactions Committees. Mr. Shisler currently serves on the board of directors of Pixelworks, Inc. (NASDAQ: PXLW), a designer, developer and marketer of video and pixel processing semiconductors and software for high-end digital video applications, and on the board of directors of RealManage Holdings, Inc., a community association management company. Mr. Shisler is also an employee of CPMG, Inc., a Dallas-based investment management company. From September 2007 until December 2008, Mr. Shisler served as a partner at Blue River Partners, L.L.C., a start-up private equity firm formed to make control investments in lower middle-market companies.  Previously, from 1996 to 2007, Mr. Shisler was a principal of Willis Stein & Partners, a private equity fund with nearly $3 billion of equity capital under management. While at Willis Stein, Mr. Shisler served on the boards of directors of Baker & Taylor Corporation, a leading national distributor of books, DVDs and music; CompuPay, Inc., a provider of outsourced payroll processing, tax filing and other related services; National Veterinary Associates, Inc., an owner and operator of 96 companion animal veterinary hospitals throughout the U.S.; and Ziff Davis Media Inc., an integrated media company focused on the technology and video game markets. Mr. Shisler has a M.B.A., with distinction, from the Kellogg School of Management at Northwestern University, as well as both a B.S. degree in chemical engineering and a B.A. degree in political science from Rice University. Mr. Shisler’s director qualifications include his deep experience with the development of corporate strategy and the oversight of its implementation that results from the active involvement in the direction of numerous companies in a variety of industries, including service on five other corporate boards and four other audit committees.  Mr. Shisler has extensive private equity experience where he has evaluated hundreds of businesses for potential investment.

RICHARD S WILLIS, age 51, has served as a director of the Company since February 2011 and was a member of the Compensation Committee until his appointment as President and Chief Executive Officer of the Company in September 2011. Previously, in 2011 he was the executive chairman of Charlotte Russe, a mall-based specialty retailer of value-priced women’s apparel and accessories. From 2009 to 2011, he served as President of Shoes for Crews, a seller of slip resistant footwear. From 2003 to 2007, he was President and CEO of Baker & Taylor Corporation, the world's largest distributor of books, as well as a global distributor of DVDs and music. While at Baker and Taylor he served for two years as the Chairman of the National Association of Recording Merchandisers. Previously, Mr. Willis served as Chairman, President and CEO of Troll Communications; President and CEO of Bell Sports; and CFO of several magazine companies, including Petersen Publishing, which he helped take public in 1997. Mr. Willis has a bachelor's degree in business administration and a master's of business administration from Baylor University, where he also serves as a Regent. Mr. Willis’ director qualifications include his considerable executive leadership experience across multiple industries, including with distribution businesses that serve retailers and their suppliers. Mr. Willis’ has significant expertise in operating businesses and directing transformative changes to their strategic plans.

NOMINEE FOR DIRECTOR — Term to Expire at Annual Meeting in 2015 (Class I)

FREDERICK C. GREEN IV, age 55, has served as a director of the Company since September 2009 and is Chair of the Compensation Committee and a member of the Strategic Transactions Committee. Most recently, Mr. Green was the President of Jonaco Machine, a contract manufacturer to the aerospace and medical equipment industries.  From 2005 to 2010, Mr. Green was the Managing Director of Denali Partners, LLC, a private equity firm that he co-founded in 2004. Jonaco Machine was previously a portfolio company of Denali Partners and was sold by Denali in late 2010. Previously, from 2002 to 2004, he founded and was the Managing Director of Marathon Partners LLC, a management firm for the portfolio companies of private equity firms. From 1999 to 2002, he served as the Chief Operating Officer of Bracknell Corporation, a $1.4 billion facilities infrastructure company with 33 locations in North America, and previously he was the President and CEO of Nationwide Electric, Inc., a national electrical installation and services company that was acquired by Bracknell. From 1996 to 1998, he was the President and CEO of Product Safety Resources, Inc., a company focused on electronic product safety information, and from 1988 to 1996, Mr. Green held various operations and leadership positions with Emerson Electric Co. (NYSE:EMR), a multinational manufacturer of a broad range of electrical, electromechanical and electronic products and systems, including: Vice President, General Manager, Process Flow; Vice President Marketing and Sales; and Vice President of Strategic Planning and Technology.  Prior to joining Emerson Electric Mr. Green was a management consultant with McKinsey & Company. Mr. Green’s director qualifications include his extensive and diverse business experience, his significant experience in merger, acquisition and divestiture transactions, his understanding of capital markets, and his extensive background in strategic planning.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2013 (Class II)

KEITH A. BENSON, age 68, has served as a director of the Company since September 2003 and is Chair of the Audit Committee and is a member of the Governance and Nominating Committee. Since August 2008, Mr. Benson has served in various financial support positions including CFO and Financial Advisor with Trustwater, USA, Inc., a manufacturer of water disinfectant. Until his retirement in 2002, Mr. Benson was employed in the retailing industry, including over 20 years at The Musicland Group, Inc. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and CFO. He also served as a director of Musicland’s parent company, Musicland Stores Corporation (NYSE), from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation).  Mr. Benson’s director qualifications include his extensive corporate finance and business experience in the retail industry, as well as his experience as a director of other public company boards. Mr. Benson has been designated the Audit Committee’s financial expert due to his experience in risk management, financial reporting, accounting and controls.

TIMOTHY R. GENTZ, age 62, has served as a director of the Company since May 2004 and as Chairman of the Board since September 2011 and is Chair of the Governance and Nominating Committee. Since January 2005, Mr. Gentz has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the COO of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the COO and CFO for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical (NASDAQ), Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies. In May 2011, Mr. Gentz was elected as a director of TOBI, Inc. (TOAK.OB), an inactive bank holding company formerly known as Treaty Oak Bancorp, Inc. Mr. Gentz’s director qualifications include his extensive financial expertise, his diverse business experience with other public companies, and his significant distribution industry experience. His leadership skills and qualifications have been demonstrated as a CEO, COO and CFO in private and public companies.

TOM F. WEYL, age 69, has served as a director of the Company since February 2003 and is a member of the Compensation Committee. Mr. Weyl is retired from Martin/Williams Advertising, a national advertising agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He served as a director/organizer of the Royal Palm Bank of Naples, Florida from 2001 until December 2006. Mr. Weyl also served as a director of Musicland Stores Corporation (NYSE) from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Mr. Weyl’s director qualifications include his extensive experience in sales, advertising, branding, marketing, and communications, as well as his familiarity with public company governance and compensation structures.

CONTINUING DIRECTOR — Term to Expire at Annual Meeting in 2014 (Class III)

KATHLEEN P. IVERSON, age 56, has served as a director of the Company since September 2008 and is Chair of the Strategic Transactions Committee and a member of the Audit Committee. Ms. Iverson has been a director of CyberOptics Corporation (NASDAQ:CYBE), a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, since May 1998 and Chairman of the Board since August 2009,.and has served as its President and CEO since January 2003. She joined CyberOptics Corporation in January 2002 as its President and COO. Previously, she was employed by Rosemount, Inc., a multinational manufacturer of high-performance instrumentation for the processing industries and a subsidiary of Emerson Electric Co. (NYSE:EMR), from 1979 through December 2001, and held various finance and leadership positions, including Vice President/General Manager, Complete Point Solutions, and Vice President/General Manager, Worldwide Temperature. Ms. Iverson’s director qualifications include her extensive experience in governance and leadership roles with other public companies, as well as her high level of financial literacy and significant corporate finance experience.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Our corporate governance documents allow the Board flexibility in determining at any particular time the most appropriate leadership structure in order to serve the interests of the shareholders and meet our business needs. The CEO focuses on the strategic direction and day-to-day operation and performance of the Company. The Chairman of the Board focuses on the functioning of the Board in its oversight responsibilities, sets meeting agendas, presides over Board meetings, and acts as the liaison on Board issues between the independent directors and management. Because the roles of CEO and Chairman are separate, the Board has determined that there is not currently a need to appoint a lead director.

Independent Directors

Our Board of Directors has determined that each of the following current Directors:  Benson, Dalvey, Gentz, Green, Iverson, Shisler, and Weyl, are “independent,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. The independent directors meet regularly, generally before or after each regularly scheduled Board meeting.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the identification of and the processes in place for the management of the Company’s enterprise risk. The full Board oversees strategic and operational risks, the Audit Committee oversees financial and compliance risks, the Compensation Committee oversees human resources and compensation risks, and the Governance and Nominating Committee oversees corporate governance risks and coordinates between Board committees to ensure that all significant risk categories are addressed by at least one committee.

Management regularly reports to the Board, or relevant committee, on each major area of enterprise risk and seeks the Board’s concurrence in acceptable risk tolerances and strategies to monitor and ensure that tolerances are not exceeded. At each meeting of the full Board, each committee gives a detailed review of the matters it discussed and conclusions it reached during its recent meetings.  Additional reporting and review of identified enterprise risks is conducted as needed or as requested by the Board or a committee. The Board’s management of risk oversight has not had an effect on the Board’s leadership structure.

Board Committees

Our Board of Directors has established three standing committees that meet regularly, the Audit, Governance and Nominating, and Compensation Committees. The Board has also established a Strategic Transactions Committee that meets as needed to assist the Board in its oversight and evaluation of any proposed material investments, acquisitions, joint ventures, or divestiture transactions. The members of the Strategic Transactions Committee are Kathleen P. Iverson (Chair), David F. Dalvey, Frederick C. Green IV and Bradley J. Shisler.

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee reviews the Company’s significant controls, policies and procedures in connection with the assessment and management of enterprise risk, and coordinates with the Company’s internal auditing department to ensure that effective programs are in place to monitor compliance with applicable policies and procedures. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee are Keith A. Benson (Chair), David F. Dalvey and Kathleen P. Iverson. Our Board of Directors has determined that all members of the Audit Committee are financially literate and are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board has determined that Keith A. Benson is qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Governance and Nominating Committee

The Governance and Nominating Committee (i) oversees our system of corporate governance (including significant controls, policies and procedures) and makes recommendations with respect to changes in our core principals of corporate governance; (ii) oversees the development of executive officer succession plans; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; (v) oversees the orientation for new directors and suggests appropriate director education and training for all directors; and (vi) oversees the evaluation of the performance of the Board and management of the Company. The Governance and Nominating Committee reviews the overall composition of the Board, identifies the particular experience, qualifications, attributes and skills of each nominee and incumbent director that qualify such individual for service on the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. The members of the Governance and Nominating Committee are Timothy R. Gentz (Chair), Keith A. Benson and Bradley J. Shisler. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our directors. In conjunction with the Governance and Nominating Committee, the Compensation Committee approves the CEO’s annual goals and objectives and evaluates the CEO’s performance in light of the established goals and objectives. The Compensation Committee also reviews our compensation policies and practices to ensure that they do not involve compensation risks that are reasonably likely to have a material adverse effect on the Company. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee are Frederick C. Green IV (Chair), Bradley J. Shisler and Tom F. Weyl. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in SEC Rule 16b-3.

Meeting Attendance

During FY2012, our Board of Directors held eight regular meetings and two telephonic meetings. The Audit Committee held four regular meetings. The Compensation Committee held six regular meetings. The Governance and Nominating Committee held six regular meetings and three telephonic meetings. Most of the current directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 95% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs. The Board of Directors does not have a formal policy on the attendance of directors at the annual meetings of shareholders but all directors are encouraged to attend. All of the directors then serving attended the annual meeting of shareholders held in September 2011.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code of Conduct and reviewing and updating the Code of Conduct. The Audit Committee reviewed the Code of Conduct in FY2012 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code of Conduct for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2012.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Conduct, are available for viewing and downloading on the Company’s website at www.navarre.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link. If our Board of Directors grants any waivers of, or amendments to, the Code of Conduct applicable to any of our directors or executive officers, we will also disclose these matters on the “Corporate Governance” link of the website.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter and Code of Conduct require that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large shareholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Conduct and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire.

During FY2012, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions. However, on December 23, 2011, the Company, with the approval of the Board of Directors, entered into a consulting agreement (the “Agreement”) with Golden Rule Advisors, L.L.C. (the “Consultant”). Mr. Shisler is the sole member of the Consultant. Under the Agreement, the Consultant agreed to provide, on a non-exclusive basis, strategic planning and other advisory services to the Company. The fee for such services is the hourly rate of $200 per hour for all hours worked on a day in which less than a total of five hours is worked, and a flat rate of $1,000 per day for each day in which more than five hours is worked. The Company also agreed to reimburse the Consultant for reasonable expenses incurred in connection with the Agreement, with prior approval required in certain circumstances. The Agreement provides that in no event will fees and expenses exceed $120,000 during any 12-month period. The initial term of the Agreement was three months, with automatic renewals for successive one month periods after the initial term. Any party may terminate the Agreement on written notice at any time. In FY2012, the Consultant earned a total of $9,500 in consulting fees under the Agreement.

Stock Ownership Guidelines

The Board of Directors has adopted Company stock ownership guidelines for Company officers and directors.  For the officers, the guidelines are an expectation that within five years of beginning service at the relevant position, stock ownership (including vested stock options) meet five times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer, two times base salary for divisional presidents and one times base salary for other officers. Failure of the officers to meet the guidelines may be considered as a factor in compensation and bonus decisions. For the directors, the guidelines are an expectation that within three years of joining the Board, each director owns 74,000 shares (including vested stock options). The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders and is satisfied with the progress made by our officers and directors in complying with the guidelines.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but will consider, among other qualifications, the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Role of Diversity in Director Selection

The Governance and Nominating Committee seeks to nominate individuals who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. Board members should display the personal attributes necessary to be an effective director, including integrity, sound judgment, independence, the ability to operate collaboratively and a commitment to the Company’s shareholders. The Governance and Nominating Committee values diversity as a factor in selecting individuals nominated to serve on the Board of Directors. Although the Board of Directors prefers a mix of backgrounds and experience among its members, it does not follow any ratio or formula to determine the appropriate mix, nor is there a specific policy on diversity. The Governance and Nominating Committee uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to a high standard of service for the Board of Directors.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. The full Board approves the final nominations. New candidates are interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. An approved new candidate must consent to and pass a background investigation prior to receiving a formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the following (i) the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; (ii) whether such individual can read and understand fundamental financial statements; (iii) other board memberships (if any); and (iv) such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications, including a consent for a background investigation. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation and accompanying materials in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider qualified candidates and make its recommendation to the Board of Directors.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for consideration by the Governance and Nominating Committee for selection as a nominee for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at a regular meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding regular meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the earlier of the tenth (10th) day following the date on which notice of such meeting is first given to shareholders, or three (3) days prior to the date of the meeting. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Company if so elected and consent for a background investigation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness, the Company’s General Counsel and Secretary, at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board or Committee, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are Company employees do not receive compensation for their services as directors. During FY2012, Directors who were not employees of the Company (“Non-employee Directors) each received a base annual retainer of $36,000, paid in monthly installments. No additional compensation was paid for meeting attendance. The chairpersons of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee each received an additional annual fee of $5,000 and the Chairman of the Board received an additional annual fee of $15,000. In addition, Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings.

Equity Compensation

Non-employee Directors also receive equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the Stock Plan, which has been approved by the shareholders. Each newly elected or appointed Non-employee Director receives an initial non-qualified stock option grant covering 50,000 shares of Common Stock. Each Non-employee Director also receives an annual grant on April 1 of each year, of a non-qualified stock option to purchase 12,000 shares of our Common Stock. All stock option grants to Non-employee Directors are exercisable at the fair market value on the day of the grant and vest one-third per year beginning one year from the grant date and expire on the earlier of (i) ten years from the grant date and (ii) one year after the director ceases to serve. Vesting is accelerated upon the occurrence of a “Change of Control Transaction,” as defined in the Stock Plan. As an exception to the foregoing, the Stock Plan provides that any Non-employee Director who is ineligible to stand for re-election after reaching the Board’s mandatory retirement age of 70 will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. In FY2012, this provision was not applicable to any director.

In FY2012, pursuant to the foregoing, Directors Benson, Dalvey, Gentz, Green, Iverson, Paulson, Shisler, Weyl and Willis each received an annual grant covering 12,000 shares of Common Stock on April 1, 2011 at an exercise price of $1.90 per share.

The following table shows compensation information for our Non-employee Directors for FY2012.

Director Compensation Table for FY2012

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
Keith A. Benson	$41,000	—	$13,327	—	$54,327
David F. Dalvey	$36,000	—	$13,327	—	$49,327
Timothy R. Gentz (4)	$48,500	—	$13,327	—	$61,827
Frederick C. Green IV	$41,000	—	$13,327	—	$54,327
Kathleen P. Iverson	$36,000	—	$13,327	—	$49,327
Eric H. Paulson (4)	$23,375	—	$13,327	—	$36,702
Bradley J. Shisler (5)	$36,000	—	$13,327	$9,500	$58,827
Tom F. Weyl	$36,000	—	$13,327	—	$49,327
Richard S Willis (6)	$16,500	—	$13,327	—	$29,827

____________

(1)	Mr. Deacon is not included in this table because he was an employee of the Company until April 6, 2011 and received no compensation for his services as a director.

(2)	No director was eligible for restricted stock awards in FY2012.

(3)
The amounts in this column represent the grant date fair value of all stock options awarded in FY2011 as determined using the Black-Scholes pricing model. The assumptions used to arrive at the Black-Scholes value are discussed in Note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. We recognize the expense for financial reporting purposes over the applicable vesting period.

As of March 31, 2012, each of the Non-employee Directors had outstanding stock options covering the following total amount of shares of our Common Stock: Mr. Benson, 74,000 shares; Mr. Dalvey, 74,000 shares; Mr. Gentz, 78,000 shares; Mr. Green, 74,000 shares; Ms. Iverson, 80,000 shares; Mr. Paulson, 50,000 shares; Mr. Shisler, 62,000 shares; and Mr. Weyl, 78,000 shares.  Since Mr. Willis was employed by the Company as of March 31, 2012, his outstanding equity grants are shown in the appropriate table under “Executive Compensation.”

(4)	Mr. Paulson’s director term ended on September 15, 2011, at which time Mr. Gentz was appointed Chairman of the Board.

(5)
All Other Compensation for Mr. Shisler consists of consulting payments paid pursuant to the consulting agreement described in “Certain Relationships and Related Transactions, and Director Independence.”

(6)	Mr. Willis was appointed President and CEO on September 15, 2011, at which time his compensation as a director ceased.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2012, our members were Directors Benson (Chair), Dalvey and Iverson. Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter can be found on the Company’s website at www.navarre.com. The Committee reviewed the charter in FY2012 and determined that no changes were warranted.

We held four regular meetings during FY2012. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP, and we held an executive session with Grant Thornton LLP at each regular meeting without management present. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2012, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as specified by the Public Company Accounting Oversight Board requirements regarding independence discussions with audit committees. We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for FY2013.

This report is submitted by the Audit Committee of the Company’s Board of Directors:

Keith A. Benson (Chair)
David F. Dalvey
Kathleen P. Iverson

AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for FY2012 and FY2011 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2012	FY 2011
Audit Fees (1)	$274,526	$293,591
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees Billed	$274,526	$293,591

____________
(1)
“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2012 and 2011, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)
“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2012 and 2011 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2012 and FY2011.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2012 and FY2011.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. There were no fees for this category in FY2012 and FY2011.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval request. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2012, all services were pre-approved by the Audit Committee in accordance with this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 18, 2012  (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of the executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director, nominee and executive officer is 7400 49th Avenue North, Minneapolis, Minnesota 55428. Percentage computations are based on 37,188,196 shares of our Common Stock outstanding as of September 18, 2012.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable and other convertible securities (including restricted stock units) vesting within 60 days of September 18, 2012 and, which are deemed to be outstanding and to be beneficially owned by the person holding such rights for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, Nominees and Executive Officers	Shares		Percent
Keith A. Benson	93,800	(1)	*
David F. Dalvey	62,000	(1)	*
Timothy R. Gentz	109,646	(1)	*
Frederick C. Green IV	78,500	(1)	*
Kathleen P. Iverson	75,000	(1)	*
Bradley J. Shisler	54,718	(1)	*
Tom F. Weyl	105,000	(1)	*
Richard S Willis	510,967	(1)	1.37%
Diane D. Lapp	124,435	(1)	*
Ward O. Thomas	77,543	(1)	*
Joyce A. Fleck	205,702	(1)(2)	*
All directors, nominees and executive officers as a group (11 persons at July 20, 2012)	1,497,311	(1)	3.93%
Cary L. Deacon(4)	534,234	(3)	1.44%
J. Reid Porter(5)	390,243	(4)	1.05%
Calvin Morrell(6)	22,781	(5)	*

5% Shareholders
Becker Drapkin Management, L.P.	4,959,301	(6)	13.34%
300 Crescent Court, Suite 1111
Dallas, TX 75201

DDEC, Ltd. and C. Daniel Cocanougher	1,955,311	(7)	5.26%
6851 NE Loop 820, Suite 200
North Richland Hills, TX 76180
____________
*	Indicates ownership of less than one percent.

(1)
Includes shares of Common Stock issuable upon exercise of outstanding options exercisable and restricted stock units vesting  within sixty days of July 20, 2012 in the following amounts: Keith A. Benson — 62,000 shares; David F. Dalvey — 62,000 shares; Timothy R. Gentz — 66,000 shares; Frederick C. Green IV — 62,000 shares; Kathleen P. Iverson — 68,000 shares; Bradley J. Shisler— 20,667 shares; Tom F. Weyl — 66,000 shares; Richard S Willis — 120,667; Diane D. Lapp — 94,951; Ward O. Thomas — 66,667; Joyce A. Fleck — 174,751 shares; and all directors and executive officers as a group — 863,703 shares.

(2)	Includes 10,000 shares owned by Ms. Fleck’s spouse of which Ms. Fleck may be deemed to have shared voting and dispositive power.

(3)
Mr. Deacon’s share ownership includes 334,234 shares of Common Stock owned by Mr. Deacon as of his last date of employment on April 6, 2011 and 200,000 shares of Common Stock subsequently acquired upon the exercise of outstanding stock options.

(4)
Mr. Porter’s share ownership includes: 270,243 shares of Common Stock owned by Mr. Porter as of his last date of employment on October 28, 2011, 52,500 shares of Common Stock subsequently acquired upon the exercise of outstanding stock options, and 67,500 shares of Common Stock shares of Common Stock issuable upon the exercise of Mr. Porter’s remaining vested stock options.

(5)
Mr. Morrell’s share ownership includes 281 shares of Common Stock owned by Mr. Morrell as of his last date of employment on November 14, 2011 and 22,500 shares of Common Stock subsequently acquired upon the exercise of outstanding stock options.

(6)
Based on information provided in Schedule 13D, Amendment 7, dated October 31, 2011, and Form 4, dated December 7, 2011, filed with the Securities and Exchange Commission by Becker Drapkin Management, L.P. (“Management”), Becker Drapkin Partners (QP), L.P. (“QP”), Becker Drapkin Partners, L.P. (“LP”), BD Partners II, L.P. (“Partners”), BC Advisors, LLC (“Advisors”), Steven R. Becker and Matthew A. Drapkin, reporting the following ownership: QP directly owns 1,894,204 shares of Common Stock; LP directly owns 304,858 shares of Common Stock; Partners directly owns 698,189 shares of Common Stock, and a managed account directly owns and has sole voting and dispositive power of 2,062,050 shares of Common Stock. Management is the general partner of each of QP, LP and Partners and as such shares voting and dispositive power of 2,897,251 shares of Common Stock. Management provides investment advisory services for the managed account and may have a pecuniary interest in its 2,062,050 shares of Common Stock as a result of performance related fees. Advisors is the general partner of Management and may be deemed to beneficially own and have shared voting and dispositive power of the shares beneficially owned by Management. Mr. Becker and Mr. Drapkin are the co-managing members of Advisors and each may be deemed to beneficially own and have shared voting and dispositive power of the shares beneficially owned by Advisors.

(7)
Based on information provided in Schedule 13G, dated January 12, 2012, filed with the Securities and Exchange Commission by DDEC, Ltd. and C. Daniel Cocanougher, individually and as the managing member of DDEC Management, LLC which is the managing partner of DDEC, Ltd. and as the father of minors Danielle and Ellen Cocanougher. They report that as of January 12, 2012, DDEC, Ltd. had sole voting and dispositive power of 1,326,543 shares, Mr. Cocanougher had sole voting and dispositive power of 628,768 shares and shared voting and dispositive power of 1,326,543 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis discusses the Company’s compensation philosophy, policies, practices and decisions that were applicable in FY2012 with respect to: (i) the two individuals that served as our Chief Executive Officer (“CEO”) (our principal executive officer) during any portion of FY2012; (ii) the two individuals that served as our Chief Financial Officer (“CFO”) (our principal financial officer) during any portion of FY2012; (iii) the two remaining executive officers that were serving as such at March 31, 2012; and (iv) one former executive officer who was not serving as an executive officer at March 31, 2012 but whose total compensation in FY2012 would have been among the three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEO’s”), as follows:

Name	Position

Richard S Willis	Current President and CEO
Cary L. Deacon	Former President and CEO
Diane D. Lapp	Current CFO
J. Reid Porter	Former Interim President and CEO, Chief Operating Officer and CFO
Ward O. Thomas	President of Distribution and Encore
Joyce A. Fleck	President of Business and Logistics Services
Calvin Morrell	Former President of Encore

On April 6, 2011, the Board of Directors terminated the employment of Mr. Deacon, and Mr. Porter was named Interim President and CEO and remained CFO. Mr. Willis was appointed President and CEO on September 15, 2011. On October 28, 2011, Mr. Porter retired and Ms. Lapp was named Interim CFO. The Board of Directors subsequently appointed Ms. Lapp CFO on May 25, 2012. On November 14, 2011, the employment of Mr. Morrell was terminated in connection with the Company’s restructuring described below.

This discussion should be read in conjunction with the “Executive Compensation Tables”, and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the total compensation and benefits awarded to, earned by, or paid to the Named Executive Officers during FY2012, and, depending on tenure, during FY2011 and FY2010.

Executive Summary

General Overview

It is the overall goal of our executive compensation program to provide compensation that is reasonable and fair to both the Company and to the Named Executive Officer in light of the performance of the Company, the contribution of each executive officer to that performance and the competition the Company faces to attract and retain highly qualified executive officers. The Named Executive Officers are compensated with a combination of base salary, annual cash incentive opportunity and long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan. Base salary provides the Named Executive Officers with a fixed level of cash compensation in line with their individual experience and responsibilities. The annual cash incentive provides the Named Executive Officers an opportunity for short-term returns linked to specified Company performance measures. Annual equity awards focus the Named Executive Officers on the long term future performance of the Company and building shareholder value. The Named Executive Officers also participate in benefit and retirement plans generally available to the Company’s other employees.

Executive Compensation Philosophy

We recognize that the success of our Company depends on the talent of our workforce and our relationships with customers and suppliers. The first tenet of our executive compensation philosophy is to develop and retain a high quality professional management team that is able to develop and strengthen relationships with customers and suppliers over the long term and to profitably grow our business. The executive compensation program must be competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment of strong leaders as we expand our product and service offerings. We consider compensation to be appropriately competitive if it is within a range of between -15% and +15% of the median of comparative total compensation market data.

The second tenet of our executive compensation philosophy is to reward our executives fairly and provide proper and balanced incentives in support of long-term value creation. When executives contribute to the attainment of Company financial performance which exceeds a designated threshold amount, they are rewarded with attractive, but capped, annual cash incentive awards. In years when performance is below expectations, the executives receive little or no annual cash incentive. In terms of long-term incentives, we believe that the performance of our stock is the best measure of our performance. The opportunity for our executives to participate in the performance of our stock through equity grants is the most direct link between both performance and pay and between our executives and our shareholders. We reward our executives with equity incentives to more closely align their interests with those of our shareholders, and we maintain ownership guidelines to reinforce that link.

These tenets guide the Compensation Committee in seeking to design effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation. In addition, the Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as an independent consultant to advise the Committee on executive compensation matters, including program design, best practices and market trends, and to provide competitive market data regarding executive compensation levels and components of compensation.

Company Performance in 2012

Under the leadership of Mr. Willis, we completed a restructuring initiative in the third and fourth quarters of FY2012.  This process involved the closure of two facilities, a thorough review and disposition of non-core assets, and a headcount reduction.  The restructuring has allowed the Company to significantly reduce its operating expenses while improving operating income through a focus on high-growth opportunities in the distribution of consumer electronics and accessories, the expansion of e-commerce fulfillment and increasing its market presence in Canada.  The Company believes that this transformation provides an opportunity to competitively price its products and services, while increasing its investments in sales and customer service to support its growth initiatives. Because the earnings performance of the Company was below expectations in FY2012, no annual incentives were paid out under the Company’s annual incentive plan discussed below, and the Compensation Committee did not made any discretionary incentive payments.

Compensation Actions in FY2012

Base Salary:  No regular annual increases were made, but certain increases were provided for increased responsibilities and new hires.  The compensation package for Mr. Willis upon his hire as CEO and President included an annual base salary of $450,000.  However, in the spirit of the restructuring initiative and efforts to reduce operating expenses, Mr. Willis unilaterally decided to reduce his base salary to $350,000 for the fiscal year beginning April 1, 2012.

Annual Incentives: Annual bonuses were not paid out for FY2012.

Long-Term Incentives:  Equity awards granted in FY2012 consisted of a combination of stock options and time-based restricted stock units. The aggregate grant date fair value of all employee equity awards granted in FY2012 was approximately the same as the value of the equity awards granted in the prior fiscal year.

A detailed summary of these elements and actions taken follows:

Summary of Key FY2012 Compensation Elements and Actions

Annual Compensation Component	Key Features	Purpose	FY 2012 Design/Actions
Base Salary	Fixed annual cash amount. __________ Base pay increases considered on an annual basis to reward performance and align within the median range of our comparator group.
Provide a fixed amount of cash compensation upon which the Named Executive Officers can rely which is critical to attract and retain qualified individuals.
__________

Adjustments in base salary used to reward individual performance and reflect increased responsibilities.

No actions were taken with respect to the base salaries of the Named Executive Officers except in connection with increased responsibilities for Mr. Porter and Ms. Lapp and as part of the new hire compensation package for Mr. Willis.

Annual Incentive Plan (Cash Incentive Award)
Named executive officers participate in the same Annual Incentive Plan as other management employees.
__________

Compensation Committee established short-term financial goals based on EBITDA and Net Sales targets to reflect focus on revenue growth and profitability with no bonus accrual below a designated threshold EBITDA amount.
__________

Individual Named Executive Officers performance evaluated against consolidated financial goals and those of their respective business units.

Motivate and reward achieving or exceeding Company, business unit and individual performance goals, reinforcing pay-for-performance.
__________

Focus our entire organization on key business objectives and motivate our Named Executive Officers to lead their organizations to achieve short-term financial goals.

Annual Incentive Plan design remained the same as previous years except that the individual objective component for the Named Executive Officers and other Company officers was removed.
__________

Since the Company’s consolidated EBITDA did not reach the threshold amount, the Named Executive Officers did not receive an annual incentive award for FY2012 and no discretionary awards were made by the Compensation Committee.

Long-Term Incentive Compensation (Awarded value delivered through grants of stock options and restricted stock units).
Stock options: generally vest in one-third increments over three-year service period.
__________

Restricted Stock Units:
generally vest in one-third increments over three-year service period; Award settled in shares of Company stock.
▪

Equity awards support our growth strategy, provide a link between the Named Executive Officers and our shareholders, and serve as a retention tool, restricted stock units prior to vesting provide added retention value as, unlike underwater stock options, they maintain value in times of stock volatility.

The aggregate grant date fair value of all employee equity awards granted in FY2012 was approximately the same as the grant date fair value of equity awards granted in FY2011.
 __________

In FY2012, none of the Named Executive Officers serving at fiscal year end exercised vested stock options and realized an aggregate of $103,151 on the vesting of restricted stock units.  Departing Named Executive Officers realized an aggregate of $650,402 on the exercise of vested stock options and the vesting of restricted stock units.

Pay for Performance

The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentives are paid upon the achievement of a set of measurable Company financial performance metrics, and equity award values depend on the value of the Company’s stock, thus encouraging achievement of long-term value creation that benefits all shareholders. To avoid excessive windfall payments, annual cash incentives are capped at 150% of target incentive, and the Compensation Committee retains discretion, including negative discretion, in modifying awards;

Good Governance

•
Compensation Decision Independence: — The Compensation Committee is comprised solely of independent directors, and the Compensation Committee uses an independent and conflict -of-interest-free compensation consultant that does not provide any other services to the Company. We will continue to monitor Committee and consultant independence and comply with exchange listing standards promulgated in accordance with the SEC rule adopted under the Dodd-Frank Act when finalized;

•
Ownership Guidelines: — The Named Executive Officers are subject to stock ownership guidelines with an expectation that they reach a certain level of stock ownership within five years of assuming their current position through stock purchases and retention of shares acquired through equity grants. The Compensation Committee periodically reviews achievement of the guidelines and may consider failure to meet the goals as a negative factor when making compensation decisions.

•	Hedging Prohibited: — The Named Executive Officers are prohibited from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock.

•
Clawbacks: — Once the SEC adopts final rules regarding “clawback” of incentive compensation, the Board intends to adopt a “clawback” policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results;

•
Risk Assessment: — When creating compensation incentives, the Compensation Committee discusses and considers any enterprise risks that the Named Executive Officers may be incentivized to take in order to achieve the compensation goals.  The Compensation Committee believes that the Company’s compensation policies and programs do not create any risks that are reasonably likely to have a material adverse effect on the Company;

•
No Excise Tax Gross-Ups — The Company has not entered into any agreements with the Named Executive Officers that provide for IRC Section 280G excise tax gross-ups with respect to payments contingent upon a change in control;

•	No Supplemental Retirement Plans — The Named Executive Officers do not participate in any executive retirement plans other than the 401(k) plan available to all employees; and

•
No Option Repricings — Even though the majority of the Company’s outstanding stock options have been underwater for the past several years, the Company has not repriced or replaced any underwater stock options.

Say-on-Pay Voting Results

The Compensation Committee considers the prior year shareholder advisory vote on the compensation of the Named Executive Officers as appropriate in making compensation decisions. At the annual meeting of shareholders held in September 2011, more than ninety percent of the shareholders present and voting on the matter approved, on an advisory basis, the compensation disclosed in the Company’s proxy statement for the meeting. As a result, the Compensation Committee concluded that the Company's shareholders were generally supportive of the Company's executive compensation philosophy, policies and programs. The Compensation Committee determined to continue such philosophy, policies and programs, with such updates and modifications as appropriate for changing circumstances.

In addition, at our 2011 annual meeting, the option to hold future Say on Pay votes every year received the highest number of votes cast by the shareholders voting on the frequency proposal. After considering the voting results and other factors, the Board of Directors determined that the Company will hold an advisory Say on Pay vote each year in connection with its annual meeting of shareholders until the next shareholder advisory vote on the frequency of Say on Pay votes occurs or until the Board of Directors otherwise determines that a different frequency is in the best interests of the Company’s shareholders.

Compensation Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for our executive compensation philosophy, the design of our executive compensation programs and the administration of our compensation and benefit plans. The Compensation Committee, which is composed entirely of independent, non-employee directors, determines the compensation paid to the CEO and reviews and approves the compensation paid to other executive officers (further detail as to the Committee’s roles and responsibilities can be found in our charter available for viewing and downloading on the Company’s website at www.navarre.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link). Compensation Committee members for FY2012 until September 15, 2011 were: Mr. Green (Chair); Mr. Willis; and Mr. Weyl. Upon the appointment of Mr. Willis as President and CEO, Mr. Shisler was appointed his replacement on the Compensation Committee.

In setting compensation for the Named Executive Officers, the Compensation Committee:

•	Reviews external market data;
•	Confirms the reasonableness of total compensation and of each component of compensation when compared to competitive market data;
•	Evaluates overall Company performance in relation to financial and strategic objectives, competition and industry circumstances;
•
In conjunction with the other independent directors on the Board, reviews and approves the annual goals and objectives for the CEO and evaluates the CEO’s performance in light of the established goals and objectives and strategic and operational accomplishments;

•	For other Named Executive Officers, reviews annual goals and objectives and assesses individual performance and any changes in duties and responsibilities;
•	Adjusts base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including competitive market data;
•	Approves the design of the annual cash incentive plan, establishes the annual financial objectives for the plan and assesses Company performance in light of the pre-established goals; and
•	Grants awards under our long-term incentive plan, as appropriate, based on competitive market data and an evaluation of the current performance and future potential of each Named Executive Officer.
.
The Compensation Committee regularly holds executive sessions that are not attended by any members of management or non-independent directors. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities as allowed under applicable law. The Compensation Committee has delegated to any two of the following — CEO, CFO, and General Counsel — the authority to grant long-term incentive awards to non-executive officers under limited circumstances and pursuant to specific guidelines established by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. The Compensation Committee normally discusses compensation decisions with respect to the CEO in executive sessions without the CEO or other management present, and makes determinations regarding the CEO in consultation with the independent directors on the Governance and Nominating Committee.

Role of Management

Most Compensation Committee meetings, except for the executive portions thereof, are attended by the CEO and a representative of Human Resources.  Depending on the topics to be discussed, the CFO and/or General Counsel may also attend. The CEO’s role in the Compensation Committee process is oversight of all of management’s recommendations and reports to the Compensation Committee and/or Board of Directors. The CEO provides direct input to the Compensation Committee on such matters as the affordability and efficacy of various plan designs. The CEO may also make recommendations with respect to scheduling meetings and agenda topics and occasionally meets with Compensation Committee members outside of scheduled meetings. The Compensation Committee considers the CEO’s input, but ultimately makes all of its decisions independently. The CEO sets objectives each year for the other Named Executive Officers which are tailored to the duties and responsibilities of the particular officer and the challenges that his or her business or functional unit faces. The Compensation Committee reviews and approves the objectives. Following the end of the fiscal year, the CEO, also with the oversight of the Compensation Committee, evaluates the performance of the other Named Executive Officers against their individual objectives for the year.

Management makes recommendations to the Compensation Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

Role of Independent Compensation Consultants

The Compensation Committee has from time to time engaged independent compensation consultants to advise on executive compensation levels and practices, plan designs and competitive market data. Beginning in FY2011, the Compensation Committee engaged and retained Pearl Meyer & Partners (“PM&P”), a consultant that specializes in providing compensation services to boards of directors. PM&P was selected for its experience and independence and lack of conflict of interest. It has been a leading compensation consultant to boards of directors for over two decades and it has never provided any compensation or other services, including employee benefits services, to the Company’s management. In FY2011, PM&P provided the Compensation Committee with a comprehensive review of our executive compensation program. In FY2012, PM&P was engaged by the Compensation Committee to continue as its Independent Compensation Consultant. PM&P, under the direction of the Compensation Committee, provided the Compensation Committee with:

•	information and advice in order to review and revise the appropriate comparator peer group;
•	information and advice in structuring the new CEO compensation package;
•	information for comparing total direct compensation against market data;
•	information for comparing the Company’s overall equity usage against market data;
•	information on executive compensation trends and legislative developments impacting executive compensation in general; and
•	recommendations for compensation program design changes, as appropriate.

Competitive Market Comparisons

Comparator Peer Group

The Compensation Committee worked with PM&P to review and revise as appropriate the comparator peer group originally identified in FY2011. Two companies, Nu Horizon Electronics and GSI Commerce, were removed because they had been acquired.  In addition, considering the redirection in the Company’s business strategy and divestiture of FUNimation, the Committee removed three companies, INX, CKX and Ascent Media, and the added four companies, ModusLink Global Solutions, RealNetworks, PFSweb and Gaiam. The new comparator peer group, listed below (the “Peer Group”) consists of public companies with businesses similar to the Company’s or to its major component businesses. The Company’s twelve-month trailing revenue at the time of review was at the 37th percentile rank of the group and its market capitalization was at the 21st percentile rank of the group. The Peer Group, as follows, was used in evaluating the market competitiveness of FY2012 compensation.

Scholastic Corporation	THQ Inc.	Leapfrog Enterprises, Inc.
BlueLinx Holdings Inc.	GTSI Corp.	Gaiam Inc.
Beacon Roofing Supply, Inc.	RealNetworks, Inc.	Rosetta Stone, Inc.
ModusLink Global Solutions Inc.	SED International Holdings, Inc.
Take Two Interactive Software, Inc.	PFSweb, Inc.

Process

PM&P supplemented the Peer Group data with a blend of several published national market data surveys (collectively, the “Survey Data” and together with the Peer Group data, the “Market Data”), with the Peer Group data and Survey Data weighted equally. Use of broad based Survey Data mitigates the disadvantage of finding a relatively small number of comparable public companies for the Peer Group. With respect to the Survey Data, PM&P used reported data in the general industry category and in the revenue range of under $1 billion. The large number of participants in the general industry surveys tends to lessen the impact of both changes in participation from year to year and individual company compensation practices. Individual companies are not identified in the Survey Data, and the Compensation Committee does not review or consider the individual companies that participate in the surveys.

The Market Data for the prior year was adjusted upwards by 3% to approximate the 2012 value based on expected average 3% pay increases according to industry published reports. Total direct compensation was defined as current base salary, target annual cash incentive, and long term incentives using grant date values. PM&P also reviewed each compensation element individually.

The Compensation Committee used the Market Data to gauge competitiveness of the compensation for the Named Executive Officers but did not use it to specifically set pay at an absolute target level or percentile referencing the Market Data. The Compensation Committee considered the results for each Named Executive Officer to be in the desired competitive range if the results fell within a range of between -15% and +15% of the median for comparable officer positions in the Market Data for each compensation element which the Compensation Committee determined was an appropriate indicator of competitiveness.  If the results for a Named Executive Officer fell outside of this range, then the Compensation Committee considered if there was an appropriate internal rationale for the deviation, such as the executive’s expertise, experience, longevity or strategic importance.

Compensation Mix

Our executive compensation is comprised primarily of the following elements: fixed cash compensation, in the form of base salary; and variable compensation, in the form of short-term incentive pay and long-term incentive compensation. Long-term incentive compensation consists of equity grants, while short-term incentive compensation is paid in cash. Although, the Compensation Committee has not set specific targets for the relative percentages of these elements, it strives for a balance that rewards executives for the achievement of short-term (annual) goals while also focusing on the long-term revenue and profitability of the Company. Because the Compensation Committee believes that the CEO has a greater impact on the achievement of long-term targets, it determined that variable compensation should constitute a greater percentage of his compensation when compared to the other Named Executive Officers. For FY2012, the relative percentages of these elements were as follows:

Relative Percentages of Compensation Elements for NEO’s serving as of March 31, 2012

NEO	Base Salary	Percent of Total	Target Annual Incentive	Percent of Total	Long Term Incentive Grant Date Fair Value	Percent of Total

Richard S Willis	$450,000(1)	26%	$360,000	21%	$897,555	53%
Diane D. Lapp	$255,000	50%	$127,500	24%	$139,492	26%
Ward O. Thomas	$270,000	53%	$135,000	26%	$106,115	21%
Joyce A. Fleck	$257,500	52%	$128,750	26%	$106,115	22%

(1)	Beginning April 1, 2012, Mr. Willis unilaterally decided to reduce his base salary to $350,000 for the 2013 fiscal year.

Base Salary Compensation

Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and areas of responsibility. We pay base salaries because it provides a fixed level of compensation that we feel is necessary to recruit and retain executives. An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments, when the financial performance of the Company permits, to reflect an individual’s performance or changed responsibilities. The Compensation Committee monitors the performance of the executive officers on individual performance objectives established for the fiscal year and annually reviews their base salaries.

The Compensation Committee’s goal is to set base salaries for each executive, including the CEO, at a level that reflects each individual’s performance and organizational impact and at a competitive level nationally. Differences in the amount of base salary between the Named Executive Officers reflect the Compensation Committee’s assessment of the differences in the scope of each executive’s responsibilities and contributions in light of competitive pay levels for similar positions in other similarly situated organizations.

FY2012 Base Salary Actions:

The Committee did not approve any base salary adjustments for NEO’s in FY2012 other than in conjunction with the hiring of a new CEO and changes in position and responsibilities as follows.

Upon hire, Mr. Willis’s base salary was set at $450,000 which was below the competitive range for the Market Data as described above and was 8% below Mr. Deacon’s salary. The Committee believed this base salary was appropriate in light of the other elements of Mr. Willis’ compensation package.  Beginning April 1, 2012, Mr. Willis unilaterally decided to reduce his base salary to $350,000 for the 2013 fiscal year.

Mr. Porter served as Interim CEO and President (and continued as CFO) from April 6, 2011 until the hiring of Mr. Willis on September 15, 2011. To recognize his increased responsibilities, Mr. Porter’s base salary was increased 17% to $390,000 (which was 20% below Mr. Deacon’s salary).

Upon Mr. Porter’s retirement on October 28, 2011, Ms. Lapp was promoted from Vice President, Finance to Interim CFO. In connection with her increased responsibilities, her base salary was set at $255,000.

Annual Incentive Compensation

Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals. Executive officers and other management employees selected by the Compensation Committee participate in the Company’s Annual Incentive Plan. The FY2012 target amounts approved by the Compensation Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus annual incentive) within the competitive range of the Market Data, as discussed above, provided that the Company’s goals were met.

Mr. Willis’ compensation package included a target annual incentive opportunity of 80% of base salary, the same percentage previously held by Mr. Deacon, and was within the competitive range of the Market Data. Mr. Porter’s target annual incentive opportunity remained 75% in FY2012, which was higher than the competitive range for a COO and CFO but below the competitive range for a CEO and President. Upon her promotion, Ms. Lapp’s target annual incentive opportunity was set at 50% of base salary, and the target annual incentive opportunity for the other NEO’s remained at 50% of base salary, all within the competitive range of the Market Data.

Annual Incentive Opportunity and Results for NEO’s serving as of March 31, 2012

	Target	Target Percent	Maximum	Maximum Percent	Actual
NEO	Award	of Base Salary	Award	of Base Salary	Award

Richard S Willis	$360,000	80%	$540,000	120%	0
Diane D. Lapp	$127,500	50%	$191,250	75%	0
Ward O. Thomas	$135,000	50%	$202,500	75%	0
Joyce A. Fleck	$128,750	50%	$193,125	75%	0

For FY2012, the Annual Incentive Plan performance measures for the Named Executive Officers were based on budgeted earnings before interest, depreciation and amortization and excluding stock based compensation expense (“Adjusted EBITDA”), weighted at 75%, and net sales, weighted at 25%. The Compensation Committee selected the following financial objectives for FY2012: target consolidated Adjusted EBITDA of $18.2 million (before the annual incentive pool and severance accrual) and target consolidated net sales of $519.0 million. The Compensation Committee chose earnings and sales performance criteria for FY2012 because it believed these are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. In prior years a small percentage of the annual incentive opportunity for the NEO’s was based on individual objectives. Since the individual goals for the executive officers were generally instrumental to the Company attaining its financial goals, the Compensation Committee determined it appropriate to remove the individual goal component of the annual incentive for the executive officers. The Committee also believes this removes individual driving factors and ties incentive more directly to Company performance. The annual plan design contains a performance threshold. Other than possible discretionary awards as discussed below, annual incentives would not be earned if funding any portion of the annual incentive pool caused the Company to fail to achieve at least 80% of the consolidated Adjusted EBITDA target. The plan design also provided an opportunity for participants to earn an enhanced annual incentive based on Adjusted EBITDA growth. If consolidated Adjusted EBITDA (inclusive of the annual incentive pool accrual) exceeds the target, then the annual incentive pool is increased by 25% of the excess amount. Participants share in the enhanced annual incentive pool on a pro rata basis taking into consideration the achievement of the financial and individual objectives applicable to each participant. However, annual incentive payments under the Plan, including the growth enhancement, are capped at 150% of a participant’s target annual incentive. For FY2012, the Compensation Committee also approved a maximum discretionary pool of $500,000. The Compensation Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not the Company’s financial objectives are achieved.  The Compensation Committee also reserved the right to change, suspend, or discontinue the Annual Incentive Plan at any time without prior notice to participants.

At the time the annual financial objectives were determined, the Compensation Committee believed the Adjusted EBITDA and net sales targets to be appropriately challenging but realistic under the current economic conditions.  However, since the consolidated Adjusted EBITDA threshold was not met, no annual incentive was earned under the annual incentive plan pool for FY2012 regardless of actual results on the other objectives. In addition, the Compensation Committee did not approve any annual incentive award to any of the Named Executive Officers or other participants for FY2012 from the discretionary pool described above.

Long-Term Incentive Compensation

Long-term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. Changes in Company stock price have a direct effect on the amount of compensation the Named Executive Officers realize from long-term incentive compensation. This encourages the achievement of long-term value creation that benefits all shareholders. In addition, multi-year vesting of long-term incentive compensation encourages the retention of our Named Executive Officers.

PM&P’s analysis indicated that, at the Company’s current stock price, the Company’s long-term incentive compensation, as measured by the value of the prior year grants, was generally still below the competitive range of the Market Data. This also lowers the total direct compensation of the Named Executive Officers. When determining the size of individual long term incentive awards and the total number of long term incentive awards for all management employees for the fiscal year, the Compensation Committee considers:

•	the projected impact on our Company’s earnings for the anticipated fiscal year grants and outstanding grants from prior years;

•	the value of the equity awards in the competitive range of the Market Data;

•	the reasonableness of the proportion of our total shares outstanding (our “run rate”) used for annual equity grants; and

•	the reasonableness of the potential voting power dilution to our shareowners (our “overhang”).

FY2012 Long-Term Incentive Actions:

Of the long term incentive awards granted in FY2012 (excluding grants to Non-employee Directors), 64% were time vested nonqualified stock options and 36% were time vested restricted stock units. Because a majority of the Company’s outstanding stock options are out-of-the-money, the Compensation Committee determined that the restricted stock units will continue to provide an enhanced retention incentive to employees. In addition, the grant of restricted stock units consumes fewer shares under the Company’s shareholder authorized stock plan and has been determined by the Compensation Committee to be consistent with the compensation trends as reported by PM&P. The non-qualified stock option awards vest over three years and expire ten years from the grant date provided that the participant is still employed by the Company. The restricted stock units also generally vest over three years. Upon vesting, participants, who are still employed by the Company, will receive one unrestricted share of Common Stock for each vested restricted stock unit.

The Named Executive Officers received long-term incentive awards in FY2012 covering a total of 1,085,000 shares. This represented a grant of 74% more equity grants in FY2012 than in FY2011 in order to move toward closing the competitive gap. However, the aggregate grant date fair value of all employee equity awards granted in FY2012 was approximately the same as the grant date fair value of the awards granted in FY2011. All other employees received long-term incentive awards in FY2012 covering a total of 394,500 shares compared to 475,000 shares in FY2011. The individual NEO’s received equity grants as follows.

Mr. Willis’ new hire compensation package included the grant of 225,000 restricted stock units and a stock option covering 475,000 shares. This initial equity award was above the competitive range for the Market Data, however, the Compensation Committee believed the heavier weighting of long term incentives was appropriate since Mr. Willis is charged with the goal to significantly improve the Company’s long term performance. Mr. Porter was granted 75,000 restricted stock units in connection with his promotion to Interim CEO and President, all of which vested prior to his retirement in October 2011. In June 2011, Ms. Lapp received a special retention restricted stock unit grant covering 30,000 shares in order to encourage her retention while the Company searched for and hired a new CEO. Ms. Lapp, Mr. Thomas and Ms. Fleck all participated in the annual equity grant and received awards covering 80,000 shares, 100,000 shares and 100,000 shares, respectively.

Equity Grant Process

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day as, or prior to, the grant date. Annual grants are normally discussed and granted in scheduled meetings taking place in September and/or October and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of the Company’s 2nd Quarter financial results. Under authority delegated by the Compensation Committee, management may grant equity awards to employees (other than executive officers) as part of a new hire offer, promotion or reward/incentive for significant achievement, up to 10,000 shares per individual. Grants made outside of the annual grant are effective as of the date of approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price no less than the fair market value of our Common Stock on the grant date, defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. The Compensation Committee does not grant equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Benefits and Executive Perquisites

The main objectives of our benefits program is to enhance health and productivity and give our employees access to quality healthcare, insurance protection from unforeseen events and assistance in achieving retirement financial goals.

In FY2012, the Named Executive Officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays. In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive, at the discretion of the Company determined on an annual basis, a matching contribution of 50% of the participant’s contribution up to 4% of base pay. If granted, the matching contribution vests over three years and  is generally calculated and paid in April or May for all employee contributions made during the preceding calendar year by participants employed on the last day of the calendar year. The 401(k) Plan match and the incremental value of benefits provided to the Named Executive Officers under the Company’s benefits program are included in the “All Other Compensation” column of the “Summary Compensation Table”. We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated at the time of an executive’s initial recruitment or promotion to a new position. In FY2012, these included payment of life insurance policy premiums for Mr. Deacon and Mr. Porter, and reimbursement of relocation expenses for Mr. Morrell. Mr. Willis’ new hire compensation package included the following perquisites: reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year; a one time reimbursement of up to $5,000 for attorney’s fees; and, in lieu of relocation benefits, reimbursement on a tax neutral basis for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation. The dollar values for all perquisites are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Executive Employment Agreements

We have entered into agreements regarding employment and/or severance with each of the Named Executive Officers, the terms of which are described under “Executive Severance and Change in Control Agreements.” The Compensation Committee believes that such employment agreements promote the stability of the Company by (i) lessening the personal uncertainties and potential distraction of the executives created by Company actions resulting in a termination of their employment for reasons other than cause and (ii) establishing the rights and obligations of both the Company and the executive after the employment relationship ends. In addition, reasonable severance arrangements offer a competitive benefit and aid in retention of the services of valuable executives.

The Compensation Committee believes that the amount of severance offered to the Named Executive Officers is not excessive and that the trigger for severance payments, which in all cases is involuntarily termination by the Company without cause or constructive termination due to adverse Company actions, is appropriate and in the best interests of the shareholders. Further, the Compensation Committee believes that the differences in the amount of severance offered among the Named Executive Officers are justified by the scope of each executive’s responsibilities and contributions. As described under “Executive Severance and Change in Control Agreements,” the Company negotiated and entered into an employment and severance agreement with Mr. Willis upon his appointment as President and CEO and revised Mr. Porter’s employment agreement in connection with his promotion to Interim CEO and President and his subsequent retirement. Otherwise, no changes were made to the employment and severance agreements in FY2012.

Accounting and Tax Considerations

We aim to keep the expense related to our compensation programs as a whole within affordability levels. If we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above our affordability level. For example, in determining to grant restricted stock units in addition to stock options, we considered the accounting impact and tried to keep the overall compensation cost generally the same.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (the “IRC”). IRC Section 280G and related IRC sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. IRC Section 409A also imposes additional significant individual taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of IRC Section 409A. To assist in the avoidance of additional tax under IRC Section 409A, we structure equity awards and executive employment agreements in a manner intended to comply with the applicable IRC Section 409A requirements.

IRC Section 162(m) prohibits the Company from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers (excluding the CFO) relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We anticipate that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of IRC Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

 The Compensation Committee, with the assistance of management, reviews on at least on annual basis the Company’s compensation policies and programs for all employees for the purpose of assessing the risks associated with compensation.  In early FY2012, the Compensation Committee reviewed the compensation program details, participant information, plan administrative oversight and design features with respect to (i) base salary determination as applicable to our executive officers; (ii) short term incentive pay for director-level employees and above under the annual incentive plan; (iii) short term incentive pay in the form of a quarterly or monthly sales bonus program for a small number of sales employees; and (iv) long term incentive in the form of equity grants to director-level employees and above. The Committee reviewed the strategies that are tied to these compensation practices and identified both the risks inherent in these programs and the following factors that mitigate any such risks to acceptable levels:

•	Appropriate mix between short-term cash compensation and long-term equity grants.
•	Participation in the same annual incentive and long-term equity plans by all director-level and above employees.
•	Maximum payout levels for annual incentive capped at 150% percent of target.

•	Negative discretion over annual incentive program payouts and sales bonus programs may be exercised.
•	Ranges for annual incentive metrics established to avoid payouts on an “all or nothing” basis.
•	Multi-year and overlapping vesting schedules for long-term equity grants.

As a result of the foregoing review, the Compensation Committee determined that the Company’s compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Navarre specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for FY2012. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee:

Frederick C. Green IV (Chair)
Bradley J. Shisler
Tom F. Weyl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee is an executive officer of another entity where any of the Company’s executives serve on the other entity’s compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard S Willis (5)	FY2012	237,115	378,000	519,555	0	68,068	1,202,738
President and CEO

Cary L. Deacon (6)	FY2012	24,462	0	0	0	1,393,619	1,418,081
Former President and CEO	FY2011	481,029	180,200	317,730	0	28,222	1,007,181
	FY2010	475,000	208,000	260,000	570,000	28,125	1,541,125

Diane D. Lapp (7)	FY2012	232,654	86,200	53,292	0	4,105	376,251
Chief Financial Officer

J. Reid Porter (8)	FY2012	230,965	131,250	0	0	365,612	727,827
Former Chief Operating Officer,	FY2011	333,000	257,000	0	0	8,145	598,145
CFO and Interim CEO and President	FY2010	333,000	54,600	68,250	274,725	7,845	738,420

Ward O. Thomas (9)	FY2012	270,000	39,500	66,615	0	1,745	377,860
President of Distribution and Encore	FY2011	159,923	41,998	75,375	0	0	277,296

Joyce A. Fleck	FY2012	257,500	39,500	66,615	0	4,900	368,515
President of Business and Logistics	FY2011	253,173	42,400	74,760	0	4,900	375,233
Services	FY2010	239,846	23,400	29,250	187,500	4,412	484,408

Calvin Morrell (10)	FY2012	170,980	0	0	0	394,240	565,220
Former President of Encore	FY2011	263,300	42,400	74,760	0	14,840	395,300
	FY2010	250,796	23,400	29,250	132,190	52,130	487,766

_____________
(1)
The amounts in this column represent the grant date fair value of all restricted stock units awarded in the applicable fiscal year as determined using the opening sale price of our Common Stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. We recognize the expense for financial reporting purposes over the applicable vesting period.

(2)
The amounts in this column represent the grant date fair value of all stock options awarded in the applicable fiscal year as determined using the Black-Scholes pricing model. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The assumptions used to arrive at the Black-Scholes value are discussed in Note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. We recognize the expense for financial reporting purposes over the applicable vesting period.

(3)
The amounts in this column represent the annual incentive paid under our Annual Incentive Plan as discussed in “Compensation Discussion and Analysis.” The amounts listed for FY2010 were earned for FY2010 although paid after the end of the 2010 fiscal year. No awards were earned for FY2011 or FY2012 under the Annual Management Incentive Plan.

(4)	The table below shows the components of this column for FY2012, which include amounts paid or accrued by the Company in FY2012 for perquisites, severance, tax gross-ups and Company matching contributions to our 401(k) defined contribution plan.

Name	401(k) Plan Match	Employment Termination Payments	Earned Unused Vacation	Life Insurance	Medical Expense	Commuting Expense Reimbursement	Tax Gross-Up on Commuting Expense Reimbursement	Relocation Expense Reimbursement
Willis	$—	$—	$—	—	$7,147	$32,740	$28,181	$—
Deacon	$4,777	$1,358,500	$18,817	11,525	$—	$—	$—	$—
Porter	$4,900	$357,500	$—	3,212	$—	$—	$—	$—
Lapp	$4,105	$—	$—	—	$—	$—	$—	$—
Thomas	$1,745	$—	$—	—	$—	$—	$—	$—
Fleck	$4,900	$—	$—	—	$—	$—	$—	$—
Morrell	$4,900	$311,863	$7,982	—	$—	$—	$—	$69,495

(5)
Mr. Willis was hired as an executive officer of the Company and appointed President and CEO on September 15, 2011. He continues to serve as a director of the Company but, as of his date of employment, no longer received any additional compensation for his services as a director.

(6)	The Board of Directors terminated Mr. Deacon’s employment with the Company on April 6, 2011.

(7)	Ms. Lapp was appointed as an executive officer of the Company and Interim Chief Financial Officer on October 28, 2011. Ms. Lapp was subsequently promoted to Chief Financial Officer on May 25, 2012.

(8)
Mr. Porter retired from the Company and his position of Chief Operating Officer and CFO on October 28, 2011. From April 6, 2011 until September 15, 2011, Mr. Porter also served as Interim CEO and President.

(9)	Mr. Thomas was appointed as an executive officer of the Company on August 10, 2010.

(10)	The employment of Mr. Morrell was terminated on November 14, 2011 in connection with the restructuring of the Company.

Grants of Plan-Based Awards in FY2012

						All	All
						Other	Other
						Stock	Option
						Awards:	Awards:	Exercise	Closing	Grant Date
						Number of	Number of	or Base	Market	Fair Value of
			Estimated Future Payouts Under			Shares of	Securities	Price of	Price on	Stock and
			Non-Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	Date of	Option
	Grant	Approval	Threshold	Units	Awards	Awards	Grant	Awards	Grant	Awards
Name	Date(1)	Date(1)	($)	($)	($)	(#)	(#)	($/Sh)(3)	($/Sh)	($)
Richard S Willis	4/1/2011	4/1/2011					12,000(5)	1.90	1.86	13,327
	9/15/2011	9/14/2011					475,000(5)	1.75	1.77	519,555
	10/3/2011	9/14/2011				225,000(4)				378,000
			0	360,000	540,000
Cary L. Deacon	—	—				—	—	—	—	—
			0	391,400	587,100
Diane D. Lapp	6/10/2011	6/8/2011				30,000(4)				54,600
	11/3/2011	10/24/2011				20,000(4)				31,600
	11/3/2011	10/24/2011					60,000(5)	1.58	1.57	53,292
			0	127,500	191,250
J. Reid Porter	8/23/2011	8/23/2011				75,000(4)				131,250
			0	292,500	438,750
Ward O. Thomas	11/3/2011	10/24/2011				25,000(4)				39,500
	11/3/2011	10/24/2011					75,000(5)	1.58	1.57	66,615
			0	135,000	202,500
Joyce A. Fleck	11/3/2011	10/24/2011				25,000(4)				39,500
	11/3/2011	10/24/2011					75,000(5)	1.58	1.57	66,615
			0	128,750	193,125
Calvin Morrell	—	—				—	—	—	—	—
			0	133,900	200,850
_____________
(1)
The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in the fall to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)
Our Annual Incentive Plan is considered a “non-equity incentive plan.” This column represents the range of awards under the plan possible for FY2012. The amounts that were actually earned by the Named Executive Officers in FY2012 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, and, in each case, the amounts earned for FY2012 were $0. For FY2012, each Named Executive’s Officer’s target award was established as a percentage of base salary. The target award percentages, objectives and other details are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis.”

(3)
Under the terms of the Amended and Restated 2004 Stock Plan (the “2004 Stock Plan”), as approved by our shareholders, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date.

(4)	Restricted stock units were granted in FY2012 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis.”

(5)	Stock option grants to the Named Executive Officers under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis.”

Outstanding Equity Awards at FY2012 Fiscal Year-End

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares
	Number of	Number of				Units of		or Units
	Securities	Securities				Stock		of Stock
	Underlying	Underlying				That		That
	Unexercised	Unexercised		Option	Option	Have		Have
	Options(#)	Options(#)		Exercise	Expiration	Not		Not
Name	Exercisable(1)	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)
Richard S Willis	16,667	33,333	(2)	1.95	2/10/2021	—		—
	0	12,000	(3)	1.90	3/31/2021	—		—
	0	475,000	(4)	1.75	9/14/2021	—		—
	—	—		—	—	225,000	(9)	400,500

Cary L. Deacon	0	0		—	—	—		—
						0		0

Diane D. Lapp	10,000	0		7.78	6/13/2015	—		—
	7,000	0		4.59	10/25/2015
	8,000	0		4.95	11/01/2016	—		—
	6,000	0		2.41	11/11/2017
	10,000	0		0.69	11/12/2018	—		—
	6,667	3,333	(5)	2.08	11/2/2019
	11,667	23,333	(6)	2.12	11/3/2020	—		—
	0	60,000	(7)	1.58	11/02/2021	—		—
	—	—		—	—	1,667	(10)	2,967
	—	—		—	—	8,000	(11)	14,240
	—	—		—	—	20,000	(12)	35,600

J. Reid Porter	52,500	0		2.08	10/28/2014	—		—
	15,000	0		2.41	10/28/2014	—		—
						0		0

Ward O. Thomas	33,333	16,667	(8)	2.52	9/14/2020	—		—
	0	75,000	(7)	1.58	11/2/2021	—		—
	—	—		—	—	16,666	(13)	29,665
	—	—		—	—	25,000	(12)	44,500

Joyce A. Fleck	10,000	0		7.73	07/10/2015	—		—
	7,000	0		4.59	10/25/2015	—		—
	8,000	0		4.95	11/01/2016	—		—
	6,000	0		2.41	11/11/2017	—		—
	15,000	0		1.85	03/11/2018	—		—
	22,500	0		0.69	11/12/2018	—		—
	15,000	7,500	(5)	2.08	11/02/2019	—		—
	20,000	40,000	(6)	2.12	11/3/2020	—		—
	0	75,000	(7)	1.58	11/02/2021	—		—
	—	—		—	—	3,750	(10)	6,675
	—	—		—	—	13,333	(11)	23,733
	—	—		—	—	25,000	(12)	44,500

Calvin Morrell	0	0		—	—	—		—

___________

(1)
On March 20, 2006, the vesting of all outstanding stock options with exercise prices equal to or greater than $4.50 per share were accelerated and became exercisable. However, as a condition to the acceleration, the Board required each Named Executive Officer to enter into a lock-up agreement which prohibits the sale, transfer or other disposition of the shares acquired upon any exercise of the accelerated stock options (other than sales to fund the exercise price or to satisfy minimum statutory withholding) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of employment with the Company.

(2)
Non-employee Director initial stock option granted on February 11, 2011 with vesting in three equal annual installments on February 11, 2012, February 11, 2013 and February 11, 2014, conditioned on continued service as a director through those dates.

(3)
Non-employee Director annual stock option granted on April 1, 2011 with vesting in three equal annual installments on April 1, 2012, April 1, 2013 and April 1, 2014, conditioned on continued service as a director through those dates.

(4)
Stock option granted September 15, 2011 with vesting in three annual installments of 100,000 shares on September 15, 2012, 175,000 shares on September 15, 2013 and 200,000 shares on September 15, 2014, conditioned on continued employment through those dates.

(5)
Stock options granted November 3, 2009 with vesting in three equal annual installments on November 3, 2010, November 3, 2011 and November 3, 2012, conditioned on continued employment through those dates.

(6)
Stock options granted November 4, 2010 with vesting in three equal annual installments on November 4, 2011, November 4, 2012 and November 4, 2013, conditioned on continued employment through those dates.

(7)
Stock options granted November 3, 2011 with vesting in three equal annual installments on November 3, 2012, November 3, 2013 and November 3, 2014, conditioned on continued employment through those dates.

(8)
Stock option granted September 15, 2010 with vesting in three equal annual installments on September 15, 2011, September 15, 2012 and September 15, 2013, conditioned on continued employment through those dates.

(9)
Restricted stock unit award granted October 3, 2011 with vesting in three annual installments of 50,000 units on September 15, 2012, 75,000 units on September 15, 2013 and 100,000 units on September 15, 2014, conditioned on continued employment through those dates.  One share of Common Stock will be issued for every restricted stock unit which vests.

(10)
Restricted stock unit awards granted November 3, 2009 with vesting in three equal annual installments on November 3, 2010, November 3, 2011 and November 3, 2012, conditioned on continued employment through those dates.  One share of Common Stock will be issued for every restricted stock unit which vests.

(11)
Restricted stock unit awards granted November 4, 2010 with vesting in three equal annual installments on November 4, 2011, November 4, 2012 and November 4, 2013, conditioned on continued employment through those dates.  One share of Common Stock will be issued for every restricted stock unit which vests.

(12)
Restricted stock unit awards granted November 3, 2011 with vesting in three equal annual installments on November 3, 2012, November 3, 2013 and November 3, 2014, conditioned on continued employment through those dates.  One share of Common Stock will be issued for every restricted stock unit which vests.

(13)
Restricted stock unit award granted September 15, 2010 with vesting in three equal annual installments on September 15, 2011, September 15, 2012 and September 15, 2013, conditioned on continued employment through those dates.  One share of Common Stock will be issued for every restricted stock unit which vests.

Option Exercises and Stock Vested in FY2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard S Willis	—	—	—	—
Cary L. Deacon	200,000	236,000	—	—
Diane D. Lapp	—	—	37,333	65,769
J. Reid Porter	52,500	39,447	201,333	329,066
Ward O. Thomas	—	—	8,334	14,585
Joyce A. Fleck	—	—	14,167	22,797
Calvin Morrell	22,500	23,092	14,167	22,797
____________
(1)	Amount determined using the closing price of our Common Stock on the vesting date.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment and other agreements with certain executive officers to attract and retain talented executives. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” is an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the Company’s principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii) shareholder approval of a merger, other business combination, liquidation or dissolution of the Company, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Richard S Willis Employment Agreement with Restrictive Covenants

On October 3, 2011, we entered into an Employment Agreement with Restrictive Covenants with Mr. Willis which was consistent with and superseded the terms of the letter agreement between the Company and Mr. Willis dated September 15, 2011. The agreement commenced on September 15, 2011 and expires on September 14, 2014, subject to automatic extension for successive one-year periods unless either party provides 60 days' advance written notice of such party's desire not to renew. During the term of the agreement, Mr. Willis will serve as a director of the Company and have the authority, responsibilities and duties customarily performed by a president and chief executive officer of similar businesses. The agreement provides for a minimum annual base salary of $450,000 and a target bonus opportunity of up to 80% of this amount for each fiscal year of service. Pursuant to the agreement, Mr. Willis was granted a non-qualified stock option covering 475,000 shares of our Common Stock, vesting over three years, and an award of 225,000 restricted stock units, vesting over three years. Mr. Willis is also entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as other key executive officers of the Company. In addition, Mr. Willis will receive reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year, a one time reimbursement of up to $5,000 for attorney’s fees, and reimbursement, on a tax neutral basis, for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation. On February 22, 2012, the Employment Agreement was amended to reflect the desire of Mr. Willis to voluntarily reduce his base salary by $100,000 for the Company’s fiscal year beginning April 1, 2012. Consequently, Mr. Willis’ base salary for the current fiscal year is $350,000, however, the voluntary reduction does not affect the calculation of any earned annual incentive bonus or the calculation of any severance payments calculated using a Base Salary of $450,000 during the period of the voluntary reduction.

Either the Company or Mr. Willis may terminate the Employment Agreement for any reason at any time. In the event Mr. Willis’ employment is terminated by the Company due to (i) death, (ii) disability lasting longer than 180 days, (iii) Cause or (iv) non-renewal of the Employment Agreement, Mr. Willis will only be entitled to all earned and unpaid base salary and vacation time as of the termination date. If Mr. Willis is otherwise involuntarily terminated or terminates his employment due to Good Reason, including termination without Cause or for Good Reason within 12 months of a Change in Control Transaction, he will be entitled to severance payments equal to two times his then current base salary and two times the average amount of bonus paid to him during the immediately preceding three years. Severance payments, which require a written release of all claims, will be paid in 24 equal monthly installments beginning on the first day of the seventh month after the termination date.

The agreement requires that Mr. Willis honor confidentiality obligations during and after his employment and provides that for 18 months following the termination of his employment, Mr. Willis will not compete with any material portion of the Company’s business activities, nor solicit the Company's employees, consultants or customers.

Cary L. Deacon Amended and Restated Employment Agreement

We entered into a written employment agreement with Mr. Deacon as our President and Chief Operating Officer on June 21, 2006, amended and restated the agreement on December 28, 2006 in connection with Mr. Deacon’s promotion to President and Chief Executive Officer effective January 1, 2007 and further amended the agreement on March 20, 2008. The agreement was in effect on April 6, 2011, the date of Mr. Deacon’s termination of employment.

Pursuant to the agreement, Mr. Deacon was entitled to receive a minimum annual base salary of $489,250 and his annual bonus target amount was 80% of his base salary. Mr. Deacon was also entitled to reimbursement for reasonable business expenses, up to a $2.0 million life insurance policy (with annual premiums not to exceed $15,000), paid vacation, and participation in benefit plans on the same basis as other executive officers of the Company. In connection with his promotion, Mr. Deacon was granted: a non-qualified stock option covering 300,000 shares of Common Stock, vesting over three years, and an award of 70,000 restricted shares of Common Stock, with the restrictions lapsing over three years (the “Promotion Awards”). These awards were fully vested prior to the date of Mr. Deacon’s termination.

Mr. Deacon’s termination on April 6, 2011 was “Without Cause” thereby triggering the severance provisions of the agreement as follows: (i) an amount equal to his then-current base salary for two years; (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years, multiplied by a factor of two; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. Severance payments were paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. In addition, Mr. Deacon is entitled to continue to receive Company medical, dental and life insurance benefits at Company expense for a period of 18 months following termination. Mr. Deacon executed a written release of all claims in order to receive the severance benefits contained in the agreement. The dollar values for the termination payments paid or payable to Mr. Deacon under this agreement are included in the “All Other Compensation” column of the “Summary Compensation Table.” Had there been a Change in Control Transaction within 12 months prior to termination, severance payments would have increased to three times base salary and three times the average amount of bonus earned and paid with respect to the preceding three years.

Mr. Deacon is required under the agreement to (i) not compete with any material portion of the Company’s business activities during his employment and for up to 18 months following termination of his employment; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property has created during his employment.

J. Reid Porter Amended Executive Severance Agreement

On December 23, 2005, we entered into an executive severance agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. On March 20, 2008, the agreement was amended and restated. On August 10, 2010 the amended and restated agreement was further amended in connection with Mr. Porter’s promotion to the position of Chief Operating Officer, and was amended again on August 23, 2011 in connection with Mr. Porter’s promotion to Interim CEO and President.

As amended, the expiration date of the agreement was August 10, 2012 and the agreement provided, effective April 6, 2011, for a base salary of $390,000 per year, subject to annual adjustments by the Compensation Committee of the Company, and an annual bonus of up to seventy-five percent (75%) of his base salary, to be determined based upon the Company’s achievement of objectives established by the Compensation Committee of the Company. Upon a Severance Event, defined as a termination of employment by the Company without Cause or by Mr. Porter for Good Reason, Mr. Porter was eligible for severance payments in an amount equal to his then-current base salary plus the average of his annual bonus earned and paid during the three prior fiscal years. Severance payments were payable in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred and. required a written release of all claims.  Upon either a Severance Event or upon Mr. Porter’s voluntary retirement on or after August 10, 2012, he and his spouse were entitled to receive Company paid medical and dental benefits until age 65. The agreement required that Mr. Porter agree (i) not to compete with any material portion of the Company’s business activities during his employment and for a period of one year thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

Also in connection with his appointment to Interim CEO, Mr. Porter was granted a restricted stock unit award on August 23, 2011 which entitled Mr. Porter to received 75,000 shares of Company common stock upon vesting.  Vesting was to occur on April 6, 2012, subject to accelerated vesting upon the occurrence of a Severance Event or upon a Change of Control (as defined in the Company’s 2004 Amended and Restated Stock Option Plan), and further provided, that, if a new Chief Executive Officer was appointed prior to April 6, 2012, one-half of the restricted stock units would vest earlier on the date of appointment of the new Chief Executive Officer.  In addition, the Compensation Committee approved amendments to two of Mr. Porter’s prior stock option awards, covering 67,500 shares of Common Stock and currently out-of-the-money, and one prior restricted stock unit award, covering 26,500 shares of Common stock, to accelerate vesting upon either a Severance Event or upon Mr. Porter’s voluntary retirement on or after August 10, 2012 and to increase the expiration date of stock options to a period of three years following either a Severance Event or upon Mr. Porter’s voluntary retirement on or after August 10, 2012.

On October 24, 2011, the agreement was terminated in connection with Mr. Porter’s decision to voluntarily retire as of October 28, 2011 and superseded by the retirement package approved by the Compensation Committee as follows: payment of $307,500 in a single lump sum, with the timing to be structured in order to avoid adverse tax consequences; Company paid medical and dental benefits for Mr. Porter and his spouse until age 65 (up to an additional six years); amendment of outstanding options granted in 2007, 2008 and 2009 to ensure full vesting upon retirement and, if out-of-the-money on retirement, to extend exercise for three years following retirement; and amendment of outstanding restricted stock unit awards granted in 2008, 2009 and 2010 to ensure full vesting upon retirement. Mr. Porter executed a written release of all claims in order to receive the foregoing retirement benefits. The dollar values for the termination payments paid or payable to Mr. Porter under this retirement agreement are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Executive Severance Agreements for Diane D. Lapp, Ward O. Thomas, Joyce A. Fleck, and Calvin Morrell

In March 2008, the Company entered into executive severance agreements with Ms. Lapp and Ms. Fleck that replaced and superseded prior change in control severance agreements entered into in 2001. The Company entered into a similar executive severance agreement with Mr. Morrell in March 2009 and with Mr. Thomas in August 2010. The agreements provide for severance payments in the event that the executive’s employment is terminated Without Cause or by the executive for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights.

The dollar values for the termination payments paid or payable to Mr. Morrell under his agreement are included in the “All Other Compensation” column of the “Summary Compensation Table.”

The expiration date of the other agreements, which is currently December 31, 2013; is subject to automatic extension for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that a Change in Control Transaction has not occurred and the respective currently serving Named Executive Officer was terminated on March 31, 2012 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above.

Name	Salary Continuation ($)	Benefit Premiums ($)	Substitute Incentive Plan Payments ($)		Total ($)
Richard S Willis	$900,000	—	—		$900,000

Diane D. Lapp	$255,000	—	$45,742	(1)	$300,742

Ward O. Thomas	$270,000	—	—		$270,000

Joyce A. Fleck	$257,500	—	$62,500	(2)	$320,000
____________

(1)
Represents Ms. Lapp’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Lapp for the last three years under the Annual Management Incentive Plan ($0, $0, $137,227).

(2)
Represents Ms. Fleck’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Fleck for the last three years under the Annual Management Incentive Plan ($0, $0, $187,500).

The following table assumes that a Change in Control Transaction occurred within the 12 month period prior to March 31, 2012 and the respective Named Executive Officer was terminated on March 31, 2012 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above.

Name	Salary Continuation ($)	Benefit Premiums ($)	Substitute Incentive Plan Payments ($)		Total ($)
Richard S Willis	$900,000	—	—		$900,000

Diane D. Lapp	$255,000	—	$45,742	(1)	$300,742

Ward O. Thomas	$270,000	—	—		$270,000

Joyce A. Fleck	$257,500	—	$62,500	(2)	$320,000
____________

(1)
Represents Ms. Lapp’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Lapp for the last three years under the Annual Management Incentive Plan ($0, $0, $137,227).

(2)
Represents Ms. Fleck’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Fleck for the last three years under the Annual Management Incentive Plan ($0, $0, $187,500).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in FY2012 were filed on a timely basis.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2013 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, Minneapolis, Minnesota 55428 addressed to the Secretary, by _______, 2013 (which is 120 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials), but no later than a reasonable time before we begin to print and send our proxy materials for the 2013 annual meeting, in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2013 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by _________, 2013, (which is 45 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials) the Company will be allowed to use its discretionary voting authority.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including the Company, who file electronically with the SEC. The address of that site is www.sec.gov.

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. This Proxy Statement incorporates by reference the documents set forth below that have been previously filed by us with the SEC:

• Annual Report on Form 10-K, filed on May 25, 2012, for the fiscal year ended March 31, 2011, as amended by Form 10-K/A, filed on July 26, 2012;

• Quarterly Report on Form 10-Q filed on August 1 2012, for the fiscal quarter ended June 30, 2012;

• Current Reports on Form 8-K filed on May 30, 2012, August 29, 2012 and September 27, 2012; and

• The description of our Common Stock contained in the Registration Statement on Form 8-A filed November 1993, including any amendments or reports for the purpose of updating such information.

We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement to the date of the Annual Meeting (excluding any information “furnished” but not “filed”). These include reports such as quarterly reports on Form 10-Q and current reports on Form 8-K.

We will provide without charge to each person to whom this Proxy Statement is delivered, upon written or oral request, a copy of any or all documents that have been or may be incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference into such documents). Your requests should be directed to our Secretary at our principal executive offices at: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Telephone: (763) 535-8333.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2012 is enclosed herewith. Shareholders may also view and download this Proxy Statement and Form 10-K on Navarre’s website, http://www.navarre.com/Investors/, or the Securities and Exchange Commission’s website, www.sec.gov/idea/searchidea/webusers.htm.

By Order of the Board of Directors,

-s- Ryan F. Urness
Ryan F. Urness
Secretary and General Counsel

Dated:_________, 2012

Appendix A

SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SpeedFC, Inc.

We have audited the accompanying consolidated balance sheets of SpeedFC, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpeedFC, Inc. and Subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/PHILIP VOGEL & CO. PC

Certified Public Accountants

Dallas, Texas

September 19, 2012

1
SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
Assets

Current assets:
Cash and cash equivalents	$1,834	$11,995
Accounts receivable - trade, less allowance for doubtful
accounts of $5,002 in 2011 and 2010	11,754,702	7,487,749
Prepaid expenses	271,316	80,259
Deferred costs - current	1,169,000	-
Deferred income taxes	45,900	1,700
Federal income taxes receivable	840,962	1,055,914

Total current assets	$14,083,714	$8,637,617

Property and equipment:
Software and computer equipment	$3,840,037	$2,043,190
Warehouse equipment	4,942,555	3,736,581
Leasehold improvements	129,719	100,232

	$8,912,311	$5,880,003
Less accumulated depreciation	4,075,472	2,574,624

Net property and equipment	$4,836,839	$3,305,379

Other assets:
Software development costs, net of accumulated amortization	$1,213,506	$180,787
Deferred costs	1,921,628	-
Deposits and other	23,180	8,018

	$3,158,314	$188,805

Total assets	$22,078,867	$12,131,801

The accompanying notes are an integral part of these interim statements.

2

	2011	2010
Liabilities and stockholders' equity

Current liabilities:
Checks issued in excess of available funds	$859,181	$-
Line of credit	2,374,822	250,000
Accounts payable	6,958,370	5,769,946
Accrued expenses	1,154,687	787,800
Capital lease obligations - current	178,445	100,023
Deferred revenue - current	1,299,000	-
Deferred rent - current	69,222	116,880
State income taxes payable	140,000	80,000

Total current liabilities	$13,033,727	$7,104,649

Long-term liabilities:
Capital lease obligations, net of current maturities	$207,433	$43,582
Deferred rent	146,106	215,329
Deferred revenue	2,096,281	-
Customer deposits	50,782	50,782
Deferred income taxes	1,492,500	631,100

Total long-term liabilities	$3,993,102	$940,793

Commitments and contingencies (Notes B, C, D and L)

Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 985,000 shares issued, including 50,000 shares in treasury (liquidation preference of $1 per share)	$9,850	$9,850
Common stock, $0.01 par value; 8,000,000 shares authorized; 4,724,300 and 4,697,300 shares, respectively, issued and outstanding	47,243	46,973
Additional paid-in capital	1,975,631	1,763,895
Retained earnings	3,079,314	2,325,641

	$5,112,038	$4,146,359
Less cost of treasury stock, 50,000 shares	60,000	60,000

Total stockholders' equity	$5,052,038	$4,086,359

Total liabilities and stockholders' equity	$22,078,867	$12,131,801

3

SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

Revenues	$48,930,803	$33,075,774

Cost of revenues	39,432,585	26,854,681

Gross profit	$9,498,218	$6,221,093

Operating expenses:
Information technology	$2,662,352	$1,078,762
Sales and marketing	2,342,350	3,036,583
General and administrative	2,926,292	2,064,139

Total operating expenses	$7,930,994	$6,179,484

Income from operations	$1,567,224	$41,609

Other income (expense):
Interest income	$91	$-
Interest expense	(65,155)	(38,982)

Total other income (expense)	$(65,064)	$(38,982)

Income before income taxes	$1,502,160	$2,627

Income tax provision	748,487	120,526

Net income (loss)	$753,673	$(117,899)

The accompanying notes are an integral part of these interim statements.

4
SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Preferred stock		Common stock
	Number of shares issued	$0.01 par value	Number of shares issued	$0.01 par value	Additional paid-in capital	Retained earnings	Treasury stock	Total stockholders' equity

Balance, January 1, 2010	985,000	$9,850	4,597,300	$45,973	$1,604,496	$2,443,540	$(60,000)	$4,043,859

Restricted common stock issued	-	-	64,000	640	-	-	-	640

Exercise of stock options, net of taxes	-	-	36,000	360	56,111	-	-	56,471

Stock-based compensation from stock options	-	-	-	-	103,288	-	-	103,288

Net loss	-	-	-	-	-	(117,899)	-	(117,899)

Balance, December 31, 2010	985,000	$9,850	4,697,300	$46,973	$1,763,895	$2,325,641	$(60,000)	$4,086,359

Exercise of stock options, net of taxes	-	-	27,000	270	48,486	-	-	48,756

Stock-based compensation from restricted stock	-	-	-	-	30,725	-	-	30,725

Stock-based compensation from stock options	-	-	-	-	132,525	-	-	132,525

Net income	-	-	-	-	-	753,673	-	753,673

Balance, December 31, 2011	985,000	$9,850	4,724,300	$47,243	$1,975,631	$3,079,314	$(60,000)	$5,052,038

The accompanying notes are an integral part of these interim statements.

5

SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

Cash flows from operating activities:
Cash received from customers	$48,059,131	$30,123,969
Cash paid to suppliers and employees	(47,346,840)	(27,634,351)
Interest received	91	-
Interest paid	(65,155)	(38,982)
Income taxes refunded	903,951	-
Income taxes paid	(553,850)	(1,476,105)

Net cash provided by operating activities	$997,328	$974,531

Cash flows from investing activities:
Software development costs	$(1,243,777)	$(202,850)
Acquisition of property and equipment	(2,618,138)	(1,985,676)

Net cash used by investing activities	$(3,861,915)	$(2,188,526)

Cash flows from financing activities:
Increase in checks issued in excess of available funds	$859,181	$-
Net proceeds on line of credit	2,124,822	250,000
Payments on capital lease obligations	(171,897)	(93,888)
Proceeds from exercise of stock options	42,320	52,480
Dividends paid	-	(276,618)

Net cash provided (used) by financing activities	$2,854,426	$(68,026)

Net decrease in cash and cash equivalents	$(10,161)	$(1,282,021)

Cash and cash equivalents:
Beginning of year	11,995	1,294,016

End of year	$1,834	$11,995

The accompanying notes are an integral part of these interim statements.

6

	2011	2010

Reconciliation of net income (loss) to net cash provided by operating activities:

Net income (loss)	$753,673	$(117,899)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	$1,711,906	$1,006,225
Provision for deferred taxes	817,200	290,800
Stock-based compensation	163,250	103,288
Tax effect on exercise of options and warrants	6,436	4,631

Change in assets and liabilities:
(Increase) decrease in accounts receivables	(4,266,953)	(2,965,805)
(Increase) decrease in prepaid expenses	(191,057)	(30,338)
(Increase) decrease in federal income taxes receivable	214,952	(1,055,914)
(Increase) decrease in deferred costs	(3,090,628)	-
(Increase) decrease in deposits and other assets	(15,162)	(50)
Increase (decrease) in accounts payable	1,188,424	4,271,565
Increase (decrease) in accrued expenses	366,887	153,177
Increase (decrease) in income taxes payable	60,000	(595,096)
Increase (decrease) in deferred rent	(116,881)	(104,053)
Increase (decrease) in deferred revenue	3,395,281	-
Increase (decrease) in customer deposits	-	14,000

Total adjustments	$243,655	$1,092,430

Net cash provided by operating activities	$997,328	$974,531

Schedule of non-cash investing and financing activities
Acquisition of property and equipment under capital leases	$414,170	$16,667

7

Note A - Summary of significant accounting policies:

Organization

SpeedFC, Inc. and Subsidiary (the Company) provides third party end-to-end services including web platform development and hosting, fulfillment, order management and call center services primarily to businesses transacting through e-commerce. The Company operates information technology development offices in Texas and Mexico, distribution centers in Texas and Ohio and call centers in Texas, Ohio and Mexico. The Company is also a business process outsourcing (“BPO”) partner of Oracle Corporation focused on the Oracle Commerce suite of products. The Company’s clients purchase inventory and send it to the Company, market their products to their customers in a variety of means, but primarily over the Internet, generate orders and outsource their platform, fulfillment, order management, call center and related services to the Company. The Company aggregates these businesses and provides them with comprehensive, easy to implement, cost-effective and transaction-based services and information management tools.

Principles of consolidation

The consolidated financial statements of the Company include the accounts of SpeedFC, Inc. (“USA”) and its subsidiary, SpeedFC, S. de R.L. de C.V. (“Mexico”).  The subsidiary is presented at a 100% interest since the non-controlling interest is not significant.  All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and certificates of deposit with original maturity dates of three months or less.

Accounts receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 7 to 30 days from the invoice date.  Accounts receivable are stated at the amounts billed to customers.  Delinquent accounts do not typically incur financing or interest charges.  Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of losses that have been incurred in those accounts as of the balance sheet date and that will be confirmed as bad debt write-offs in future periods after all methods to collect have been exhausted.  Management individually reviews all accounts receivable balances and, based on current conditions, estimates that portion, if any, of the balance that will not be collected.  In the event of complete nonperformance by the Company’s customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of nonperformance.

Translation of foreign currencies

The accounts of SpeedFC, S. de R.L. de C.V. are translated into United States dollars at the appropriate exchange rates prevailing at the dates of transactions or balance sheet date as required by Financial Accounting Standards Board, Accounting Standards Codification (“FASB ASC”), FASB ASC 830, “Foreign Currency Matters.” Net translation gains or losses are included in operations.

8

Note A - Summary of significant accounting policies (continued):

Property and equipment

Property and equipment are stated at cost.  The cost of property and equipment is depreciated on the straight-line method over the estimated useful lives of the respective assets as follows:

Range in years
Computer and warehouse equipment	5
Leasehold improvements	3-5
Software for internal use	3
Capital leases	3-5

Depreciation expense was $1,500,848 and $984,162 for the years ended December 31, 2011 and 2010, respectively, including depreciation expense of equipment under capital leases.

Software development costs

The Company accounts for its software development costs in accordance with Accounting Standards Codification (“ASC”) 985, Costs of Computer Software to Be Sold, Leased or Marketed.  Capitalization of software development costs begins upon the establishment of technological feasibility. In the development of our products and our enhancements to existing products, technological feasibility is not established until substantially all product development is complete, including the development of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Such costs are amortized using the straight-line method beginning when the product or enhancement is available for general release over the estimated economic life of the product or enhancement, generally three years.  For the years ended December 31, 2011 and 2010 there were $1,243,777 and $202,850, respectively, of software development costs capitalized. For the years ended December 31, 2011 and 2010 amortization of software development costs totaled $211,058 and $22,063, respectively. Future amortization of software development costs are expected to total approximately $482,000 for fiscal years 2012 and 2013 and approximately $250,000 for fiscal year 2014.

Impairment of long-lived assets

Long-lived assets, including property and equipment and software development costs, are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset.  These evaluations include comparing the future undiscounted cash flows of such assets to their carrying value.  If the carrying value exceeds the future undiscounted cash flows, the assets are written down to their estimated fair value calculated using discounted cash flows.  Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. During the years ended December 31, 2011 and 2010, there was no impairment of long-lived assets.

Income taxes

The Company has adopted the provisions of FASB ASC 740, “Income Taxes”, and uses the liability method of accounting for income taxes.  Under the liability method, a provision for income taxes is recorded based on taxes currently payable on income as reported for federal income tax purposes, plus an amount which represents the change in deferred income taxes for the year.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

9

Note A - Summary of significant accounting policies (continued):

Income taxes (continued)

Taxes assessed on income in foreign countries are considered by management to be refundable and are recovered in the form of foreign tax credits on the Company’s U. S. federal income tax return.  Foreign taxes paid are reported as prepaid income taxes until such a time as they can be utilized.

The Company adopted the provisions of FASB ASC 740-10 that provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. Interest expense and penalties related to tax liabilities will be recognized in the first period that they would begin to accrue according to the relevant tax law, and will be classified as interest expense and operating expense, respectively. Management believes there are no significant uncertain tax positions, so no adjustments have been reported from adoption of FASB ASC 740-10.  The Company is no longer subject to income tax examinations by the Internal Revenue Service for years prior to 2008. For state tax jurisdictions, the Company is no longer subject to income tax examinations for years prior to 2007.

On May 18, 2006, the State of Texas enacted a new law which replaced the then-current state franchise tax with a “margin tax” effective with franchise tax reports filed on or after January 1, 2008. In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is computed by applying the applicable tax rate (1%) to Texas sourced taxable margin, which is defined as the lesser of (1) 70% of total revenue or (2) total revenue less (a) the cost of goods sold or (b) compensation and benefits. Although the law states that the margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses; therefore it has been included as part of the provision for income taxes in the statement of operations.

Revenue and cost recognition

Revenues from customer contracts are generally recognized as services are rendered. Contract costs include all direct material and labor costs.  General and administrative costs are charged to expenses as incurred. The Company records reimbursements received from customers for out-of-pocket expenses, primarily freight and supplies, as revenue and the associated expense as cost of revenue. All customer revenues are recorded net of discounts and allowances provided to customers.

As noted earlier, the Company follows the provisions of FASB ASC 985, Costs of Computer Software to Be Sold, Leased or Marketed, which provides for standards of recognition for the sale or lease of software products.  Certain of the Company’s services provide for the delivery of software requiring significant production, modification and customization.  In accordance with the Recognition Subtopic of FASB ASC 985, such arrangements shall be accounted for in accordance with the Construction-Type and Production-Type Contract Subtopic of FASB ASC 605, Revenue Recognition.  Based on the terms and conditions surrounding these arrangements, the Company has determined that it is appropriate to utilize the completed-contract method, whereby income is recognized only when the contract is completed and the software has been delivered.  Accordingly, billings and costs are deferred and accumulated on the balance sheet, but no profit or income is recorded before completion. However, anticipated losses on contracts would be recorded prior to completion.

10

Note A - Summary of significant accounting policies (continued):

Revenue and cost recognition (continued)

A portion of the Company’s revenue arrangements include multiple service elements, such as web implementation and migration, web site support, eCommerce services and additional services.  The Company has adopted the provisions of FASB ASC 605, “Revenue Recognition”, and the amendment to the Revenue Recognition – Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification, as presented in ASU 200-13, Multiple-Deliverable Arrangements.  Under the provisions of FASB ASC 605, these deliverables are regarded as one unit of accounting and the revenue recognition pattern is determined for the combined unit.  The contracted value of the revenue and related costs for elements not quoted on a monthly basis, such as web site implementation and migration, are deferred and recognized ratably over the term of the arrangement, approximately three years, beginning when delivery has occurred. The revenues from the remaining service elements are recorded on a monthly basis as the services are provided. Costs associated with the web site implementation and migration are deferred and recognized ratably over the term of the arrangement consistent with the recognition of revenues.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from these estimates.

Taxes collected

The Company collects sales taxes assessed by governmental authorities imposed on sales to customers.  Sales taxes collected are excluded from revenues; net amounts due are reported as a liability on the Company's balance sheet.

Fair value of financial instruments

The carrying value of the Company’s financial instruments, which include cash, accounts receivable, accounts payable, line of credit and capital lease obligations, approximate their fair values based on their short term maturities or current market prices and interest rates.

Stock based compensation

The Company accounts for stock based compensation according to the provisions of FASB ASC 718, Compensation – Stock Compensation.  As permitted by Compensation – Stock Compensation, the Company accounts for stock option and warrant awards using the calculated value method and recognizes compensation costs related to stock-based payment transactions (i.e., the granting of stock options and warrants, and awards of unregistered shares of common stock) in the financial statements. With limited exceptions, the amount of compensation is measured based on the grant-date fair value of the equity issued. Compensation cost is recognized on a straight-line basis over the period that an employee provides services in exchange for the entire award.

11

Note B - Line of credit:

On December 1, 2011, the Company entered into a revolving line of credit agreement with Comerica Bank that matures October 21, 2012.   The agreement provided for borrowings not to exceed $4,000,000 for the period from December 1, 2011 through February 21, 2012 and not to exceed $2,500,000 for the period from February 22, 2012 until the maturity date.  The agreement was amended effective February 21, 2012, solely to extend the borrowing limit of $4,000,000 through October 21, 2012.  The agreement is an extension of a revolving line of credit agreement dated November 1, 2011 that provided for borrowings not to exceed $3,000,000.  The note bears a variable interest rate at the daily adjusting LIBOR rate plus a margin of 2.55% per annum.  The agreement provides that the line of credit is secured by substantially all of the assets of the Company and the previous personal guaranty by the majority stockholder was released (effective with the November 1, 2011 agreement).  The daily adjusting LIBOR rate at December 31, 2011 was .29%.  As of December 31, 2011, there was $ 2,374,822 due on this line of credit.

On July 21, 2010, the Company entered into a revolving line of credit agreement with Comerica Bank that was paid off and terminated during 2011.   The agreement provided for borrowings not to exceed $1,500,000 bearing a variable interest rate at the daily adjusting LIBOR rate plus a margin of 2.55% per annum.  The agreement provided that the line of credit is secured by substantially all of the assets of the Company and is personally guaranteed by the majority stockholder of the Company.  The daily adjusting LIBOR rate at December 31, 2010 was .26%.  As of December 31, 2010, there was $250,000 due on this line of credit.

On June 23, 2009, the Company entered into a revolving line of credit agreement with the American National Bank of Texas that matured June 23, 2010.  The agreement provided for borrowings not to exceed $1,500,000 bearing a variable interest rate equal to the published prime rate.  The line of credit was secured by property and assets and was personally guaranteed by the majority stockholder of the Company.

The Company incurred $21,410 and $59 in interest expense on the lines of credit for the years ended December 31, 2011 and 2010, respectively.

Note C - Capital leases:

The Company leases equipment under capital leases expiring in 2012 and 2014.  The interest rates on the capitalized leases range from 4.8% to 7.8%. The asset and liability under the capital leases are recorded at the fair value of the asset at the inception of the lease, which is considered to be lower than the present value of the minimum lease payments.  For financial statement purposes, the assets are depreciated over their estimated lives.

The following is a summary of property held under capital leases:

	2011	2010

Software and computer equipment	$700,171	$286,001
Less accumulated depreciation	222,543	88,345

	$477,628	$197,656

12

Note C - Capital leases (continued):

Minimum future lease payments under the capital leases as of December 31, 2011 are:

Year ending December 31,	Amount

2012	$194,319
2013	150,043
2014	65,957

$410,319
Less amount representing interest	24,441

Present value of net minimum lease payments	$385,878
Less current maturities	178,445

Non-current portion	$207,433

Note D - Lease commitments:

The Company has non-cancelable operating leases, with renewal options, for office and warehouse facilities expiring April 2013 and August 2017.  Total rental expense was approximately $2,868,000 and $2,801,000 for the years ended December 31, 2011 and 2010, respectively.  The future annual minimum lease payments at December 31, 2011 are:

Year ending December 31,	Amount

2012	$1,920,804
2013	1,790,153
2014	1,472,295
2015	1,534,756
2016	1,659,678
2017	1,106,452

$9,484,138

Note E - Deferred rent:

Rental expense under an operating lease with a stepped payment schedule is being recognized on a straight-line basis over the lease term.  A deferred lease liability arises from the timing difference in the recognition of rent expense for financial statement purposes and the actual payment of this expense.

13

Note F - Income taxes:

At December 31, 2011 and 2010, the provision for income taxes consisted of the following:

	2011	2010

Current provision (benefit) for income taxes:
Federal	$(259,000)	$(311,800)
State	183,851	136,895

	$(75,149)	$(174,905)

Change in deferred taxes due to temporary differences and tax costs of exercise of options	823,636	295,431

	$748,487	$120,526

The Company’s effective income tax rate for 2011 and 2010 is different than what would be expected if the statutory rates were applied to income before income taxes primarily due to the inclusion of state income taxes which are based on gross margins.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax-reporting basis of the Company’s assets and liabilities.  Deferred income taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate.  Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010, are presented below:

	2011	2010

Allowance for doubtful accounts	$1,700	$1,700
Accumulated depreciation	(1,635,400)	(678,400)
Deferred revenue and costs	104,000	-
Stock based compensation	83,100	47,300

Total	$(1,446,600)	$(629,400)

Current	$45,900	$1,700
Long-term	(1,492,500)	(631,100)
Valuation allowance	-	-

Total	$(1,446,600)	$(629,400)

14

Note G - Common stock reserved:

As of December 31, 2011 and 2010, shares of common stock were reserved for the following purposes:

	2011	2010

Conversion of preferred stock	985,000	985,000

Exercise of current and future grants of stock options under the 2000 stock incentive plan	77,000	92,000

Exercise of current and future grants of stock options under the 2008 stock incentive plan	292,000	368,000

	1,354,000	1,445,000

Note H - Employee stock option plan:

On September 1, 2000, the Company adopted a stock award and incentive plan (“2000 Plan”), which permits the issuance of options to selected employees and directors of the Company.  The 2000 Plan reserves 400,000 shares of common stock for grant and provides that the term of each award be determined by the Committee of the Board of Directors (“Committee”) charged with administering the 2000 Plan.  On April 15, 2008, the Company adopted a stock incentive plan (“2008 Plan”), which permits the issuance of options to selected employees, consultants and directors of the Company.  The 2008 Plan reserves 400,000 shares of common stock for grant and provides that the term of each award be determined by the Committee charged with administering the 2008 Plan.

Under the terms of the Plans, options granted may be either nonstatutory options, incentive stock options or restricted stock. The exercise price, determined by the Committee, may not be less than 100% of the fair market value of a share on the date of grant and must not be less than 85% of the fair market value for nonstatutory options.  Incentive stock options granted to a person who owns more than 10% of the total combined voting power of all classes of the Company’s stock may not be less than 110% of the fair market value of a share on the date of grant.

During fiscal 2010 the Company issued 64,000 shares of restricted common stock with a vesting period beginning January 1, 2011 and ending December 31, 2014.  Total compensation cost recognized for this restricted stock in 2011 was $30,725.  As of December 31, 2011, 48,000 shares are unvested, and there is $92,175 in unrecognized compensation expected to be recognized over a remaining period of 3 years.

Using the Black-Scholes-Merton option pricing model, management has determined that options issued in 2011 had a calculated value from $1.42 to $1.45 per share and options issued in 2010 had a calculated value from $1.39 to $1.41 per share. Total compensation cost recognized from stock options during the years December 31, 2011 and 2010 was $132,525 and $103,288, respectively. As of December 31, 2011, 118,000 stock options are unvested and there is $181,843 in unrecognized compensation expected to be recognized over a weighted average remaining period of 2.04 years.

The weighted average remaining contractual term of options outstanding at December 31, 2011 is 7.52 years. The weighted average remaining contractual term of options exercisable at December 31, 2011 is 7.2 years.

15

Note H - Employee stock option plan (continued):

The assumptions used, and the weighted average calculated value of options, are as follows:

	Options granted in 2011	Options granted in 2010

Risk-free interest rate	0.11% - 0.25%	0.26% - 0.40%
Expected dividend yield	0%	0%
Expected volatility	1.00% - 1.04%	0.97% - 1.00%
Expected life in years	5	5
Service period in months	36	12-36
Weighted average calculated value of options granted	$1.42	$1.39

The following is a summary of activity of options to purchase shares of the Company’s stock issued during the years ended December 31, 2011 and 2010:

	Number of shares	Weighted average exercise price

Outstanding at January 1, 2010	376,500	$1.29
Granted	175,000	1.95
Exercised	(36,000)	(1.44)
Forfeited/cancelled	(156,000)	(1.34)

Outstanding at December 31, 2010	359,500	$1.57
Granted	89,000	1.92
Exercised	(27,000)	(1.49)
Forfeited/cancelled	(84,000)	(1.92)

Outstanding at December 31, 2011 exercise price ranging from $.50 to $2.11	337,500	$1.58

Options exercisable at December 31, 2011	219,500	$1.49

During the years ended December 31, 2011 and 2010, the Company received $42,320 and $52,480, respectively, from directors upon exercise of options and recognized related tax costs of $6,436 and $4,631, respectively.  In accordance with Company policy, the shares were issued from a pool of shares reserved for issuance under the plan.

16

Note I - Preferred Stock:

As of December 31, 2011 and 2010, there were 935,000 shares outstanding of Series A Convertible Preferred Stock (the Preferred Stock).  The Preferred Stock has a par value of $.01 per share and has a liquidation preference of $1 per share plus any declared but unpaid dividends. Holders of the Preferred Stock are entitled to receive, if declared by the Board of Directors, dividends at a rate determined by the Board of Directors on the same basis as the holders of common stock. The Preferred Stock is convertible into the Company’s common stock at a conversion rate of 1 to 1. The Preferred Stock is not redeemable and votes together with the common stock and not as a separate class.

Note J - Software development costs:

As of December 31, 2011 and 2010, software development costs are summarized as follows:

	2011	2010

Capitalized software development costs	$1,446,627	$202,850

Less accumulated amortization	233,121	22,063

	$1,213,506	$180,787

Note K - Deferred revenues and costs:

For the years ended December 31, 2011 and 2010, there were $3,405,281 and $0, respectively, of website implementation and migration revenues deferred. For the years ended December 31, 2011 and 2010, $10,000 and $0, respectively, of these deferred revenues were recognized as revenues. The remaining deferred revenues to be recognized as revenues are expected to total approximately $1,299,000, $1,411,000 and $685,000, respectively for fiscal years 2012, 2013 and 2014.

For the years ended December 31, 2011 and 2010, there were $3,099,628 and $0, respectively, of website implementation and migration costs deferred. For the years ended December 31, 2011 and 2010, $9,000 and $0, respectively of these deferred costs were recognized as cost of revenues. The remaining deferred costs to be recognized as costs of revenues are expected to total approximately $1,169,000, $1,270,000 and $652,000, respectively for fiscal years 2012, 2013 and 2014.

Note L - Concentrations:

Concentrations of credit risk

Credit is extended based on an evaluation of the customer’s financial condition.  The Company, in some cases, obtains a security interest in the customer’s inventory.

Concentrations of business – major customers

During the years ended December 31, 2011 and 2010, the Company derived approximately 60% and 70%, respectively, of its revenues from three customers. At December 31, 2011 and 2010, amounts due from these three customers included in trade accounts receivable totaled approximately $6,469,000 and $5,385,000, respectively.

17

Note M - Related party liabilities:

Year-end balances of advances due to a shareholder included in accounts payable are approximately $53,800 and $204,700 at December 31, 2011 and 2010, respectively.

Note N - Subsequent events:

Subsequent events have been evaluated through September 19, 2012, which is the date the financial statements were available to be issued.

Appendix B

SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2012

1
SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

Assets	June 30, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$-	$1,834
Accounts receivable - trade, less allowance for doubtful accounts of $5,002	8,643,471	11,754,702
Prepaid expenses	428,639	271,316
Deferred costs - Current	1,169,000	1,169,000
Federal income taxes receivable	221,288	840,962
Deferred income taxes	54,350	45,900

Total current assets	$10,516,748	$14,083,714

Property and equipment:
Software and computer equipment	$4,309,610	$3,840,037
Warehouse equipment	4,994,193	4,942,555
Leasehold improvements	129,236	129,719

	$9,433,039	$8,912,311
Less accumulated depreciation	4,858,431	4,075,472

Net property and equipment	$4,574,608	$4,836,839

Other assets:
Software development costs, net of accumulated amortization	$972,401	$1,213,506
Deferred costs	1,910,190	1,921,628
Deposits and other	23,780	23,180

	$2,906,371	$3,158,314

Total assets	$17,997,727	$22,078,867

The accompanying notes are an integral part of these interim statements.

2

Liabilities and stockholders' equity	June 30, 2012	December 31, 2011
	(Unaudited)
Current liabilities:
Checks issued in excess of available funds	$670,422	$859,181
Line of credit	514,481	2,374,822
Accounts payable	3,909,914	6,958,370
Accrued expenses	1,507,822	1,154,687
Capital lease obligations - current	138,908	178,445
Deferred revenue - current	1,299,000	1,299,000
Deferred rent - current	48,220	69,222
State income taxes payable	170,284	140,000

Total current liabilities	$8,259,051	$13,033,727

Long-term liabilities:
Capital lease obligations, net of current maturities	$137,179	$207,433
Deferred rent	362,021	146,106
Deferred revenue	2,122,318	2,096,281
Customer deposits	50,782	50,782
Deferred income taxes	1,265,153	1,492,500

Total long-term liabilities	$3,937,453	$3,993,102

Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 985,000 shares issued, including 50,000 shares in treasury (liquidation preference of $1 per share)	$9,850	$9,850
Common stock, $0.01 par value; 8,000,000 shares authorized; 4,724,300 shares, issued and outstanding	47,243	47,243
Additional paid-in capital	2,010,044	1,975,631
Retained earnings	3,794,086	3,079,314

	$5,861,223	$5,112,038
Less cost of treasury stock, 50,000 shares	60,000	60,000

Total stockholders' equity	$5,801,223	$5,052,038

Total liabilities and stockholders' equity	$17,997,727	$22,078,867

3

SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$14,716,581	$10,194,879	$27,804,099	$19,197,283

Cost of revenues	11,702,521	7,461,011	21,818,145	14,112,319

Gross profit	$3,014,060	$2,733,868	$5,985,954	$5,084,964

Operating expenses:
Information technology	$1,262,846	$805,900	$2,385,431	$1,397,346
Sales and marketing	489,014	615,477	1,018,650	1,236,083
General and administrative	673,083	564,279	1,295,182	1,054,690

Total operating expenses	$2,424,943	$1,985,656	$4,699,263	$3,688,119

Income from operations	$589,117	$748,212	$1,286,691	$1,396,845

Other income (expense):
Interest income	$39	$13	$78	$13
Interest expense	(11,135)	(3,408)	(60,005)	(16,669)

Total other income (expense)	$(11,096)	$(3,395)	$(59,927)	$(16,656)

Income before income taxes	$578,021	$744,817	$1,226,764	$1,380,189

Income tax provision	232,286	284,737	509,375	534,911

Net income	$345,735	$460,080	$717,389	$845,278

The accompanying notes are an integral part of these interim statements.

4

SPEEDFC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Six Months Ended
	June 30,
	2012	2011

Net income	$717,389	$845,278

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	$1,012,412	$691,232
Provision for deferred taxes	(235,797)	94,943
Stock-based compensation	34,413	81,625
Tax effect on exercise of options and warrants	-	5,785

Change in assets and liabilities:
(Increase) decrease in accounts receivables	3,111,231	1,865,794
(Increase) decrease in prepaid expenses	(157,323)	(172,972)
(Increase) decrease in federal income taxes receivable	619,674	708,341
(Increase) decrease in deferred costs	11,438	(1,602,253)
(Increase) decrease in deposits and other assets	(600)	(15,700)
Increase (decrease) in accounts payable	(3,048,456)	(3,055,985)
Increase (decrease) in accrued expenses	350,519	(447,341)
Increase (decrease) in income taxes payable	30,284	12,383
Increase (decrease) in deferred rent	194,913	(57,640)
Increase (decrease) in deferred revenue	26,037	1,780,281

Total adjustments	$1,948,745	$(111,507)

Net cash provided by operating activities	$2,666,134	$733,771

Cash flows from investing activities:
Software development costs	$-	$(175,000)
Acquisition of property and equipment	(509,077)	(843,012)

Net cash used by investing activities	$(509,077)	$(1,018,012)

Cash flows from financing activities:
Increase (decrease) in checks issued in excess of available funds	$(188,759)	$553,574
Net payments on line of credit	(1,860,341)	(250,000)
Proceeds from exercise of stock options	-	32,110
Payments on capital lease obligations	(109,791)	(63,438)

Net cash used by financing activities	$(2,158,891)	$272,246

Net increase in cash and cash equivalents	$(1,834)	$(11,995)

Cash and cash equivalents:
Beginning of period	1,834	11,995

End of period	$-	$-

The accompanying notes are an integral part of these interim statements.

5

Note A - Summary of significant accounting policies:

Organization

SpeedFC, Inc. and Subsidiary (the Company) provides third party end-to-end services including web platform development and hosting, fulfillment, order management and call center services primarily to businesses transacting through e-commerce. The Company operates information technology development offices in Texas and Mexico, distribution centers in Texas and Ohio and call centers in Texas, Ohio and Mexico. The Company is also a business process outsourcing (“BPO”) partner of Oracle Corporation focused on the Oracle Commerce suite of products. The Company’s clients purchase inventory and send it to the Company, market their products to their customers in a variety of means, but primarily over the Internet, generate orders and outsource their platform, fulfillment, order management, call center and related services to the Company. The Company aggregates these businesses and provides them with comprehensive, easy to implement, cost-effective and transaction-based services and information management tools.

Basis of presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

In the opinion of management, all adjustments (consisting only of adjustments of a normal or recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. All significant inter-company transactions have been eliminated in consolidation. Operating results for the three months ended and six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2012. The financial statements presented in this report should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company consolidated financial statements for the year ended December 31, 2011.

Principles of consolidation

The consolidated financial statements of the Company include the accounts of SpeedFC, Inc. (“USA”) and its subsidiary, SpeedFC, S. de R.L. de C.V. (“Mexico”).  The subsidiary is presented at a 100% interest since the non-controlling interest is not significant.  All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and certificates of deposit with original maturity dates of three months or less.

Accounts receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 7 to 30 days from the invoice date.  Accounts receivable are stated at the amounts billed to customers.  Delinquent accounts do not typically incur financing or interest charges.  Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of losses that have been incurred in those accounts as of the balance sheet date and that will be confirmed as bad debt write-offs in future periods after all methods to collect have been exhausted.  Management individually reviews all accounts receivable balances and, based on current conditions, estimates that portion, if any, of the balance that will not be collected.  In the event of complete nonperformance by the Company’s customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of nonperformance.

6

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note A - Summary of significant accounting policies (continued):

Translation of foreign currencies

The accounts of SpeedFC, S. de R.L. de C.V. are translated into United States dollars at the appropriate exchange rates prevailing at the dates of transactions or balance sheet date as required by Financial Accounting Standards Board, Accounting Standards Codification (“FASB ASC”), FASB ASC 830, “Foreign Currency Matters.” Net translation gains or losses are included in operations.

Property and equipment

Property and equipment are stated at cost.  The cost of property and equipment is depreciated on the straight-line method over the estimated useful lives of the respective assets as follows:

Range in years
Computer and warehouse equipment	5
Leasehold improvements	3-5
Software for internal use	3
Capital leases	3-5

Depreciation expense was $519,207 and $1,027,920 for the three and six months ended June 30, 2012 including depreciation expense of equipment under capital leases. Depreciation expense was $347,254 and $670,379 for the three and six months ended June 30, 2011 including depreciation expense of equipment under capital leases.

Software development costs

The Company accounts for its software development costs in accordance with Accounting Standards Codification (“ASC”) 985, Costs of Computer Software to Be Sold, Leased or Marketed.  Capitalization of software development costs begins upon the establishment of technological feasibility. In the development of our products and our enhancements to existing products, technological feasibility is not established until substantially all product development is complete, including the development of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Such costs are amortized using the straight-line method beginning when the product or enhancement is available for general release over the estimated economic life of the product or enhancement, generally three years.  For the six months ended June 30, 2012 there were no software development costs capitalized. For the three and six months ended June 30, 2012, amortization of software development costs totaled $120,552 and $241,104, respectively. For the three and six months ended June 30, 2011, amortization of software development costs totaled $31,487 and $59,641, respectively. Future amortization of software development costs are expected to total approximately $240,000 for the remainder of fiscal year 2012, $482,000 for fiscal year 2013 and $250,000 for fiscal year 2014.

Impairment of long-lived assets

Long-lived assets, including property and equipment and software development costs, are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset.  These evaluations include comparing the future undiscounted cash flows of such assets to their carrying value.  If the carrying value exceeds the future undiscounted cash flows, the assets are written down to their estimated fair value calculated using discounted cash flows.  Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. During the periods ended June 30, 2012 and 2011 there was no impairment of long-lived assets.

7

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Income taxes

The Company has adopted the provisions of FASB ASC 740, “Income Taxes”, and uses the liability method of accounting for income taxes.  Under the liability method, a provision for income taxes is recorded based on taxes currently payable on income as reported for federal income tax purposes, plus an amount which represents the change in deferred income taxes for the year.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Taxes assessed on income in foreign countries are considered by management to be refundable and are recovered in the form of foreign tax credits on the Company’s U. S. federal income tax return.  Foreign taxes paid are reported as prepaid income taxes until such a time as they can be utilized.

The Company adopted the provisions of FASB ASC 740-10 that provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. Interest expense and penalties related to tax liabilities will be recognized in the first period that they would begin to accrue according to the relevant tax law, and will be classified as interest expense and operating expense, respectively. Management believes there are no significant uncertain tax positions, so no adjustments have been reported from adoption of FASB ASC 740-10.  The Company is no longer subject to income tax examinations by the Internal Revenue Service for years prior to 2009. For state tax jurisdictions, the Company is no longer subject to income tax examinations for years prior to 2008.

On May 18, 2006, the State of Texas enacted a new law which replaced the then-current state franchise tax with a “margin tax” effective with franchise tax reports filed on or after January 1, 2008. In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is computed by applying the applicable tax rate (1%) to Texas sourced taxable margin, which is defined as the lesser of (1) 70% of total revenue or (2) total revenue less (a) the cost of goods sold or (b) compensation and benefits. Although the law states that the margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses; therefore it has been included as part of the provision for income taxes in the statement of operations.

Revenue and cost recognition

Revenues from customer contracts are generally recognized as services are rendered. Contract costs include all direct material and labor costs.  General and administrative costs are charged to expenses as incurred. The Company records reimbursements received from customers for out-of-pocket expenses, primarily freight and supplies, as revenue and the associated expense as cost of revenue. All customer revenues are recorded net of discounts and allowances provided to customers.

As noted earlier, the Company follows the provisions of FASB ASC 985, Costs of Computer Software to Be Sold, Leased or Marketed, which provides for standards of recognition for the sale or lease of software products.  Certain of the Company’s services provide for the delivery of software requiring significant production, modification and customization.  In accordance with the Recognition Subtopic of FASB ASC 985, such arrangements shall be accounted for in accordance with the Construction-Type and Production-Type Contract Subtopic of FASB ASC 605, Revenue Recognition.  Based on the terms and conditions surrounding these arrangements, the Company has determined that it is appropriate to utilize the completed-contract method, whereby income is recognized only when the contract is completed and the software has been delivered.  Accordingly, billings and costs are deferred and accumulated on the balance sheet, but no profit or income is recorded before completion. However, anticipated losses on contracts would be recorded prior to completion.

8

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note A - Summary of significant accounting policies (continued):

Revenue and cost recognition (continued)

A portion of the Company’s revenue arrangements include multiple service elements, such as web implementation and migration, web site support, eCommerce services and additional services.  The Company has adopted the provisions of FASB ASC 605, “Revenue Recognition”, and the amendment to the Revenue Recognition – Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification, as presented in ASU 200-13, Multiple-Deliverable Arrangements.  Under the provisions of FASB ASC 605, these deliverables are regarded as one unit of accounting and the revenue recognition pattern is determined for the combined unit.  The contracted value of the revenue and related costs for elements not quoted on a monthly basis, such as web site implementation and migration, are deferred and recognized ratably over the term of the arrangement, approximately three years, beginning when delivery has occurred. The revenues from the remaining service elements are recorded on a monthly basis as the services are provided. Costs associated with the web site implementation and migration are deferred and recognized ratably over the term of the arrangement consistent with the recognition of revenues.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from these estimates.

Taxes collected

The Company collects sales taxes assessed by governmental authorities imposed on sales to customers.  Sales taxes collected are excluded from revenues; net amounts due are reported as a liability on the Company's balance sheet.

Fair value of financial instruments

The carrying value of the Company’s financial instruments, which include cash, accounts receivable, accounts payable, line of credit and capital lease obligations, approximate their fair values based on their short term maturities or current market prices and interest rates.

Stock based compensation

The Company accounts for stock based compensation according to the provisions of FASB ASC 718, Compensation – Stock Compensation.  As permitted by Compensation – Stock Compensation, the Company accounts for stock option and warrant awards using the calculated value method and recognizes compensation costs related to stock-based payment transactions (i.e., the granting of stock options and warrants, and awards of unregistered shares of common stock) in the financial statements. With limited exceptions, the amount of compensation is measured based on the grant-date fair value of the equity issued. Compensation cost is recognized on a straight-line basis over the period that an employee provides services in exchange for the entire award.

9

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note B - Line of credit:

On December 1, 2011, the Company entered into a revolving line of credit agreement with Comerica Bank that matures October 21, 2012.   The agreement provided for borrowings not to exceed $4,000,000 for the period from December 1, 2011 through February 21, 2012 and not to exceed $2,500,000 for the period from February 22, 2012 until the maturity date.  The agreement was amended effective February 21, 2012, solely to extend the borrowing limit of $4,000,000 through October 21, 2012.  The agreement is an extension of a revolving line of credit agreement dated November 1, 2011 that provided for borrowings not to exceed $3,000,000.  The note bears a variable interest rate at the daily adjusting LIBOR rate plus a margin of 2.55% per annum.  The agreement provides that the line of credit is secured by substantially all of the assets of the Company and the previous personal guaranty by the majority stockholder was released (effective with the November 1, 2011 agreement).  The daily adjusting LIBOR rate at June 30, 2012 was .29%.  As of June 30, 2012 and December 31, 2011, there was $514,481 and $2,374,822 outstanding on this line of credit.

The Company incurred approximately $9,000 and $30,200 in interest expense on the line of credit for the three and six months ended June 30, 2012. The Company incurred approximately $4,200 and $8,500 in interest expense on the line of credit for the three and six months ended June 30, 2011.

Note C - Capital leases:

The Company leases equipment under capital leases expiring in 2014.  The interest rates on the capitalized leases range from 4.8% to 6.75%. The asset and liability under the capital leases are recorded at the fair value of the asset at the inception of the lease, which is considered to be lower than the present value of the minimum lease payments.  For financial statement purposes, the assets are depreciated over their estimated lives.

The following is a summary of property held under capital leases at June 30, 2012 and December 31, 2011:

	June 2012	December 2011

Software and computer equipment	$414,170	$700,171
Less accumulated depreciation	146,027	222,543

	$268,143	$477,628

Minimum future lease payments under the capital leases as of June 30, 2012 are:
Period ending	Amount

2012 (Remaining 6 months)	$75,021
2013	150,043
2014	65,957

$291,021
Less amount representing interest	14,934

Present value of net minimum lease payments	$276,087
Less current maturities	138,908

Non-current portion	$137,179

10

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note D - Lease commitments:

The Company has non-cancelable operating leases, with renewal options, for office and warehouse facilities expiring April 2013 and August 2017.  Total rental expense was approximately $590,000 and $1,126,000  for the three and six months ended June 30, 2012. Total rental expense was approximately $503,000 and $1,005,000  for the three and six months ended June 30, 2011. Future annual minimum lease payments at June 30, 2012 are:

Year ending December 31,	Amount

2012 (Remaining 6 months)	$985,169
2013	1,790,153
2014	1,472,295
2015	1,534,756
2016	1,659,678
2017	1,106,452

$8,548,503

Note E - Deferred rent:

Rental expense under an operating lease with a stepped payment schedule is being recognized on a straight-line basis over the lease term.  A deferred lease liability arises from the timing difference in the recognition of rent expense for financial statement purposes and the actual payment of this expense.

Note F - Income taxes:

During the three and six months ended June 30, 2012 and 2011, the provision for income taxes consisted of the following:

	Three Months	Six Months	Three Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2012	2012	2011	2011
Current provision (benefit) for income taxes:
Federal	$298,419	$619,674	$247,385	$349,484
State	61,204	125,498	44,999	86,172

	$359,623	$745,172	$292,384	$435,656

Change in deferred taxes due to temporary differences and tax costs of exercise of options	(127,337)	(235,797)	(7,647)	99,255

	$232,286	$509,375	$284,737	$534,911

The Company’s effective income tax rate for 2012 and 2011 is different than what would be expected if the statutory rates were applied to income before income taxes primarily due to the inclusion of state income taxes which are based on gross margins.

11

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note F - Income taxes (continued):

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax-reporting basis of the Company’s assets and liabilities.  Deferred income taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate.  Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2012 and December 31, 2011 are presented below:

	June 30, 2012	December 31, 2011

Allowance for doubtful accounts	$1,700	$1,700
Accumulated depreciation	(1,414,251)	(1,635,400)
Deferred revenue and costs	116,325	104,000
Stock based compensation	85,423	83,100

Total	$(1,210,803)	$(1,446,600)

Current	$54,350	$45,900
Long-term	(1,265,153)	(1,492,500)

Total	$(1,210,803)	$(1,446,600)

Note G - Common stock reserved:

As of June 30, 2012 and December 31, 2011, shares of common stock were reserved for the following purposes:

	June 30, 2012	December 31, 2011

Conversion of preferred stock	985,000	985,000

Exercise of current and future grants of stock options under the 2000 stock incentive plan	77,000	77,000

Exercise of current and future grants of stock options under the 2008 stock incentive plan	292,000	292,000

	1,354,000	1,354,000

Note H - Employee stock option plan:

On September 1, 2000, the Company adopted a stock award and incentive plan (“2000 Plan”), which permits the issuance of options to selected employees and directors of the Company.  The 2000 Plan reserves 400,000 shares of common stock for grant and provides that the term of each award be determined by the Committee of the Board of Directors (“Committee”) charged with administering the 2000 Plan.  On April 15, 2008, the Company adopted a stock incentive plan (“2008 Plan”), which permits the issuance of options to selected employees, consultants and directors of the Company.  The 2008 Plan reserves 400,000 shares of common stock for grant and provides that the term of each award be determined by the Committee charged with administering the 2008 Plan.Under the terms of the Plans, options granted may be either nonstatutory options, incentive stock options or restricted stock. The exercise price, determined by the Committee, may not be less than 100% of the fair market value of a share on the date of grant and must not be less than 85% of the fair market value for nonstatutory options.  Incentive stock options granted to a person who owns more than 10% of the total combined voting power of all classes of the Company’s stock may not be less than 110% of the fair market value of a share on the date of grant.

12

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note H - Employee stock option plan (continued):

During fiscal 2010 the Company issued 64,000 shares of restricted common stock with a vesting period beginning January 1, 2011 and ending December 31, 2014.  Total compensation cost recognized for this restricted stock for the three and six months ended June 30, 2012 was $7,681 and $15,362, respectively.  Total compensation cost recognized for this restricted stock for the three and six months ended June 30, 2011 was $7,681 and $15,362, respectively.

During the three and six months ended June 30, 2012, no stock options have been granted and total compensation cost recognized from prior stock option grants totaled $9,674 and $19,349, respectively.  During the three and six months ended June 30, 2011, 42,000 and 42,000 stock options have been granted and total compensation cost recognized from current and prior stock option grants totaled $33,131 and $66,262, respectively.  As of June 30, 2012 60,000 stock options are unvested and there is $126,841 in unrecognized compensation expected to be recognized over a weighted average remaining period of 1.46 years.

Options outstanding and options exercisable at June 30, 2012 total 295,500 and 235,000, respectively. The weighted average remaining contractual term of options outstanding at June 30, 2012 is 6.94 years.  The weighted average remaining contractual term of options exercisable at June 30, 2012 is 6.73 years.

The assumptions used, and the weighted average calculated value of options granted during 2011, are as follows:

Options granted in 2011

Risk-free interest rate	0.11% - 0.25%
Expected dividend yield	0%
Expected volatility	1.00% - 1.04%
Expected life in years	5
Service period in months	36
Weighted average calculated
value of options granted	$1.42

Note I - Preferred Stock:

As of June 30, 2012 and December 31, 2011, there were 935,000 shares outstanding of Series A Convertible Preferred Stock (the Preferred Stock).  The Preferred Stock has a par value of $.01 per share and has a liquidation preference of $1 per share plus any declared but unpaid dividends. Holders of the Preferred Stock are entitled to receive, if declared by the Board of Directors, dividends at a rate determined by the Board of Directors on the same basis as the holders of common stock. The Preferred Stock is convertible into the Company’s common stock at a conversion rate of 1 to 1. The Preferred Stock is not redeemable and votes together with the common stock and not as a separate class.

13

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note J - Software development costs:

As of June 30, 2012 and December 31, 2011, software development costs are summarized as follows:

	June 30, 2012	December 31, 2011

Capitalized software development costs	$1,446,627	$1,446,627

Less accumulated amortization	474,226	233,121

	$972,401	$1,213,506

Note K - Deferred revenues and costs:

For the three and six months ended June 30, 2012 there was $353,750 and $628,750, respectively, of website implementation and migration revenues deferred and $362,374 and $602,718, respectively of deferred revenues recognized as revenues. For the three and six months ended June 30, 2011 there was $1,749,031 and $1,780,281, respectively, of website implementation and migration revenues deferred and $0 and $0, respectively of deferred revenues recognized as revenues.

For the three and six months ended June 30, 2012, there was $318,375 and $565,875, respectively of website implementation and migration costs deferred and $326,137 and $509,288 of deferred costs recognized as cost of revenues. For the three and six months ended June 30, 2012, there was $1,574,128 and $1,602,253, respectively of website implementation and migration costs deferred and $0 and $0 of deferred costs recognized as cost of revenues.

The remaining deferred revenues to be recognized as revenue and remaining deferred costs to be recognized as costs of revenues are as follows:

	Deferred revenues	Deferred costs
Year ending December 31,	to be recognized	to be recognized

2012 (Remaining 6 months)	$754,258	$678,835
2013	1,548,506	1,393,656
2014	862,223	776,001
2015	121,244	109,120
2016	115,789	104,210
2017	19,298	17,368

	$3,421,318	$3,079,190

Note L - Concentrations:

Concentrations of credit risk

Credit is extended based on an evaluation of the customer’s financial condition. The Company, in some cases, obtains a security interest in the customer’s inventory.

Concentrations of business – major customers

During the three and six months ended June 30, 2012, the Company derived approximately 52% and 47%, respectively of its revenues from three customers. During the three and six months ended June 30, 2011, the Company derived approximately 58% and 60%, respectively of its revenues from three customers. At June 30, 2012 and December 31, 2011, amounts due from these three customers included in trade accounts receivable totaled approximately $3,273,000 and $6,469,000, respectively.

14

SPEEDFC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Note M - Related party liabilities:

Period-end balances of advances due to a shareholder included in accounts payable are approximately $46,800 at June 30, 2012 and December 31, 2011

Appendix C

September 27, 2012

Board of Directors
Navarre Corporation
7400 49th Avenue North
Minneapolis, MN  55428

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth” and, for purposes of clarification, the words “we,” “our” and “us” as used herein refer to Roth) is acting as financial advisor to Navarre Corporation, a Minnesota corporation (“Parent”), in connection with a proposed merger transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Parent, SFC Acquisition Co., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SpeedFC, Inc., a Delaware corporation (“Target”).  Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Target will be merged with and into Merger Sub (the “Merger”), Target will cease to exist and Merger Sub will continue as a wholly-owned subsidiary of Parent and as the surviving corporation of the Merger.  Capitalized terms used, but not defined herein, have the meanings given to them in the Merger Agreement.

The aggregate consideration to be received by the stockholders of Target and holders of options representing the right to purchase shares of Target common stock, par value $0.01 per share (collectively, the “Target Equityholders”), pursuant to the Merger Agreement (the “Merger Consideration”) consists of (a) $25,000,000, of which $4,000,000 will be deposited into an escrow account for the purpose of satisfying indemnification obligations of the Target Equityholders, if any, and will be distributed to the Target Equityholders and/or Parent in accordance with the Merger Agreement and the escrow agreement; (b) 17,095,186 shares of common stock, no par value, of Parent (“Parent Common Stock”), which was determined by dividing (i) $25,000,000, by (ii) the Average Parent Stock Price, calculated as of the date of the Merger Agreement; and (c) an earn-out of up to $10,000,000 payable in cash and up to 3,333,333 shares of Parent Common Stock, in each case upon achievement of certain thresholds of 2012 Adjusted EBITDA.  The Merger Consideration is subject to adjustment based upon the Closing Net Working Capital and the collection of receivables of Target included in the Closing Net Working Capital, in each case as provided in the Merger Agreement.

The Board has asked us to render our opinion with respect to the fairness, from a financial point of view, to Parent of the Merger Consideration.

For purposes of this opinion, we have, among other things, reviewed a draft of the Merger Agreement received by us on September 26, 2012, and also:

(i)	reviewed certain publicly available business and financial information of Parent and Target that we believe to be relevant;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Parent and Target, respectively;

ROTH Capital Partners, LLC
888 San Clemente Drive | Newport Beach, CA 92660 | 800.678.9147 | www.roth.com |  Member FINRA/SIPC

Navarre Corporation
September 27, 2012

(iii)	reviewed 2009-2011 audited financial statements for Target;

(iv)	reviewed 2012 year-to-date auditor reviewed financial statements for Target;

(v)	reviewed certain financial forecasts relating to Target prepared by the management of Target, as adjusted by management of Parent, taking into account the Merger (the “Target Forecasts”);

(vi)	reviewed certain financial forecasts relating to Parent prepared by the management of Parent, taking into account the Merger (the “Parent Forecasts”);

(vii)
discussed the past and current operations, financial condition and prospects of each of Target and Parent with management of Target and Parent, respectively, including, without limitation, the assessments of the management of Parent as to the liquidity needs of, and financing alternatives and other capital resources available to, Parent;

(viii)	participated in certain discussions among management of Parent and Target regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

(ix)	reviewed reported prices and trading activity for Parent Common Stock that we deemed relevant;

(x)	compared the financial performance of Target with that of certain publicly traded companies we deemed relevant;

(xi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant; and

(xii)	performed such other analyses and considered such other information including financial, economic and market criteria which we deemed relevant.

In conducting our review and arriving at the opinion set forth herein, with the Board’s consent, we have not independently verified any of the foregoing information and we have assumed and relied upon all of such information, including, without limitation, representations made to us by or on behalf of Parent, being accurate and complete in all material respects, and we have further relied upon the assurances of management of Parent that they are not aware of any facts or circumstances that would make any of the information reviewed by us or the representations made to us by or on behalf of Parent inaccurate, incomplete or misleading in any material respect.  We have also assumed that there has been no material change in the respective assets, liabilities, businesses, conditions (financial or otherwise), results of operations or prospects of Target or Parent since the date of the most recent financial statements thereof made available to us.  With respect to the Target Forecasts, we have assumed, upon the advice of Target and at the direction of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Target as to the future financial performance of Target.  With respect to the Parent Forecasts, we have assumed, at the direction of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent.  We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions.  In addition, we were not requested to make, and did not make, any independent evaluation or appraisal of the solvency of Target or Parent or of any of the assets or liabilities, including, without limitation, any ongoing litigation or administrative investigations, of Target or Parent, nor have we been furnished with any such evaluation or appraisal.  In addition, we were not requested to conduct, and did not conduct, any physical inspection of the properties or facilities of Target or Parent.  This opinion should not be construed as a valuation opinion, credit rating, solvency opinion, as an analysis of Target’s or Parent’s credit worthiness or as tax or accounting advice.

Navarre Corporation
September 27, 2012

We also have assumed, with the Board’s consent, that (1) the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances, (2) the representations and warranties of each party to the Merger Agreement are true and correct, (3) each party to the Merger Agreement will perform on a timely basis all covenants and agreements required to be performed by it under the Merger Agreement, and (4) all conditions to the consummation of the Merger will be satisfied without waiver, modification or amendment thereof.  We have further assumed that the Merger Agreement when signed will conform to the draft Merger Agreement provided to us on September 26, 2012 in all respects material to our analysis, and that the Merger will be consummated in all material respects as described in the draft Merger Agreement provided to us, without waiver, modification or amendment of any of the terms thereof.  We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Parent or Target or on the contemplated benefits of the Merger.  Finally, we have assumed, with the Board’s consent, that the Merger will qualify and be treated as a tax-free reorganization for federal income tax purposes.

This opinion addresses only the fairness, from a financial point of view, to Parent of the Merger Consideration, and this opinion does not in any manner address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of Parent, or any class of such persons.  This opinion also does not address the relative merits of the Merger as compared to any alternative transaction structures, transactions or business strategies that might exist for Parent or the effects of any other transaction in which Parent might engage, nor does this opinion address, or constitute a recommendation regarding, the decision of Parent or the Board to enter into the Merger Agreement or to engage in the Merger.  This opinion is necessarily based on financial, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof.  The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this opinion is based.  We express no opinion as to the underlying valuation, future performance or long-term viability of Parent.  Further, we express no opinion as to what the value of the shares of Parent Common Stock actually will be when issued to holders of Target Common Stock pursuant to the Merger or the prices at which shares of Parent Common Stock will trade at any time.  Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion and we expressly disclaim any responsibility to do so.

We have acted as financial advisor to Parent in connection with the Merger, including related equity and/or debt financings, and will receive customary fees for our services, significant portions of which are contingent upon the consummation of the Merger and/or the related financings.  We also are entitled to receive a fee upon our rendering of this opinion.  The portion of our fee which is payable upon our rendering of this opinion to the Board is not contingent upon either the conclusion reached herein or the consummation of the Merger.  Additionally, Parent has agreed to indemnify us against certain liabilities, and to reimburse us for certain expenses, which are related to or result from our engagement.  Other than this engagement, during the two years preceding the date of this opinion, we have not had any material relationship with Parent or any other party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Navarre Corporation
September 27, 2012

Roth, as part of its investment banking business, is regularly engaged in the valuation of entities’ businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates are currently providing and may in the future provide investment banking and other financial services to Parent and its affiliates for which we and our affiliates expect and would expect to receive compensation.  We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including, without limitation, bank loans and other obligations) of Parent, and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this letter is solely for the use, benefit and information of the Board in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.  However, this opinion may be included in its entirety in any proxy statement distributed to stockholders of Parent in connection with the Merger or other document required by law or regulation to be filed with the U.S. Securities and Exchange Commission in connection therewith, and Parent may summarize or otherwise reference the existence of this opinion in such documents; provided that any such summary or reference language will be subject to our prior approval.  Except as described above, this opinion may not be relied upon by any person or used for any purpose, nor may this letter or any other advice or information provided by Roth, whether oral or written, be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, at any time, in any manner or for any purpose without our prior written consent.  This opinion should not be construed as creating any fiduciary duty on the part of Roth to Parent, the Board, the stockholders of Parent or any other party.

The issuance of this opinion was approved by an authorized internal committee.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair to Parent, from a financial point of view.

Very truly yours,

/s/ Roth Capital Partners, LLC

Roth Capital Partners, LLC

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Shareholders to be held

November 8, 2012
3:00 p.m. CST

7400 49th Avenue North
Minneapolis, Minnesota  55428

Navarre Corporation
7400 49th Avenue North
Minneapolis, Minnesota  55428
proxy

The undersigned, revoking all prior proxies, hereby appoints Richard S Willis and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on _______, 2012, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, November 8, 2012, or at any adjournment thereof, upon the matters stated on the reverse of this proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

The Proxy Statement and the Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2012, are available for view at http://www.navarre.com/Investors/

See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CST) on November 7, 2012.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CST) on November 7, 2012.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

1.  Electing the following directors for the terms described in the accompanying Proxy Statement:

01 Frederick C. Green IV	03 Richard S Willis	☐	Vote FOR all	☐	Vote WITHHELD
02 Bradley J. Shisler			nominees except indicated below		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends you vote FOR all nominees.

2 Ratifying the appointment of Grant Thornton LLP.	☐FOR	☐AGAINST	☐ABSTAIN

3  Approving, on an advisory basis, the compensation of our named executive officers for FY2012 as disclosed in the accompanying
Proxy Statement (Say on Pay):
☐FOR	☐AGAINST	☐ABSTAIN

4  Consenting to issuance of up to _________ shares of Company common stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market:
☐FOR	☐AGAINST	☐ABSTAIN

5.  Adjourning the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of the common stock of Navarre Corporation:
☐FOR	☐AGAINST	☐ABSTAIN
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

In their discretion, and in accordance with their best judgment, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2, 3, 4 and 5.

Address Change?  Mark Box ☐     Indicate changes below

Dated:

Signature(s)
Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.